   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997
                                                    REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           PLASTIC CONTAINERS, INC.
             (EACH NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                     3085                     13-3632393
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                      CONTINENTAL PLASTIC CONTAINERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER
         DELAWARE                     3085                     06-1056158
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                     CONTINENTAL CARIBBEAN CONTAINERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                     3085                    66-0342024
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                           PLASTIC CONTAINERS, INC.
                                ONE AERIAL WAY
                            SYOSSET, NEW YORK 11791
                                (516) 822-4940
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               ABDO YAZGI, ESQ.
                                   SECRETARY
                           PLASTIC CONTAINERS, INC.
                                ONE AERIAL WAY
                            SYOSSET, NEW YORK 11791
                                (516) 822-4940
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
                           VINCENT MONTE-SANO, ESQ.
                           CARTER, LEDYARD & MILBURN
                                 2 WALL STREET
                           NEW YORK, NEW YORK 10005
                                (212) 732-3200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Exchange Offer described herein.

  IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS A COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
  TITLE OF EACH CLASS                     MAXIMUM      AGGREGATE
  OF SECURITIES TO BE     AMOUNT TO BE OFFERING PRICE   OFFERING      AMOUNT OF
       REGISTERED          REGISTERED     PER UNIT       PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------
10% Senior Secured Notes
 due 2006, Series B....   $125,000,000      100%      $125,000,000    $37,878.79
-----------------------------------------------------------------------------------
Guarantees of 10% Senior
 Secured Notes due 2006,
 Series B..............        (1)           (1)           (1)           -0-  (1)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the Guarantees is payable.

                               ----------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 17, 1997
PROSPECTUS

[LOGO]                      PLASTIC CONTAINERS, INC.


                             OFFER TO EXCHANGE ITS
            10% SENIOR SECURED NOTES DUE 2006, SERIES B, WHICH HAVE
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                  10% SENIOR SECURED NOTES DUE 2006, SERIES A,
                       WHICH HAVE NOT BEEN SO REGISTERED

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON         , 1997, UNLESS EXTENDED.
                                  ----------
  Plastic Containers Inc., a Delaware corporation ("PCI" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus the "Exchange Offer"), to exchange $1,000 principal amount of its 10% Senior Secured Notes due 2006, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount of its outstanding 10% Senior Secured Notes due 2006, Series A (the "Old Notes"), of which $125,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Senior Secured Notes."
  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the
date the Exchange Offer expires, which will be                , 1997, unless
the Exchange Offer is extended (the latest date to which the Exchange Offer is extended being herein referred to as the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000.
  The New Notes upon issuance will be senior secured obligations of the Company evidencing the same debt as the Old Notes tendered in exchange therefor, and will be entitled to the benefits of the same Indenture (as defined herein), which governs both the Old Notes and the New Notes. The New Notes are in all material respects identical to the Old Notes except that the New Notes have been registered under the Securities Act whereas the Old Notes were not. Accordingly, the New Notes will not in general be subject to the restrictions on resale applicable to the Old Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."
  The Old Notes and the New Notes constitute new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes or tendered but unaccepted Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and PCI will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them, except if a holder of Old Notes shall notify the Company, within 20 business days following the consummation of the Exchange Offer, that (i) such holder was prohibited by law or the policy of the Securities and Exchange Commission (the "Commission") from participating in the Exchange Offer, or (ii) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and this Prospectus (including any amendment or supplement thereto) is not appropriate or available for such resales by such holder. See "Registration Rights."
  The New Notes will bear interest at a rate of 10% per annum from the Expiration Date, the date of their original issuance. Interest on the New Notes will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1997. Holders of Old Notes that are accepted for exchange will receive accrued interest thereon to the date of issuance of the New Notes at a rate of 10% per annum. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

  The Senior Secured Notes will mature on December 15, 2006. Except as set forth below, the Senior Secured Notes will not be redeemable prior to December 15, 2001. Thereafter, the Senior Secured Notes will be redeemable, in whole or in part, at the option of PCI at an initial price of 105% of the principal amount thereof, declining ratably thereafter per annum to 100% on and after December 15, 2004, plus in each case accrued and unpaid interest to the date of redemption. In addition, on or prior to December 15, 1999, the Company may apply the net cash proceeds of a Public Equity Offering (as defined) which yields gross proceeds of $15.0 million or more to redeem up to $40.0 million of the aggregate principal amount of the Senior Secured Notes at a redemption price of 109% of the principal amount thereof to be redeemed plus accrued and unpaid interest, if any, to the date of redemption, provided that at least $85.0 million aggregate principal amount of Senior Secured Notes remains outstanding immediately after such redemption and any such redemption occurs not more than 120 days after the consummation of any such Public Equity Offering. In the event of a Change of Control (as defined herein), PCI will be obligated to make an offer to repurchase all outstanding Senior Secured Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. Also, the Company will be obligated in certain instances to make offers to purchase Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. See "Description of Senior Secured Notes."
  The New Notes, like the Old Notes, (i) will be unconditionally guaranteed (the "Guarantees"), jointly and severally, by the Company's wholly-owned subsidiaries, Continental Plastic Containers, Inc. ("CPC") and Continental Caribbean Containers, Inc. ("Caribbean") (collectively, the "Guarantors" or the "Continental Plastic Container Companies"), and (ii) will be secured by a lien on and security interest in all of the issued and outstanding capital stock of the Guarantors and substantially all of the assets and properties owned by the Company and the Guarantors other than accounts receivable, inventory and certain equipment securing capital lease obligations (the "Collateral"). The New Notes will rank pari passu in right of payment with the Old Notes and all other unsubordinated indebtedness of the Company, and the Guarantees will rank pari passu in right of payment with all unsubordinated indebtedness of CPC and Caribbean, respectively. As of September 30, 1996, after giving effect to the Refinancing (as defined herein), the aggregate outstanding principal amount of the Company's indebtedness would have been approximately $130.3 million. See "Capitalization."
  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SENIOR SECURED NOTES.
  Each broker-dealer that receives New Notes pursuant to the Exchange Offer in exchange for Old Notes being held for its own account as a result of market-making or other trading activities may be a statutory underwriter for purposes of the Securities Act, and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to be admitting that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales of New Notes received by it in exchange for Old Notes so held. See "Plan of Distribution."

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO   THE  CONTRARY  IS  A
            CRIMINAL OFFENSE.

                                  ----------
            THE DATE OF THIS PROSPECTUS IS                  , 1997.

                             AVAILABLE INFORMATION

  The Company has filed a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules thereto and any amendments thereof, as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.

  PCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information, as well as the Registration Statement, can be inspected and copied at the Public Reference Section of the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports and information and the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports and other information regarding registrants (such as PCI) that file electronically with the Commission. The address of such site is http://www.sec.gov.

  The Company intends to furnish the holders of Senior Secured Notes with its Annual Reports on Form 10-K containing financial information which will be examined and reported upon, with an opinion expressed by, an independent certified public accountant.

  For so long as any Old Notes remain outstanding, and during any period in which the Company and the Guarantors are not subject to Section 13 or 15(d) of the Exchange Act, the Company and the Guarantors will make available, upon request, to any registered holder or beneficial owner of Old Notes in connection with any prospective resale of Old Notes pursuant to Rule 144A under the Securities Act, and to any prospective purchaser designated by such holder or beneficial owner, the information required by Rule 144A(d)(4).

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, references to "PCI" or the "Company" refer to Plastic Containers, Inc. and its subsidiaries on a consolidated basis, and references to the "Continental Plastic Container Companies" refer jointly to the Company's subsidiaries, Continental Plastic Containers, Inc. ("CPC") and Continental Caribbean Containers, Inc. ("Caribbean"). Certain capitalized terms in this summary are defined elsewhere in this Prospectus. See, in particular, "Description of Senior Secured Notes--Certain Definitions."

                                  THE COMPANY

GENERAL

  Plastic Containers, Inc. is a leader in developing, manufacturing and marketing a wide range of custom extrusion blow-molded plastic containers for food and juice, household chemicals, automotive products and motor oil, industrial and agricultural chemicals, and hair care products. The Company manufactures single and multi-layer containers, primarily from high density polyethylene ("HDPE") and polypropylene ("PP") resins, ranging in size from two ounces to two and one-half gallons. Management believes that, based on revenues, the Company is among the largest U.S. manufacturers of extrusion blow-molded plastic containers for (i) food and juice, (ii) automotive motor oil and (iii) household chemical products. For the twelve months ended September 30, 1996, the Company had net sales and pro forma EBITDA (as defined) of $259.5 million and $29.6 million, respectively.

  In 1995, PCI sold over 1.4 billion containers to national consumer product companies, including Clorox, Coca-Cola Foods, Colgate-Palmolive, Lever Brothers, Mobil Oil, Pace Foods, Pennzoil, Procter & Gamble, Quaker Oats and Quaker State. The Company often is the sole supplier of a customer's container requirements for specific product categories or for particular container sizes. The Company has long-standing relationships with most of its customers and has long-term contractual agreements with remaining terms of up to six years with customers who represent approximately $237 million, or 86%, of the Company's fiscal 1995 dollar sales volume. All of these contracts provide for changes in raw material prices to be passed through to the customer.

  The principal executive offices of the Company are located at One Aerial Way, Syosset, New York 17791, telephone number (516) 822-4940. The principal executive offices of the Continental Plastic Container Companies are located at 301 Merritt 7 Corporate Park, Norwalk, Connecticut 06856, telephone number
(203) 750-5800.

                                THE REFINANCING

  The Company recently engaged in a series of related transactions (collectively, the "Refinancing") comprised of (i) the offer and sale of the Old Notes (the "Old Note Offering"), (ii) a cash tender offer (the "Tender Offer") to purchase any and all of the Company's $104.7 million aggregate principal amount of outstanding 10 3/4% Senior Secured Notes Due 2001 (the "10 3/4% Notes"), (iii) the discharge of all 10 3/4% Notes not purchased in the Tender Offer (the "Redemption"), (iv) a sale/leaseback financing for approximately $40.6 million (the "Sale/Leaseback") involving plastic container manufacturing and ancillary equipment and a mortgage on one facility, and (v) a $30.0 million loan (the "Continental Can Loan") by PCI to Continental Can Company, Inc. ("Continental Can"), which prior to the Refinancing owned a 50% equity interest in PCI and which used the proceeds of the Continental Can Loan to acquire an additional 34% equity interest in PCI, thereby increasing its ownership to 84%. See "The Refinancing" and "Ownership of PCI."

                               THE EXCHANGE OFFER

The Exchange Offer........  The Company is offering to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes that is properly tendered and accepted. As of the date of this Prospectus, $125,000,000 aggregate principal amount of Old Notes was outstanding. See "The Exchange Offer."

                            Based on interpretations given by the staff of the Commission in no-action letters issued to persons other than the Company, management of the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or certain broker-dealers and their affiliates) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

Expiration Date...........  The Exchange Offer will expire at 5:00 p.m., New
                            York City time, on              , 1997, unless
                            extended. The term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be deemed to be issued on the Expiration Date and will be delivered promptly following the Expiration Date.

Interest on the New Notes
 and Old Notes............  Each New Note will bear interest from the
                            Expiration Date and interest on the Old Notes accepted for exchange will cease to accrue on the Expiration Date. Holders of Old Notes that are accepted for exchange will receive accrued interest on the Old Notes at the rate of 10% per annum from the date of original issuance of the Old Notes (December 17, 1996) through the Expiration Date, payable on June 15, 1997 with the first interest payment on the New Notes, and will receive accrued interest on the New Notes at the rate of 10% per annum from and after the Expiration Date.

Condition to the Exchange   The Company may terminate the Exchange Offer if it
 Offer....................  determines that its ability to proceed with the
                            Exchange Offer is prohibited or could be materially impaired by any legal or governmental action, any law, statute, rule or regulation or any interpretation thereof by the staff of the Commission. The Company does not expect any of the foregoing to occur, although there can be no assurances that any such condition will not occur.
                            See "The Exchange Offer--Condition to the Exchange
                            Offer."

Procedures for              For Old Notes to be validly tendered pursuant to
 Tendering................  the Exchange Offer, either (i) book-entry confirmation of a valid book-entry transfer must be received by the Exchange Agent prior to the expiration of the Exchange Offer, or (ii) a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the registered holder of such Old Notes, together with the certificates for the Old Notes tendered and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent prior to the expiration of the Exchange Offer at one of its addresses set forth herein under the caption "The Exchange Offer--Exchange Agent." No provision has been made for the delayed guaranteed delivery of Old Note certificates. See "The
                            Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners........  Any person who is a beneficial owner of Old Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender Old Notes in the Exchange Offer, should contact such nominee promptly with instructions to tender such Old Notes on such beneficial owner's behalf. If a beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain and submit a properly completed endorsement or bond power from the registered holder. The transfer of registered ownership may take considerable time and may be difficult to complete prior to the expiration of the Exchange Offer.

Withdrawal Rights.........
                            Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth in "The Exchange Offer--Withdrawal Rights."

Certain Federal Income
 Tax Considerations.......  For a general discussion of the Federal income tax consequences of exchanging Old Notes for New Notes, see "Certain Tax Consequences."

Exchange Agent............  United States Trust Company of New York is the
                            Exchange Agent. The addresses and telephone numbers of the Exchange Agent are set forth under the caption "The Exchange Offer--Exchange Agent."

                        SUMMARY OF TERMS OF SENIOR NOTES

  The Exchange Offer relates to $125,000,000 aggregate principal amount of New Notes. The form and terms of the New Notes will be in all material respects identical to the form and terms of the Old Notes. However, the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes tendered in exchange therefor, will be issued under, and entitled to the benefits of, the same Indenture and will be treated as a single class thereunder with the Old Notes. See "Description of Senior Notes."

Securities Offered........  $125,000,000 aggregate principal amount of 10%
                            Senior Secured Notes due 2006, Series B.

Maturity..................  December 15, 2006.

Interest Payment Dates....  Interest will accrue from the date of issuance and will be payable semi-annually on each June 15 and December 15, commencing June 15, 1997.

Optional Redemption.......  Except as described below, the Senior Secured Notes will not be redeemable by PCI prior to December 15, 2001. On or after that date, the Senior Secured Notes may, subject to certain requirements, be redeemed at the option of PCI, in whole or in part, at an initial price of 105% of the principal amount thereof, declining ratably thereafter per annum to 100% on and after December 15, 2004, plus in each case accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to December 15, 1999, PCI may, subject to certain requirements, redeem up to $40.0 million of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds of a Public Equity Offering (as defined herein) which yields gross proceeds of $15.0 million or more, at a redemption price equal to 109% of the principal amount thereof to be redeemed plus accrued and unpaid interest, if any, to the redemption date, provided that immediately following such redemption, not less than $85.0 million aggregate principal amount of the Senior Secured Notes remain outstanding and any such redemption occurs not more than 120 days after the consummation of any such Public Equity Offering. See "Description of Senior Secured Notes--Redemption."

Change of Control.........  In the event of a Change of Control, the Company will be obligated to make an offer to repurchase all outstanding Senior Secured Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Senior Secured Notes--Change of Control."

Asset Sale Proceeds.......  The Company will be obligated in certain circumstances to make offers to purchase Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase, with a portion of the net cash proceeds of certain sales or other dispositions of assets. See "Description of Senior Secured Notes--Certain Covenants--Disposition of Proceeds of Asset Sales."

Ranking and Guarantees....  The Senior Secured Notes are senior obligations of the Company ranking senior in right of payment to the Company's subordinated indebtedness, if any, and pari passu in right of payment with all unsubordinated indebtedness of the Company, including indebtedness under the Company's $50.0 million revolving credit facility (the "Revolving Credit Facility"). The Senior Secured Notes are unconditionally guaranteed, jointly and severally, by CPC and Caribbean. The Guarantees rank pari passu with the Guarantors' guarantees of the Revolving Credit Facility and all other unsubordinated indebtedness of the Guarantors. See "Capitalization," "Description of Senior Secured Notes--Ranking and Guarantees" and "Description of the Revolving Credit Facility."

Security..................  The Senior Secured Notes are secured by a lien on and security interest in (i) all of the issued and outstanding capital stock of the Guarantors, (ii) the promissory note evidencing the Continental Can Loan and (iii) substantially all of the assets and properties owned by the Company and the Guarantors (after giving effect to the Refinancing) other than accounts receivable, inventory and certain equipment securing capital lease obligations (the "Collateral"). See "Description of Senior Secured Notes--Security" and "The Refinancing."

Certain Covenants.........  The Indenture (as defined herein) contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) create or agree to liens on their assets, (iii) make certain investments or loans, (iv) pay dividends and certain other distributions to shareholders, or make certain Restricted Payments, (v) enter into mergers, consolidations or sales of all or substantially all of their assets, (vi) make Asset Sales, (vii) enter into transactions with the Company's affiliates, and (viii) engage in sale-leaseback transactions. See "Description of Senior Secured Notes--Certain Covenants."

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange of New Notes for Old Notes pursuant to the Exchange Offer. The aggregate net proceeds from the Sale/Leaseback and the Old Note Offering were approximately $160.6 million, and were used (i) to repurchase any and all of the 10 3/4% Notes pursuant to the Tender Offer and effect the Redemption, (ii) to make the Continental Can Loan, and (iii) to repay amounts outstanding under the Revolving Credit Facility. The balance of such net proceeds is being used for general corporate purposes, including working capital. See "Use of Proceeds."

Comparison of New Notes
 with Old Notes...........  The New Notes will be identical to the Old Notes except that the New Notes have been registered under the Securities Act and in general may be reoffered and resold by the holders (other than "affiliates" of the Company and certain broker-dealers and their affiliates) without restrictions or limitations under such Act. The Letter of Transmittal includes representations by the tendering holder that, among other things, (i) the New Notes to be received pursuant to the Exchange Offer are being acquired in the ordinary course of the business of the person receiving such New Notes, (ii) neither such holder nor any such other person has an arrangement or understanding to participate in the distribution of such New Notes and (iii) neither such holder nor any such other person is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company. In the case of a broker-dealer that receives New Notes for its own account in exchange for Old Notes which were acquired by it as a result of market-making or other trading activities, the Letter of Transmittal also includes an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with the resale by it of New Notes received pursuant to the Exchange Offer. See the "Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering" and "Plan of Distribution."

Registration Rights.......
                            The Company entered into a Registration Rights Agreement for the benefit of all holders of Old Notes, in which it agreed to make the Exchange Offer. The Registration Rights Agreement provides that if the Company fails to consummate the Exchange Offer on or prior to June 16, 1997, the Company will file a shelf registration statement (the "Shelf Registration Statement") to cover resales of Senior Secured Notes by holders who provide certain information required for inclusion in the Shelf Registration Statement, and who agree to be bound by the terms of the Registration Rights Agreement. Upon a Registration Default (as defined herein), the Company will be required to pay certain Liquidated Damages to the affected holders of Senior Secured Notes. See "Registration Rights."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The summary financial data under the captions "Statement of Operations Data" and "Balance Sheet Data" set forth below are derived from, and should be read in conjunction with, the Company's audited and unaudited consolidated financial statements and the related notes thereto appearing elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following historical financial data of PCI for the nine months ended September 30, 1995 and 1996, and for the twelve months ended September 30, 1996, are unaudited; in the opinion of management, however, such data reflect all adjustments which are necessary for a fair presentation. For a discussion of the assumptions on which "Pro Forma Data" below is based, see "Unaudited Pro Forma Data."

                                 YEAR ENDED            NINE MONTHS ENDED      TWELVE
                                DECEMBER 31,             SEPTEMBER 30,     MONTHS ENDED
                         ----------------------------  ------------------  SEPTEMBER 30,
                           1993      1994      1995      1995      1996        1996
                                 (DOLLARS IN THOUSANDS; UNITS IN MILLIONS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales.............. $207,035  $230,480  $277,061  $213,810  $196,232    $259,483
 Gross profit...........   31,580    37,900    39,393    29,028    30,455      40,820
 Selling, general and
  administrative ex-
  penses................   27,820    28,480    30,059    22,457    21,670      29,272
 Plant rationalization
  and realignment.......     (134)      855       (98)      --      1,500       1,402
 Operating income.......    3,894     8,565     9,432     6,571     7,285      10,146
 Interest expense,
  net...................   11,929    11,629    11,586     8,604     9,544      12,526
 Net earnings (loss) ...   (6,709)   (2,525)     (225)   (1,816)     (493)      1,098
OTHER DATA:
 EBITDA(1).............. $ 29,489  $ 34,477  $ 33,367  $ 24,736  $ 26,663    $ 35,294
 Selling, general and
  administrative
  expenses as a
  percentage of net
  sales.................     13.4%     12.4%     10.8%     10.5%     11.0%       11.3%
 Depreciation and amor-
  tization.............. $ 25,729  $ 25,057  $ 24,033  $ 18,165  $ 17,878    $ 23,746
 Units shipped..........    1,227     1,316     1,452     1,106     1,130       1,476
 Capital expenditures:
  Maintenance........... $  5,008  $  3,639  $  6,607  $  5,750  $  4,694    $  5,551
  Growth................   11,067    11,300    24,086    18,252    13,748      19,582
                         --------  --------  --------  --------  --------    --------
   Total................ $ 16,075  $ 14,989  $ 30,693  $ 24,002  $ 18,442    $ 25,133
                         ========  ========  ========  ========  ========    ========
PRO FORMA DATA:(2)
 EBITDA.................      --        --   $ 27,640  $ 20,440  $ 22,367    $ 29,567
 Cash interest expense,
  net(3)................      --        --     11,669     8,666     9,346      12,349
 Ratio of EBITDA to
  cash interest ex-
  pense, net............      --        --        2.4x      2.4x      2.4x        2.4x
 Ratio of net debt to
  EBITDA................      --        --        --        --        --          4.2

                                                           SEPTEMBER 30, 1996
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(4)
BALANCE SHEET DATA:
 Working capital(5)....................................  $ 13,038    $ 18,666
 Property, plant and equipment, net....................   142,480     101,914
 Total assets..........................................   220,533     205,369
 Total debt (including current portion)................   119,850     130,330
 Stockholders' equity..................................    36,977      16,961

--------------------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, plant rationalization and realignment costs, the non-cash portion of rental expense, and other income/expense. EBITDA does not represent, and should not be considered as an alternative to, net income or cash from operations as determined by generally accepted accounting principles. Management, however, believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness.
(2) Gives pro forma effect to the Refinancing and the application of the net proceeds therefrom, as if each transaction in the Refinancing had taken place at the beginning of the period presented.
(3) Cash interest expense is shown net of cash interest income.
(4) As adjusted to reflect the Refinancing and the application of the net proceeds therefrom, as if each transaction in the Refinancing had taken place on September 30, 1996.
(5) Working capital represents current assets minus current liabilities, excluding cash and cash equivalents, the current portion of long-term debt, and short-term debt.

                                 RISK FACTORS

  Prospective purchasers of the Senior Secured Notes offered hereby should consider the specific factors set forth below as well as the other information set forth in this Offering Memorandum.

OUTSTANDING INDEBTEDNESS OF THE COMPANY

  The Company has significant amounts of outstanding indebtedness. As of September 30, 1996, after giving effect to the Refinancing, the aggregate outstanding principal amount of the Company's indebtedness would have been approximately $130.3 million. For the year ended December 31, 1995, on a pro forma basis, the Company's earnings would have been insufficient to cover fixed charges by $3.4 million. The Company's obligations to make principal and interest payments on outstanding indebtedness, and to comply with the covenants in the indenture relating to the Senior Secured Notes (the "Indenture"), will have several important effects on its future operations, including the following: (i) the portion of the Company's cash flow from operations which will be dedicated to the payment of interest on its indebtedness will not be available for other purposes; (ii) the financial covenants and other restrictions contained in the Revolving Credit Facility documents and the Indenture will require the Company to meet certain financial tests and will limit its ability to borrow additional funds or to dispose of assets; and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, general corporate purposes or other purposes may be impaired. Additionally, the Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. An inability of the Company to meet the financial covenants under the Revolving Credit Facility could result in an acceleration of amounts due thereunder.

  While no assurance can be given that the Company will maintain a level of cash flow from operations sufficient to permit it to service its indebtedness and pursue its operating strategies, management believes that, based on current and anticipated levels of operations, the Company's cash flow from operations, together with its other available sources of liquidity, will be adequate to service its indebtedness (including the Senior Secured Notes), to permit anticipated capital expenditures and to fund anticipated working capital requirements for the foreseeable future.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  The Company's three largest customers currently, Procter & Gamble, Coca-Cola Foods and Mobil Oil, accounted respectively for approximately 27%, 11% and 5% of net sales in 1995 and approximately 28%, 13% and 10% of net sales in the first nine months of 1996. Although the Company has long-standing relationships with these customers, the loss of one or more of them could have a material adverse effect on the Company's operating results.

POSSIBLE CONSEQUENCES OF A CHANGE OF CONTROL OFFER

  Although the Indenture requires PCI to make an offer (a "Change of Control Offer") to repurchase the Senior Secured Notes upon the occurrence of a Change of Control (as defined), there can be no assurance that, if a Change of Control were to occur, PCI would have sufficient funds at that time to pay the purchase price for all Senior Secured Notes, or would be able to obtain the financing necessary to meet such repurchase obligation. In addition, the existence of a Change of Control (or the financial effect of consummating a Change of Control Offer) would constitute a default under the Revolving Credit Facility. Furthermore, PCI's ability to purchase Senior Secured Notes could be limited by future borrowing agreements. See "Description of Senior Secured Notes--Change of Control."

SECURITY FOR THE SENIOR SECURED NOTES

  Each of CPC and Caribbean has issued a Guarantee of the obligations of the Company under the Senior Secured Notes, and has pledged, as security for its Guarantee obligations, substantially all of its owned real and personal property, other than accounts receivable, inventory and certain equipment securing capital lease obligations. The net book value of the Collateral (excluding the promissory note evidencing the Continental Can Loan (the "Continental Can Note") and the stock of the Guarantors) as of September 30, 1996, was approximately $91.1 million. There can be no assurance that the proceeds from the sale or sales of the Collateral securing the Guarantees would be sufficient to satisfy the amounts due on the Senior Secured Notes in the event of a default. In addition, the ability of the holders of Senior Secured Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. The Collateral release provisions of the Indenture permit the release of Collateral for the Senior Secured Notes without substitution of collateral of equal value under certain limited circumstances. See "Description of Senior Secured Notes-- Security," "--Possession, Use and Release of Collateral," and "--Certain Bankruptcy Limitations."

FRAUDULENT CONVEYANCE STATUTES

  As a holding company with no operations of its own and only limited assets, the Company is dependent upon distributions of the earnings of the Guarantors to service its debt obligations. Although holders of Senior Secured Notes are direct creditors of the Guarantors by virtue of the Guarantees, existing or future creditors of the Guarantors could avoid or subordinate the Guarantees (and the mortgages and liens securing the Guarantees) under fraudulent conveyance laws if they were successful in establishing that (i) the Guarantees were incurred with fraudulent intent or (ii) either of the Guarantors did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and that it (w) was insolvent at the time of such issuance, (x) was rendered insolvent by reason of such issuance, (y) was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business or (z) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured. Management of the Company and the Guarantors believe that the Guarantors (w) were solvent at the time of the issuance of the Guarantees, (x) were not rendered insolvent by reason of such issuance, (y) were not at the time of such issuance, and are not, engaged in a business or transaction for which their assets constitute unreasonably small capital to carry on their businesses and (z) did not then intend to incur, or will incur, debts beyond their ability to pay such debts as they mature.

  The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

ABSENCE OF PUBLIC MARKET FOR THE SENIOR SECURED NOTES; RESTRICTIONS ON
TRANSFER

  The Senior Secured Notes constitute a new issue of securities for which there is currently no established market, and there can be no assurance as to the liquidity of markets that may develop for the Senior Secured Notes, the ability of holders of the Senior Secured Notes to sell them or the price at which such holders would be able to sell their Senior Secured Notes. If such markets were to exist, the Senior Secured Notes could trade at prices that may be higher or lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. The Old Notes are currently eligible for trading in the PORTAL market.

  The Old Notes were offered in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. Therefore, the Old Notes may be transferred or resold only in transactions registered under or exempt from the Securities Act and applicable state securities laws. If issued in the Exchange Offer, the New Notes generally may be resold or otherwise transferred by each holder without the requirement of further registration or other restriction. The New Notes, however, also will constitute a new issue of securities with no established trading market. The Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the New Notes, or, in the case of non-tendering holders of Old Notes, the trading market for the Old Notes following the Exchange Offer.

                                THE REFINANCING

  The Company recently engaged in a series of related transactions (collectively, the "Refinancing") comprised of the Old Note Offering, the Tender Offer, the Redemption, the Sale/Leaseback and the Continental Can Loan.

THE TENDER OFFER

  On October 24, 1996 the Company commenced the Tender Offer to purchase for cash any or all, but not less than two-thirds in aggregate principal amount, of its $104.7 million aggregate principal amount of outstanding 10 3/4% Notes. The Tender Offer, which expired on December 9, 1996, included the solicitation of consents to a proposed amendment to the discharge provisions of the indenture relating to the 10 3/4% Notes (the "10 3/4% Note Indenture"). The Company received tenders and consents representing $101.7 million of the aggregate principal amount of the outstanding 10 3/4% Notes.

THE REDEMPTION

  Since the Company purchased less than 100% of the outstanding 10 3/4% Notes pursuant to the Tender Offer, on December 17, 1996, the Company effected a discharge of its obligations under the 10 3/4% Note Indenture (the "Discharge"). As a result of the Discharge, the Company and the Guarantors were released from their respective obligations under all restrictive covenants and most other provisions of the 10 3/4% Note Indenture, and the collateral securing the 10 3/4% Notes was released. Certain of such collateral was thereupon pledged to secure on a first priority basis the Old Notes immediately upon their issuance on December 17, 1996.

  Concurrently with and as part of the Discharge, the Company deposited with the trustee under the 10 3/4% Note Indenture cash sufficient to effect the redemption, on April 1, 1997, of all the 10 3/4% Notes not purchased pursuant to the Tender Offer, at a redemption price of 100% of the principal amount of such 10 3/4% Notes, pursuant to the mandatory redemption provisions of the 10 3/4% Note Indenture, together with accrued and unpaid interest to such date.

THE SALE/LEASEBACK

  On December 17, 1996, CPC consummated a sale to General Electric Capital Corporation ("GECC") and certain other financial institutions, and the leaseback to CPC (the "Leases"), of all plastic container manufacturing and ancillary equipment (the "Equipment") located in CPC's facilities in Baltimore, Maryland; Cincinnati, Ohio; Elk Grove, Illinois; DuPage, Illinois; and Houston, Texas. CPC's obligations under the Leases are guaranteed by the Company. The proceeds to the Company from the Sale/Leaseback were approximately $40.6 million. CPC's obligations under the Sale/Leaseback are secured by an assignment of all ground leases for such facilities leased by CPC (Cincinnati, Elk Grove, DuPage and Houston), a first mortgage on the real property at CPC's Baltimore facility, a subordinated security interest in the Continental Plastic Container Companies' accounts receivable and inventories and in the Continental Can Note, a security interest in certain machinery currently leased by GECC to CPC and, when unencumbered, a security interest in certain equipment currently securing capital lease obligations. In connection with the Sale/Leaseback, CPC is obligated to deliver certain waivers from the landlords and mortgagees of the facilities where the Equipment is located, and in the event that CPC fails to deliver such waivers for two specified facilities by June 1998, if the lessor so elects, CPC must repurchase the Equipment located at such facilities.

  The terms of the Leases range from 88 months to 109 months, subject to options of CPC to repurchase the Equipment after 78 months and 83 months for an aggregate of approximately $19.2 million. CPC's monthly cash rental payments under the Sale/Leaseback are approximately $0.5 million.

THE CONTINENTAL CAN LOAN

  The Company has 100 shares of common stock outstanding (the "PCI Shares"). Prior to December 17, 1996, 50 PCI Shares were owned by Continental Can and 50 shares were owned by Merrywood, Inc. ("Merrywood"), a corporation which is one-third owned by Jose Luis Zapata (a director of Continental Can, PCI and each of the Guarantors) and one-third owned by Cayo Zapata (who was, until October 22, 1996, a director of Continental Can, PCI and each of the Guarantors). See "Management." Continental Can was contractually obligated to purchase 34 PCI Shares from Merrywood on or prior to February 7, 1997, for $30.0 million in cash, and to purchase Merrywood's remaining 16 PCI Shares on or prior to December 31, 2000, for approximately $15.4 million plus certain interest accruing from December 1, 1996.

  Continental Can purchased the 34 PCI Shares in December 1996 and borrowed from PCI the $30.0 million purchase price. Simultaneously with such purchase, Continental Can granted Merrywood a security interest in the 84 PCI Shares which Continental Can now owns, as security for the performance by Continental Can of its obligations under its agreement with Merrywood. See "Ownership of PCI."

  The Continental Can Loan is for a term of 10 1/2 years from the closing date of the Refinancing (December 17, 1996) and accrues interest, payable at maturity, at an annual rate of 6.9%, compounded semi-annually. The note evidencing the Continental Can Loan has been pledged by PCI as part of the Collateral securing the Senior Secured Notes.

                                USE OF PROCEEDS

  There will be no cash proceeds to the Company from the exchange of New Notes for Old Notes pursuant to the Exchange Offer. The aggregate net proceeds received by the Company from the Old Note Offering and the Sale/Leaseback were approximately $160.6 million after the deduction of fees and expenses relating to the Refinancing. The Company applied (a) $112.5 million of such net proceeds to repurchase any or all of the 10 3/4% Notes pursuant to the Tender Offer at a price of 105.2% of principal amount plus accrued and unpaid interest, and pursuant to the subsequent Redemption of 10 3/4% Notes which were not tendered or purchased in the Tender Offer, (b) $30.0 million of such net proceeds to make the Continental Can Loan, and (c) approximately $7.3 million of such net proceeds to repay borrowings currently outstanding under the Revolving Credit Facility (the current interest rate on such borrowings is 8.5%). The balance of such net proceeds is being used for general corporate purposes, including working capital.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company on December 17, 1996, to Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and Societe Generale Securities Corporation (collectively, the "Initial Purchasers") for resale in transactions exempt from the registration requirements of the Securities Act. In connection with the sale of the Old Notes, the Company, the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement dated December 11, 1996 (the "Registration Rights Agreement"), which requires the Company to use its best efforts to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which may be reoffered and resold without restrictions or limitations under the Securities Act by those holders who duly exchange Old Notes under the Exchange Offer and make certain representations required in the Letter of Transmittal. The Exchange Offer is being made to satisfy in part the Company's obligations under the Registration Rights Agreement. See "Registration Rights." A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Based on interpretations by the staff of the Commission set forth in no-action letters addressed to Exxon Capital Holdings Corporation (April 13,
1988), Morgan Stanley & Co. Incorporated (June 5, 1991), Shearman & Sterling (July 2, 1993) and Grupo Financiero InverMexico, S.A. (April 4, 1995), management of the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may in general be offered for resale, resold and otherwise transferred by any holder of such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. However, any holder who (i) is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) is participating in a distribution of the New Notes to be received in the Exchange Offer, (iii) is a broker-dealer that acquired the Old Notes in a transaction other than as part of its market-making or other trading activities, or (iv) is not acquiring the New Notes in the ordinary course of its business cannot rely on such interpretations by the staff of the Commission. A secondary resale of New Notes by such a holder (i) must be covered by an effective Registration Statement under the Securities Act containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission, and (ii) must comply with the prospectus delivery requirements of the Securities Act. In addition, any tendering holder which is a broker-dealer and which, having made certain representations in the Letter of Transmittal, receives New Notes may be deemed to be an "underwriter" with respect to such New Notes and, in connection with any resale of such New Notes, must comply with the prospectus delivery requirements of the Securities Act (for which purpose this Prospectus, as amended or supplemented from time to time, may be used as the required prospectus).

  The Company has not requested and does not expect to request a no-action letter from the Commission staff with respect to the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. On the Expiration Date, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes is outstanding. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes will be the same as the form and terms of the Old Notes, with both the Old Notes and the New Notes bearing interest at the rate of 10% per annum from and after the Expiration

Date. The New Notes have been registered under the Securities Act and hence the certificates evidencing the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses in connection with the Exchange Offer. See "--Payment of Expenses" below.

  In the event the Exchange Offer is consummated, subject to certain exceptions contained in the Registration Rights Agreement, the Company will not be required to register the Old Notes under the Securities Act. In such event, investors seeking liquidity in their investment would have to rely on exemptions to registration requirements under the United States securities laws. See "Registration Rights."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer will expire at 5:00 p.m., New York City time, on
             , 1997 (the "Expiration Date"). The Company reserves the right, at its discretion, to extend the Exchange Offer to a later date, in which event the term "Expiration Date" will mean such later date and the Exchange Offer will expire at 5:00 p.m., New York City time, on such later date. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Exchange Offer.

  The Company reserves the right to delay accepting any Old Notes under the Exchange Offer, or to terminate the Exchange Offer and not accept under the Exchange Offer any Old Notes not previously accepted, if any of the events set forth below under "--Condition to the Exchange Offer" occurs and is not waived by the Company, by giving oral or written notice of such delay or termination to the Exchange Agent. The Company also reserves the right to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by public announcement thereof.

  Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, the substance of which is carried over the Dow Jones Broad Tape.

PROCEDURES FOR TENDERING

  Except as set forth below, for a holder validly to tender Old Notes pursuant to the Exchange Offer, either (i) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described under the caption "--Book-Entry Transfer" below, and a book-entry confirmation must be received by the Exchange Agent prior to the expiration of the Exchange Offer, or (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, the certificates for the Old Notes tendered and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent at one of the addresses set forth below under the caption "--Exchange Agent" prior to the expiration of the Exchange Offer. No provision has been made for the delayed guaranteed delivery of Old Note certificates. Letters of Transmittal and Old Notes should be sent only to the Exchange Agent, not to the Company.

  THE LETTER OF TRANSMITTAL INCLUDES REPRESENTATIONS BY THE TENDERING HOLDER TO THE COMPANY THAT, AMONG OTHER THINGS, (I) THE NEW NOTES TO BE RECEIVED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH NEW NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (II) NEITHER SUCH HOLDER NOR ANY SUCH OTHER PERSON HAS AN ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH NEW NOTES, (III) NEITHER SUCH HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY, AND (IV) IF THE TENDERING HOLDER IS A BROKER OR A DEALER (AS DEFINED IN THE EXCHANGE ACT), IT ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. In the case of a broker-dealer that receives New Notes for its own account in exchange for Old Notes which were acquired by it as a result of market-making or other trading activities, the Letter of Transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with the resale by it of New Notes received pursuant to the Exchange Offer. See "Plan of Distribution."

 Delivery of Letters of Transmittal in the Offer

  If certificates for Old Notes are registered in the name of a person or persons other than the signer of a Letter of Transmittal, then in order to tender such Old Notes pursuant to the Exchange Offer, the certificates evidencing such Old Notes must be endorsed, or accompanied by appropriate bond powers signed, by the registered holder or holders exactly as the name or names of such holder or holders appear on the certificates, with the signature(s) on the certificates or bond powers guaranteed as provided below.

  Any beneficial owner whose Old Notes are registered in the name of The Depository Trust Company ("DTC") or its nominee for the account of a participant in DTC's system, or in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender Old Notes in the Exchange Offer should contact such participant or nominee promptly with instructions to tender Old Notes on such beneficial owner's behalf. If a beneficial owner wishes to tender Old Notes personally, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time and may be difficult to complete prior to the expiration of the Exchange Offer.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering Old Notes. If such delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing to the Exchange Agent be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or prior thereto. Except as otherwise provided herein, such delivery will be deemed made when actually received or confirmed by the Exchange Agent.

 Book-Entry Transfer

  The Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system (a "Participant") may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's Automated Tender Offer Program ("ATOP") for such book-entry transfers. However, the exchange of New Notes for Old Notes so tendered will only be made after timely book-entry confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment, from a Participant tendering Old Notes which are the subject of such book-entry confirmation, that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant. An Agent's Message will constitute a representation to the Company by the beneficial owners of the appropriate Old Notes of the matters referred to in the second paragraph above under the caption "--Procedures for Tendering."

  Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

 Signature Guarantees

  Signatures on the Letter of Transmittal need not be guaranteed if the Old Notes tendered thereby are tendered (i) by the registered holder thereof, unless such holder has completed the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) for the account of a firm (an "Eligible Institution") that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See the instructions to the Letter of Transmittal.

 Lost or Missing Certificates

  If a holder desires to tender Old Notes pursuant to the Exchange Offer but the certificates evidencing such Old Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Exchange Agent about procedures for promptly obtaining replacement certificates for such Old Notes, arranging for indemnification or any other matter that requires handling by the Trustee.

 Other Matters

  Notwithstanding any other provision of the Exchange Offer, the exchange of New Notes for Old Notes pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of a book-entry confirmation with respect to such Old Notes, or receipt of the certificates for tendered Old Notes together with a properly completed and duly executed Letter of Transmittal in proper form (or a facsimile thereof) and any other required documents.

  The tender of Old Notes pursuant to the procedures described above, and acceptance thereof by the Company, will constitute a binding agreement between the tendering beneficial owners and the Company upon the terms and subject to the conditions of the Exchange Offer.

  Subject to and effective upon the acceptance for exchange of Old Notes, by executing and delivering a Letter of Transmittal, a tendering holder of Old Notes (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Old Notes tendered thereby and (ii) irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Exchange Agent also acts as agent of the Company) with respect to such tendered Old Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Old Notes, or transfer ownership of such Old Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (b) present such Old Notes for transfer on the Old Note register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms of the Exchange Offer.

  All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Old Notes will be determined by the Company in its sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which would, in the opinion of the Company management, be unlawful. The

Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes without waiving the defects, irregularities or conditions of tender as to other Old Notes. The Company's interpretations of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Old Notes must be cured within such reasonable time as the Company determines, unless waived by the Company. Tenders of Old Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Exchange Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders of Old Notes for failure to give any such notice.

WITHDRAWAL OF TENDERS

  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer but are thereafter irrevocable. If the Company either (i) reduces the principal amount of Old Notes subject to the Exchange Offer or (ii) increases or decreases the consideration offered in exchange for the Old Notes, and if, at the time that notice of such reduction, increase or decrease is first published, sent or given to holders of Old Notes in the manner specified herein, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of ten business days.

  Any holder who tenders Old Notes may withdraw them by delivery of a written notice of withdrawal or revocation, as applicable, subject to the limitations described herein. To be effective, a written or facsimile transmission of the notice of withdrawal of a tender must either be made pursuant to DTC's ATOP procedures or (i) be received by the Exchange Agent, at one of the addresses specified below under the caption "--Exchange Agent," prior to the expiration of the Exchange Offer, (ii) specify the name of the registered holder of the Old Notes to be withdrawn, (iii) contain a description of the Old Notes to be withdrawn, the certificate numbers shown on the particular certificates representing such Old Notes, and the aggregate principal amount represented by such Old Notes, and (iv) be signed by the holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Old Notes into the name of the person withdrawing such Old Notes. The signature(s) on the notice of withdrawal of any tendered Old Notes must be guaranteed by an Eligible Institution unless such Old Notes have been tendered for the account of an Eligible Institution. If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal even if physical release is not yet effected.

  A withdrawal of a tender of Old Notes may not be rescinded, and Old Notes properly withdrawn will not be deemed to be validly tendered for purposes of the Exchange Offer. However, withdrawn Old Notes may be retendered by repeating the applicable procedures for tendering described above at any time on or prior to the expiration of the Exchange Offer.

  All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any delivery or withdrawal of a tender or incur any liability for failure to give any such notification.

CONDITION TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept any Old Notes tendered in connection with the Exchange Offer, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any legal or governmental action, any law, statute, rule or regulation or any interpretation thereof by the staff of the Commission might, in the Company's sole judgment, prohibit the Exchange Offer or otherwise materially impair the ability of the Company to proceed with the Exchange Offer.

  The foregoing condition is for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. Any determination by the Company concerning the events described above will be final and binding upon all parties. See "Registration Rights."

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Completed Letters of Transmittal, together with certificates evidencing Old Notes and any other documents required by the Letter of Transmittal, as well as all correspondence in connection with the Exchange Offer, should be addressed to the Exchange Agent, as follows:

                    UNITED STATES TRUST COMPANY OF NEW YORK

         By Mail:               By Facsimile                By Hand:
                                Transmission:

   United States Trust         (212) 420-6152          United States Trust
        Company                                             Company
      of New York                                         of New York
      P.O. Box 844                                        111 Broadway
     Cooper Station                                       Lower Level
 New York, NY 10276-0844     Confirm by telephone:    Corporate Trust Window
                                                           New York, NY
                                (800) 548-6565

                             By Overnight Courier:

                    United States Trust Company of New York
                                 770 Broadway
                              New York, NY 10003
                          Attention: Corporate Trust

PAYMENT OF EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer will be
paid by the Company, and are estimated in the aggregate to be $          ,
including fees and expenses of the Exchange Agent and the Trustee and printing, accounting and legal fees.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the
Refinancing:

                                                       SEPTEMBER 30, 1996
                                                      -----------------------
                                                       ACTUAL     AS ADJUSTED
                                                         (IN THOUSANDS)
SHORT-TERM AND LONG-TERM DEBT:
  Revolving Credit Facility.......................... $  9,820     $      0(1)
  10% Senior Secured Notes due 2006..................      --       125,000
  10 3/4% Senior Secured Notes Due 2001..............  104,700(2)       --
  Capital lease obligations(3).......................    5,330        5,330
                                                      --------     --------
      Total debt.....................................  119,850      130,330
                                                      --------     --------
STOCKHOLDERS' EQUITY:
  Common stock and additional paid-in capital........   60,000       77,428(4)
  Retained earnings (deficit)........................  (23,023)     (30,467)(5)
                                                      --------     --------
                                                        36,977       46,961
  Less note receivable from stockholder..............      --       (30,000)(6)
                                                      --------     --------
    Total stockholders' equity.......................   36,977       16,961
                                                      --------     --------
      Total capitalization........................... $156,827     $147,291
                                                      ========     ========

---------------------
(1) As of December 18, 1996, after giving effect to the Refinancing, the Company had approximately $32,500 of undrawn availability under the Revolving Credit Facility. See "Description of the Revolving Credit Facility."
(2) Includes current portion of $16,700.
(3) Includes current portion of $967.
(4) The increase in common stock and additional paid-in capital reflects the push-down of goodwill representing the excess of the purchase price of $30,000 over the book value of net assets acquired of $12,572 (34% of $36,977) arising from the purchase of 34 PCI common shares by Continental Can from Merrywood. See "Ownership of PCI."
(5) The decrease in retained earnings is due to the write-offs of the remaining balance of deferred financing fees associated with the 10 3/4% Notes and the premium paid in the Tender Offer.
(6) Reflects classification of the Continental Can Loan as a deduction from stockholders' equity.

                            UNAUDITED PRO FORMA DATA

  The following Pro Forma Balance Sheet gives effect to the Refinancing and the application of the net proceeds therefrom, as if each transaction in the Refinancing had taken place on September 30, 1996. The following Pro Forma Statements of Operations give effect to the Refinancing and the application of the net proceeds therefrom, as if each transaction in the Refinancing had taken place at the beginning of the period presented.
                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)

                                                  SEPTEMBER 30, 1996
                                           ------------------------------------
                                            ACTUAL   ADJUSTMENTS    AS ADJUSTED
                                                (DOLLARS IN THOUSANDS)
                  ASSETS
Current assets:
  Cash and cash equivalents............... $  1,178   $ 120,000 (a)  $  6,152
                                                       (115,772)(b)
                                                         40,566 (c)
                                                        (30,000)(d)
                                                         (9,820)(e)
  Accounts receivable, net................   31,034                    31,034
  Inventories.............................   22,395                    22,395
  Other current assets....................    3,396                     3,396
                                           --------   ---------      --------
    Total current assets..................   58,003       4,974        62,977
Property, plant and equipment, net........  142,480     (40,566)(c)   101,914
Intangible assets, net....................    6,652       5,000 (a)    27,080
                                                         (2,000)(f)
                                                         17,428 (g)
Other assets..............................   13,398                    13,398
                                           --------   ---------      --------
                                           $220,533   $ (15,164)     $205,369
                                           ========   =========      ========
    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank................... $  9,820   $  (9,820)(e)  $    --
  Accounts payable--trade.................   22,567                    22,567
  Current portion of long-term
   obligations............................   17,667     (16,700)(b)       967
  Other current liabilities...............   21,220      (5,628)(b)    15,592
                                           --------   ---------      --------
    Total current liabilities.............   71,274     (32,148)       39,126
Long-term obligations.....................   92,363     125,000 (a)   129,363
                                                        (88,000)(b)
Other liabilities.........................   19,919                    19,919
                                           --------   ---------      --------
    Total liabilities.....................  183,556       4,852       188,408
                                           --------   ---------      --------
Stockholders' equity:
  Common stock, $1 par value. 1,000 shares
   authorized; 100 shares issued and out-
   standing...............................      --                        --
  Additional paid-in capital..............   60,000      17,428 (g)    77,428
  Retained earnings (deficit).............  (23,023)     (5,444)(b)   (30,467)
                                                         (2,000)(f)
                                           --------   ---------      --------
                                             36,977       9,984        46,961
  Less note receivable from stockholder...      --      (30,000)(d)   (30,000)
                                           --------   ---------      --------
    Total stockholders' equity............   36,977     (20,016)       16,961
                                           --------   ---------      --------
                                           $220,533   $ (15,164)     $205,369
                                           ========   =========      ========

---------------------
(a) Represents proceeds from issuance of the Senior Secured Notes, net of estimated fees and expenses of $5,000.
(b) Reflects repurchase of all 10 3/4% Notes at a premium pursuant to the Tender Offer and the payment of accrued interest through the date of repurchase.
(c) Represents proceeds from the Sale/Leaseback and net book value of assets sold, both equal to $40,566.
(d) Reflects classification of the Continental Can Loan as a deduction from stockholders' equity.
(e) Reflects repayment of borrowings outstanding under the Revolving Credit Facility.
(f) Represents the write-off of unamortized deferred financing fees related to the 10 3/4% Notes.
(g) Reflects the push-down of goodwill of the purchase price adjustment representing the excess of the purchase price of $30,000 over the book value of net assets acquired of $12,572 (34% of $36,977) arising from the purchase of 34 PCI shares by Continental Can from Merrywood. See "Ownership of PCI."

                       PRO FORMA STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                NINE MONTHS ENDED SEPTEMBER 30, 1996
                               ---------------------------------------------
                                 ACTUAL       ADJUSTMENTS       AS ADJUSTED
                                       (DOLLARS IN THOUSANDS)
Net sales..................... $    196,232    $      --        $    196,232
Cost of goods sold............      165,777        (4,363)(a)        166,009
                                                    4,595 (b)
                               ------------    ----------       ------------
  Gross profit................       30,455          (232)            30,223
                               ------------    ----------       ------------
Selling, general and adminis-
 trative expenses.............       21,670          (336)(c)         21,661
                                                      327 (d)
Plant rationalization and re-
 alignment....................        1,500                            1,500
                               ------------    ----------       ------------
  Operating income............        7,285          (223)             7,062
Other income (expense):
  Interest income.............           74           276                350
  Interest expense............       (9,618)         (453)           (10,071)(f)
  Loss on disposal of assets..         (125)                            (125)
                               ------------    ----------       ------------
    Total other income (ex-
     pense)...................       (9,669)         (177)            (9,846)
                               ------------    ----------       ------------
  Loss before income taxes and
   extraordinary item.........       (2,384)         (400)            (2,784)
Income tax benefit............        1,891                            1,891
                               ------------    ----------       ------------
  Loss before extraordinary
   item(g).................... $       (493)   $     (400)      $       (893)
                               ============    ==========       ============
Other Data:
  EBITDA(h)................... $     26,663                     $     22,367
  Cash interest expense, net..        9,544                            9,346
  Ratio of EBITDA to cash in-
   terest expense, net........          2.8x                             2.4x

                                NINE MONTHS ENDED SEPTEMBER 30, 1995
                               ---------------------------------------------
                                 ACTUAL       ADJUSTMENTS       AS ADJUSTED
                                       (DOLLARS IN THOUSANDS)
Net sales..................... $    213,810    $      --        $    213,810
Cost of goods sold............      184,782        (4,363)(a)        185,014
                                                    4,595 (b)
                               ------------    ----------       ------------
  Gross profit................       29,028          (232)            28,796
Selling, general and adminis-
 trative expenses.............       22,457          (336)(c)         22,448
                                                      327 (d)
                               ------------    ----------       ------------
  Operating income............        6,571          (223)             6,348
Other income (expense):
  Interest income.............          165           648 (e)            813
  Interest expense............       (8,769)       (1,085)            (9,854)(f)
  Loss on disposal of assets..          (81)                             (81)
                               ------------    ----------       ------------
    Total other income (ex-
     pense)...................       (8,685)         (437)            (9,122)
                               ------------    ----------       ------------
  Loss before income taxes and
   extraordinary item.........       (2,114)         (660)            (2,774)
Income tax benefit............          298                              298
                               ------------    ----------       ------------
  Loss before extraordinary
   item(g).................... $     (1,816)   $     (660)      $     (2,476)
                               ============    ==========       ============
Other Data:
  EBITDA(h)................... $     24,736                     $     20,440
  Cash interest expense, net..        8,604                            8,666
  Ratio of EBITDA to cash in-
   terest expense, net........          2.9x                             2.4x

                                             YEAR ENDED DECEMBER 31, 1995
                                           -----------------------------------
                                            ACTUAL   ADJUSTMENTS   AS ADJUSTED
                                                (DOLLARS IN THOUSANDS)
Net sales................................. $277,061    $  --        $277,061
Cost of goods sold........................  237,668    (5,817)(a)    237,977
                                                        6,126 (b)
                                           --------    ------       --------
  Gross profit............................   39,393      (309)        39,084
Selling, general and administrative ex-
 penses...................................   30,059      (448)(c)     30,047
                                                          436 (d)
Plant rationalization and realignment.....      (98)                     (98)
                                           --------    ------       --------
  Operating income........................    9,432      (297)         9,135
Other income (expense):
  Interest income.........................      221       864 (e)      1,085
  Interest expense........................  (11,807)   (1,447)       (13,254)(f)
  Loss on disposal of assets..............     (346)                    (346)
                                           --------    ------       --------
    Total other income (expense)..........  (11,932)     (583)       (12,515)
                                           --------    ------       --------
  Loss before income taxes and extraordi-
   nary item..............................   (2,500)     (880)        (3,380)
Income tax benefit........................    2,505                    2,505
                                           --------    ------       --------
  Earnings (loss) before extraordinary
   item(g)................................ $      5    $ (880)      $   (875)
                                           ========    ======       ========
Other Data:
  EBITDA(h)............................... $ 33,367                 $ 27,640
  Cash interest expense, net..............   11,586                   11,669
  Ratio of EBITDA to cash interest ex-
   pense, net.............................      2.9x                     2.4x

                             TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                             ------------------------------------------------
                               ACTUAL        ADJUSTMENTS        AS ADJUSTED
                                     (DOLLARS IN THOUSANDS)
Net sales..................  $     259,483    $       --        $     259,483
Cost of goods sold.........        218,663         (5,817)(a)         218,972
                                                    6,126 (b)
                             -------------    -----------       -------------
  Gross profit.............         40,820           (309)             40,511
Selling, general and admin-
 istrative expenses........         29,272           (448)(c)          29,260
                                                      436 (d)
Plant rationalization and
 realignment...............          1,402                              1,402
                             -------------    -----------       -------------
  Operating income.........         10,146           (297)              9,849
Other income (expense):
  Interest income..........            130            492 (e)             622
  Interest expense.........        (12,656)          (815)            (13,471)(f)
  Loss on disposal of as-
   sets....................           (390)                              (390)
                             -------------    -----------       -------------
    Total other income (ex-
     pense)................        (12,916)          (323)            (13,239)
                             -------------    -----------       -------------
  Loss before income taxes
   and extraordinary item..         (2,770)          (620)             (3,390)
Income tax benefit.........          4,098                              4,098
                             -------------    -----------       -------------
  Earnings before extraor-
   dinary item(g)..........  $       1,328    $      (620)      $         708
                             =============    ===========       =============
Other Data:
  EBITDA(h)................  $      35,294                      $      29,567
  Cash interest expense,
   net.....................         12,526                             12,349
  Ratio of EBITDA to cash
   interest expense, net...            2.8x                               2.4x
  Ratio of net debt to
   EBITDA..................            3.4                                4.2

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(a) Reflects reduction in depreciation expense resulting from the Sale/Leaseback.

(b) Represents lease expense resulting from the Sale/Leaseback. Included in lease expense is non-cash expense of $299 for the nine months ended September 30, 1996 and 1995 and $399 for the year ended December 31, 1995 and the twelve months ended September 30, 1996.

(c) Reflects the elimination of amortization expense due to the write-off of deferred fees related to the 10 3/4% Notes.

(d) Represents amortization expense for goodwill arising from the purchase of 34 PCI common shares by Continental Can from Merrywood, assuming such goodwill is amortized over a period of 40 years.

(e) Represents cash interest income from the investment of a portion of the net proceeds from the Sale/Leaseback at an assumed rate of 5.00%. Non-cash interest income from the Continental Can Loan is not included in the Pro Forma Statements of Operations. Any cash interest payment received by the Company will be recognized as income in the period received.

(f) Pro forma interest expense is computed as follows:

                                                                      TWELVE
                                       NINE MONTHS ENDED     YEAR     MONTHS
                                         SEPTEMBER 30,       ENDED     ENDED
                                       ------------------  DEC. 31,  SEPT. 30,
                                         1995      1996      1995      1996
   Actual interest expense...........  $  8,769  $  9,618  $ 11,807  $ 12,656
   Less: Interest on 10 3/4% Notes...    (8,441)   (8,441)  (11,255)  (11,255)
     Interest expense on Revolving
     Credit Facility.................      (224)     (856)     (298)     (930)
   Add: Interest on Senior Secured
    Notes at 10%.....................     9,375     9,375    12,500    12,500
                                       --------  --------  --------  --------
     Cash interest expense...........     9,479     9,696    12,754    12,971
   Add: Amortization of deferred fi-
    nancing fees.....................       375       375       500       500
                                       --------  --------  --------  --------
     Pro forma interest expense......  $  9,854  $ 10,071  $ 13,254  $ 13,471
                                       ========  ========  ========  ========

(g) In the fourth quarter of 1996, the Company will incur an extraordinary charge of approximately $7,400 in connection with the early retirement of the 10 3/4% Notes and the write-off of the related unamortized deferred financing fees.

(h) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, plant rationalization and realignment costs, the non-cash portion of rental expense, and other income/expense. EBITDA does not represent, and should not be considered as an alternative to, net income or cash from operations as determined by generally accepted accounting principles. Management, however, believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness. Pro forma EBITDA does not give effect to any savings from the Company's plant rationalization and realignment. See "Business-- Business Strategy--Continue Cost Reduction and Increase Productivity."

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                                           NINE MONTHS              TWELVE
                                       YEAR ENDED DECEMBER 31,                         ENDED SEPTEMBER 30,       MONTHS ENDED
                            -------------------------------------------------------    ----------------------    SEPTEMBER 30,
                              1991      1992         1993        1994        1995        1995         1996           1996
                                               (DOLLARS IN THOUSANDS; UNITS IN MILLIONS)
STATEMENT OF OPERATIONS
 DATA:
Net sales.................. $207,192  $ 200,742    $207,035    $230,480    $277,061    $ 213,810    $ 196,232      $259,483
Cost of goods sold.........  172,595    169,755     175,455     192,580     237,668      184,782      165,777       218,663
                            --------  ---------    --------    --------    --------    ---------    ---------      --------
Gross profit...............   34,597     30,987      31,580      37,900      39,393       29,028       30,455        40,820
Selling, general and
 administrative expenses...   25,435     29,159      27,820      28,480      30,059       22,457       21,670        29,272
Plant rationalization and
 realignment...............    4,117        159        (134)        855         (98)         --         1,500         1,402
                            --------  ---------    --------    --------    --------    ---------    ---------      --------
Operating income...........    5,045      1,669       3,894       8,565       9,432        6,571        7,285        10,146
Interest expense, net......     (833)   (10,979)    (11,929)    (11,629)    (11,586)      (8,604)      (9,544)      (12,526)
(Loss) gain on disposal of
 assets....................     (496)       363        (147)       (350)       (346)         (81)        (125)         (390)
                            --------  ---------    --------    --------    --------    ---------    ---------      --------
Earnings (loss) before
 income taxes and
 extraordinary loss........    3,716     (8,947)     (8,182)     (3,414)     (2,500)      (2,114)      (2,384)       (2,770)
Income tax (expense)
 benefit...................   (4,016)       971       1,473       1,631       2,505          298        1,891         4,098
                            --------  ---------    --------    --------    --------    ---------    ---------      --------
Earnings (loss) before
 extraordinary items and
 accounting changes........     (300)    (7,976)     (6,709)     (1,783)          5       (1,816)        (493)        1,328
Extraordinary items and
 accounting changes........      --      (3,005)        --         (742)       (230)         --           --           (230)
                            --------  ---------    --------    --------    --------    ---------    ---------      --------
Net earnings (loss)........ $   (300) $ (10,981)   $ (6,709)   $ (2,525)   $   (225)   $  (1,816)   $    (493)     $  1,098
                            ========  =========    ========    ========    ========    =========    =========      ========
OTHER DATA:
EBITDA(1).................. $ 27,307  $  28,410    $ 29,489    $ 34,477    $ 33,367    $  24,736    $  26,663      $ 35,294
Depreciation and
 amortization..............   18,145     26,582      25,729      25,057      24,033       18,165       17,878        23,746
Units shipped..............    1,205      1,206       1,227       1,316       1,452        1,106        1,130         1,476
Capital expenditures:
 Maintenance............... $  4,305  $   6,615    $  5,008    $  3,689    $  6,607    $   5,750    $   4,694      $  5,551
 Growth....................   14,156     11,274      11,067      11,300      24,086       18,252       13,748        19,582
                            --------  ---------    --------    --------    --------    ---------    ---------      --------
   Total................... $ 18,461  $  17,889    $ 16,075    $ 14,989    $ 30,693    $  24,002    $  18,442      $ 25,133
                            ========  =========    ========    ========    ========    =========    =========      ========
Ratio of earnings to fixed
 charges(2)................      2.4x       -- (3)      -- (3)      -- (3)      -- (3)       -- (3)       -- (3)        -- (3)
PRO FORMA DATA:(4)
EBITDA.....................      --         --          --          --     $ 27,640    $  20,440    $  22,367      $ 29,567
Cash interest expense,
 net(5)....................      --         --          --          --       11,669        8,666        9,346        12,349
Ratio of EBITDA to cash
 interest expense, net.....      --         --          --          --          2.4x         2.4x         2.4x          2.4x
Ratio of net debt to
 EBITDA....................      --         --          --          --          --           --           --            4.2
Ratio of earnings to fixed
 charges(2)................      --         --          --          --          -- (6)       --           -- (6)        --

                                                           SEPTEMBER 30, 1996
                                                         -----------------------
BALANCE SHEET DATA:                                       ACTUAL  AS ADJUSTED(8)
Working capital(7)...................................... $ 13,038    $ 18,666
Property, plant and equipment, net......................  142,480     101,914
Total assets............................................  220,533     205,369
Total debt (including current portion)..................  119,850     130,330
Stockholders' equity....................................   36,977      16,961

---------------------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, plant rationalization and realignment costs, the non-cash portion of rental expense, and other income/expense. EBITDA does not represent, and should not be considered as an alternative to, net income or cash from operations as determined by generally accepted accounting principles. Management, however, believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness.
(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees, and that portion of lease rental expense representative of the interest factor.
(3) Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1993, 1994 and 1995, the nine months ended September 30, 1995 and 1996, and the twelve months ended September 30, 1996, by $8,947, $8,182, $3,414, $2,500, $2,114, $2,384, and $2,770, respectively.
(4) Gives pro forma effect to the Refinancing and the application of the net proceeds therefrom, as if each transaction in the Refinancing had taken place at the beginning of the period presented.
(5) Cash interest expense is shown net of cash interest income.
(6) On a pro forma basis, earnings were insufficient to cover fixed charges by $3,380 for the year ended December 31, 1995, and by $2,784 for the nine months ended September 30, 1996.
(7) Working capital represents current assets minus current liabilities, excluding cash and cash equivalents, the current portion of long-term debt, and short-term debt.
(8) As adjusted to reflect the Refinancing and the application of the net proceeds therefrom, as if each transaction in the Refinancing had taken place on September 30, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS)

GENERAL

  The Company is a leader in developing, manufacturing and marketing a wide range of custom extrusion blow-molded plastic containers for food and juice, household chemicals, automotive products and motor oil, industrial and agricultural chemicals, and hair care products. The Company manufactures single and multi-layer containers, primarily from HDPE and PP resins, ranging in size from two ounces to two and one-half gallons. Management believes that, based on revenues, the Company is among the largest U.S. manufacturers of extrusion blow-molded plastic containers for (i) food and juice, (ii) automotive motor oil and (iii) household chemical products.

  Approximately 86% of the Company's 1995 sales were made under contracts with customers with remaining terms of up to six years. In most cases, contracts are renewed or replaced by new contracts prior to expiration. The terms of the contracts, including any minimum purchasing requirements and the customers' ability to cancel, vary greatly with no accepted norm except for pass-throughs of raw material price increases and decreases.

  PCI's principal raw materials are HDPE and PP resins, which are delivered to PCI in pellet form. During periods of tighter supply, PCI is typically able to procure sufficient quantities of resins to supply all of its customers' needs. PCI's dollar profit is substantially unaffected by fluctuations in resin prices because changes in resin prices are passed through to customers by means of corresponding changes in product pricing.

  The Company was organized in October 1991 for the purpose of acquiring the Continental Plastic Container Companies. In November 1991, PCI purchased all the issued and outstanding capital stock of the Continental Plastic Container Companies in a transaction involving total consideration of $150,450 (the "Acquisition"). The Company is currently 84% owned by Continental Can, a publicly-held company which is principally engaged, through its subsidiaries, in manufacturing materials and containers used in the packaging industry. See "Ownership of PCI."

RESULTS OF OPERATIONS

 THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 1995

  Net Sales. Net sales for the third quarter of 1996 increased $367 (0.5%) to $69,214, compared to $68,847 for the third quarter of 1995. The increase in sales was the result of an increase in unit volume of 5.6%, which was offset by a decline in raw material costs that were passed on to customers in the form of lower prices. Lower resin prices accounted for lower sales of approximately $2,100 in the third quarter of 1996 compared to the third quarter of 1995.

  Gross Profit. Gross profit for the third quarter of 1996 was $11,622, an increase of $3,286 (39.4%) over gross profit of $8,336 for the third quarter of 1995. This increase resulted from the increase in sales volume, an increase in resin-adjusted margins, and a reduction in manufacturing costs. Higher than normal manufacturing costs in the third quarter of 1995 were due to start-up expenses and inefficiencies associated with a large number of capital projects that took place during the first nine months of 1995. These projects impacted performance at the majority of PCI's manufacturing locations. PCI had been awarded contracts with a number of its major customers that required new installations and changes to many of its existing lines. These contracts, all of which were a result of PCI's successful sales and marketing efforts to increase volume, were awarded during a relatively short period of time. Technical and engineering resources were not available to simultaneously handle all of the installations. Abnormally high installation-related expenses for hiring and training hundreds of new employees, and the resulting learning curve costs and general inefficiencies, continued through the last six months of 1995. The assimilation of the new product lines was substantially completed by the end of 1995. This, coupled with a number of other productivity enhancements implemented during 1996, resulted in the significant year-to-year improvement.

  Gross profit percentage for the third quarter of 1996 was 16.8%, compared to 12.1% for the third quarter of 1995. This increase in gross profit percentage was the result of the increase in resin-adjusted margins and lower manufacturing costs, as well as lower raw material costs. As discussed above, the decrease in sales attributed to decreases in resin prices are a direct pass through of raw material cost decreases and do not result in a corresponding decrease in gross profit dollars. Excluding the impact on sale of lower resin prices, the gross profit percentage for the third quarter of 1996 would have been 16.3%.

  SG&A. Selling, general and administrative (SG&A) expenses for the third quarter of 1996 decreased $768 (10.0%) to $6,929, compared to $7,697 for the third quarter of 1995. Third quarter 1995 expense levels were higher in part because of spending necessary to support the increased business activity discussed above. In addition, the decrease in third quarter 1996 expense reflected the Company's efforts to reduce SG&A spending in several areas. SG&A expense as a percentage of net sales for the third quarter of 1996 was 10.0% compared to 11.2% for the third quarter of 1995. The decrease in the percentage was the result of the reduction in expense partially offset by the impact on sales of the lower material costs. Excluding the impact on sales of lower material costs, SG&A as a percentage of net sales for the third quarter of 1996 would have been 9.7%.

  Plant Rationalization and Realignment. In the third quarter of 1996, the Company recorded a charge of $400 for plant rationalization and realignment in connection with plans to consolidate certain manufacturing operations. This charge primarily reflected severance costs from workforce reductions. The consolidation is expected to result in higher equipment utilization, improved productivity and lower operating costs. The Company incurred additional charges in the fourth quarter resulting from the write-down of excess equipment, employee relocation costs, and other incremental costs of transferring production to continuing plants. Such additional accruals were approximately $5,000. The consolidation is expected to be completed by the end of the first quarter of 1997.

  Other Expense. Other expense for the third quarter of 1996 was $3,261, an increase of $378 (13.1%) compared to $2,883 for the third quarter of 1995. This increase resulted primarily from an increase in interest expense due to additional short-term borrowings outstanding during 1996.

  Income Tax Benefit. An income tax benefit for the third quarter of 1996 of $625 resulted primarily from a decrease in the valuation reserve for deferred tax assets.

  Net Earnings. Net earnings for the third quarter of 1996 were $1,657, compared to a net loss of $2,038 for the third quarter of 1995. The increase in third quarter earnings of $3,695 was the result of the increase in sales and corresponding gross margin dollars, the decreases in manufacturing costs and SG&A expenses, and the increase in income tax benefit. Excluding the charge for plant rationalization and realignment, net earnings for the third quarter of 1996 would have been $2,057.

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

  Net Sales. Net sales for the first nine months of 1996 decreased $17,578 (8.2%) to $196,232, compared to $213,810 for the first nine months of 1995. The decrease in sales was due primarily to lower raw material costs that were passed on to customers in the form of lower prices. Lower resin prices accounted for approximately $13,500 of the decline in sales for the first nine months of 1996. The additional decline in sales was the result of changes in product mix. Total unit volume for the first nine months of 1996 increased 2.1% compared to the first nine months of 1995. However, the increase in unit volume was comprised of an increase in unit volume of smaller, lower-priced containers for the automotive and motor oil market, while a decline in unit volume was experienced in larger, higher-priced bottles in the food and beverage market.

  Gross Profit. Gross profit for the first nine months of 1996 was $30,455, an increase of $1,427 (4.9%) over gross profits of $29,028 for the first nine months of 1995. This increase resulted from an increase in resin-adjusted margins as well as the reduction in manufacturing costs discussed above. See "--Three Months Ended September 30, 1996 Compared with Three Months Ended September 30, 1995."

  Gross profit percentage for the first nine months of 1996 was 15.5% compared to 13.6% for the first nine months of 1995. This increase in gross profit percentage was the result of the decrease in sales associated with lower resin prices as well as an increase in resin-adjusted margins and a reduction in manufacturing costs. Excluding the impact of lower resin prices on sales, gross profit percentage for the first nine months of 1996 would have been 14.5%.

  SG&A. SG&A expenses for the first nine months of 1996 decreased $787 (3.5%) to $21,670, compared to $22,457 for the first nine months of 1995. The decrease reflected higher levels of spending in the third quarter of 1995 to support an increase in new business as well as the Company's efforts in 1996 to reduce SG&A expense in several areas. SG&A expense as a percentage of net sales for the first nine months of 1996 was 11.0% compared to 10.5% for the first nine months of 1995. The increase in the percentage was due to the decrease in sales resulting from lower material costs, offset by lower SG&A expense in 1996. Excluding the impact on sales of lower material costs, SG&A as a percentage of net sales for the first nine months of 1996 would have been 10.3%.

  Plant Rationalization and Realignment. Through the first nine months of 1996 the Company recorded charges of $1,500 for plant rationalization and realignment in connection with a plan to consolidate certain manufacturing operations. The charges primarily reflected severance costs from workforce reduction.

  Other Expense. Other expense for the first nine months of 1996 was $9,669, an increase of $984 (11.3%) compared to $8,685 for the first nine months of 1995. This increase resulted primarily from an increase in interest expense due to additional short-term borrowings outstanding during 1996.

  Income Tax Benefit. An income tax benefit for the first nine months of 1996 of $1,891 resulted primarily from a decrease in the valuation reserve for deferred tax assets.

  Net Loss. Net loss for the first nine months of 1996 was $493, compared to a net loss of $1,816 for the first nine months of 1995. The decrease in loss for the first nine months of 1996 of $1,323 was primarily the result of an increase in gross profit and the increase in tax benefit, offset by higher interest costs and the charges for plant rationalization and realignment. Excluding the charges for plant rationalization and realignment, the Company would have had net earnings of $1,007 for the first nine months of 1996.

 1995 COMPARED WITH 1994

  Net Sales. Net sales in 1995 increased $46,581, or 20.2%, to $277,061 when compared to 1994 sales of $230,480. Sales growth was due in part to increases in unit volume of 10.2% in 1995 compared to 1994. Additional sales growth is due to increases in raw material costs that are passed on to customers in the form of higher prices. Higher resin prices accounted for approximately $23,000, or 10.0%, of sales growth in 1995.

  Unit volume in the household chemical market increased 10.3% in 1995, with the majority of the growth coming from light-duty liquids and bleach. Growth in 1995 unit volume in the food and beverage market was 9.2%, related primarily to juice and syrup containers. Unit volume for cosmetics and toiletries, which comprises a small percentage of total sales volume, experienced growth of 93.1% in 1995 which came primarily from shampoo containers. The automotive and motor oil market had unit volume growth of 4.6% in 1995.

  Gross Profit. Gross profit increased $1,430, or 3.9%, to $38,392 in 1995, compared to $36,962 in 1994. Gross profit as a percentage of sales was 13.9% in 1995 compared to 16.0% in 1994. The decrease in the gross profit percentage was due in part to increased revenues associated with higher resin prices. As discussed above, additional revenues attributed to increases in resin prices are a direct pass through of raw material cost increases to customers and do not result in a corresponding increase in gross profit dollars. Excluding the impact of higher resin prices, the gross profit percentage for 1995 would be 15.1%. Also contributing to the lower gross profit percentage in 1995 was an increase in manufacturing costs. Manufacturing costs increased as a percentage of sales in 1995 due to inefficiencies experienced in incorporating additional sales volume in certain plants. The increased volume required installation of additional lines at these plants, resulting in substantial amounts of installation-related expenses. These expenses were incurred primarily in the third quarter of 1995 and by the fourth quarter manufacturing expense as a percentage of sales had returned to a level comparable to 1994.

  SG&A. SG&A expenses increased $563, or 2.0%, to $28,960 in 1995 compared to $28,397 in 1994. Travel, hiring, and other related expenses increased in 1995 to support the additional sales volume and plant expansion activity. Expenses for professional services also increased approximately $600 in 1995. These increases are offset by the decrease in one-time expenses for plant rationalization and realignment that were incurred in 1994. SG&A expense as a percent of sales was 10.5% in 1995 compared to 12.3% in 1994. The decline in the percentage was due to the increase in sales and the relatively fixed nature of a majority of these expenses.

  Operating Income. Operating income increased $867, or 10.1%, to $9,432 in 1995 compared to $8,565 in 1994. This increase resulted from the excess of additional gross profit dollars generated from the increased sales over the increase in SG&A costs. Operating income as a percentage of sales was 3.4% in 1995 compared to 3.7% in 1994. Excluding the effect of higher resin prices on sales, operating income as a percentage of sales would be 3.7% in 1995.

  Other Income/Expenses. Other income/expenses remained stable in 1995 compared to 1994. A decrease in interest expense related to the retirement of $5,300 principal amount of the 10 3/4% Notes in 1994, was offset by an increase in interest expense from a higher average outstanding balance on the Revolving Credit Facility during 1995.

  Income Taxes. Income tax benefit was $2,500 in 1995 compared to $1,631 in 1994. For a detailed explanation of the Company's accounting for income taxes, see Note 10 of the Notes to Consolidated Financial Statements appearing elsewhere in this Offering Memorandum.

  Extraordinary Loss. PCI incurred an extraordinary loss in 1995 related to the early extinguishment of a revolving credit facility. The loss resulted from the write-off of remaining deferred financing fees associated with the facility.

  Net Loss. Net loss was $225 in 1995 compared to $2,525 in 1994. This improvement resulted primarily from the increase in operating income and tax benefit in 1995. Net loss in 1994 was also impacted by a charge of $525 related to an accounting change.

 1994 COMPARED WITH 1993

  Net Sales. Net sales in 1994 increased $23,445, or 11.3%, over 1993. Total unit volume increased 7.4% in 1994. Unit volume in motor oil and additives enjoyed nearly a 14% increase in 1994 with the addition of the Company's new manufacturing location in West Memphis, Arkansas. This plant was opened in 1994 to service the Coastal Unilube Inc. ("Coastal") business. The Company entered into a new multi-year contract with Coastal during 1994. Previously, Coastal had self-manufactured most of their bottle requirements but had decided to out-source their needs and chose PCI as their sole supplier. Household chemical unit volume was up 2.2% with most of this growth coming from light duty liquids. Sales of food and beverage containers increased 7.9% with growth in juice and syrup containers. Sales dollars increased at a rate faster than unit volume due to the increases in raw material costs, primarily resins, that took place in the last half of 1994.

  Gross Profit. Gross profit increased from $30,610 in 1993 to $36,962 in 1994. Gross profit as a percentage of sales improved from 14.8% in 1993 to 16.0% in 1994. The Company experienced increased operational efficiencies during 1994 as a result of the additional volume. The increase in gross profit percentage was also in spite of the fact a portion of the sales increases were due to resin cost increases, which have no impact on gross profit dollars.

  SG&A. SG&A expenses increased $1,681 in 1994 over 1993. Plant rationalization and realignment expense increased $990. The Company increased its accrual for future carrying costs associated with a facility that was closed prior to the Acquisition. The increase in costs was a result of a sub-tenant in the facility defaulting on rent payments and the Company reflecting the loss of the rental income stream. SG&A expenses increased in other areas as a result of the sales growth and improved performance of the Company. As a percent of sales, SG&A costs declined from 12.9% in 1993 to 12.3% in 1994.

  The income contribution of the added volume more than offset the increases in SG&A expense. Operating income increased $4,671, or 120%, to $8,565 in 1994 compared to $3,894 in 1993. As a percentage of sales, operating income increased from 1.9% in 1993 to 3.7% in 1994.

  Other Income/Expenses. The decline in other income/expenses was primarily due to reductions in interest expense. The Company used excess cash to purchase $5,300 aggregate principal amount of the 10 3/4% Notes during 1994, thereby reducing interest expense.

  Extraordinary Loss. The Company recorded an extraordinary loss of $217 in 1994 related to the purchase of $5,300 aggregate principal amount of the 10 3/4% Notes. Most of this loss related to the write-off of deferred financing fees associated with the original issuance of such 10 3/4% Notes.

  Accounting Change. Effective January 1, 1994, PCI adopted the provisions of the Financial Accounting Standards Board Statement No. 112, "Employers' Accounting for Post Employment Benefits." The cumulative effect of this change in accounting was a charge to earnings of $525.

  Net Loss. Net loss dropped from $6,709 in 1993 to $2,525 in 1994. The improvement of $4,184 is directly due to improvements in operating income resulting from the continued growth of the Company.

CAPITAL REQUIREMENTS

  PCI acquired $18,442 in capital assets in the first nine months of 1996, compared to $24,002 in the first nine months of 1995. Substantially all of the assets acquired were packaging equipment for the manufacture of plastic containers or related support equipment. Capital expenditure levels in both 1996 and 1995 were higher than normal levels due to the addition of the Company's Atlanta facility in 1996 and plant expansions in several locations in 1995.

  The capital requirements in the first nine months of 1996 were met with cash generated by operations, from existing funds and from borrowings under existing credit facilities. Management estimates that the minimum capital expenditure which would be required to maintain PCI's current facilities averages approximately $5,000 per annum.

LIQUIDITY

  The Company's primary sources of liquidity are provided through the Revolving Credit Facility of $50,000 and cash flow from operations. As of December 31, 1996, the Company had no borrowings outstanding under the Revolving Credit Facility and cash proceeds from the Refinancing in the amount of approximately $11,000.

  The Revolving Credit Facility has a term of seven years expiring October 31, 2002. Interest is based on the bank's prime rate or LIBOR, at the Company's option. At September 30, 1996, there were $9,820 in borrowings outstanding under the Revolving Credit Facility, substantially all of which were at LIBOR-based rates of 6.91%. Prime-based rates were 8.50%.

  During the second quarter of 1996, tax-exempt industrial development revenue bonds of $5,100 were issued on behalf of the Company to finance equipment purchases in conjunction with the opening of a new manufacturing facility. Under a capital lease arrangement, principal and interest at an annual rate of 5.80% is payable monthly through April 2002.

  Working capital decreased $13,515 during the first nine months of 1996, from $244 at December 31, 1995, to a deficit of $13,271 at September 30, 1996. The decrease is due to the classification of the first sinking fund payment of $16,700 on April 1, 1997, as a current liability. Excluding the effect of this sinking fund payment classification, working capital increased $3,185 during the first nine months of 1996. This increase is due primarily to a reduction in the level of short-term borrowings by $7,198, offset by the accrual for the plant rationalization and realignment charge and other accrued expenses. The most significant factor contributing to the reduction in short-term borrowings was a reduction in the level of capital expenditures during 1996, as compared with 1995. Management expects that the Company's working capital position will improve during the balance of 1996.

  As a result of the Tender Offer and the Redemption, it is estimated that the Company will incur an extraordinary charge from debt extinguishment of approximately $7,400. This includes a premium and the write-off of unamortized fees relating to the 10 3/4% Notes. The Company completed the Refinancing in the fourth quarter of 1996 except for the Redemption. As of December 18, 1996, after giving effect to the Refinancing, the Company had approximately $32,500 of undrawn availability under the Revolving Credit Facility.

  Management believes the funding expected to be generated from operations and provided by existing credit facilities and the Refinancing will be sufficient to meet the Company's working capital and capital investment needs for the foreseeable future.

UTILIZATION OF NET OPERATING LOSS CARRYFORWARDS

  PCI accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), issued in February 1992. SFAS 109 requires, among other things, recognition of future tax benefits, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

  At December 31, 1995, PCI had tax net operating loss carryforwards ("NOLs") totaling approximately $61,000 which expire between 2006 and 2010. After giving effect to the Refinancing, NOLs were reduced by approximately $11,000. SFAS 109 requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be "more likely than not." Management has determined, based on the Continental Plastic Container Companies' history of prior operating earnings and its expectations for the future, that operating income of PCI will more likely than not be sufficient to utilize at least $36,000 of these NOLs prior to their ultimate expiration in the year 2010.

INFLATION AND CHANGING PRICES

  PCI's sales and costs are subject to inflation and price fluctuations. However, since changes in the cost of plastic resin, PCI's principal raw material, are passed through to customers, such changes have equal and offsetting effects on sales and cost of goods sold and therefore have no material effect on PCI's earnings and cash flow; such changes can have a substantial impact on PCI's sales.

RECENT ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed" ("SFAS 121"), was adopted by PCI in 1996. SFAS 121 requires, among other things, that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The implementation of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

                                   BUSINESS

GENERAL

  The Company is a leader in developing, manufacturing and marketing a wide range of custom extrusion blow-molded plastic containers for food and juice, household chemicals, automotive products and motor oil, industrial and agricultural chemicals, and hair care products. The Company manufactures single and multi-layer containers, primarily from HDPE and PP resins, ranging in size from two ounces to two and one-half gallons. Management believes that, based on revenues, the Company is among the largest U.S. manufacturers of extrusion blow-molded plastic containers for (i) food and juice, (ii) automotive motor oil and (iii) household chemical products. For the twelve months ended September 30, 1996, the Company had net sales and pro forma EBITDA of $259.5 million and $29.6 million, respectively.

  In 1995, PCI sold over 1.4 billion containers to national consumer product companies, including Clorox, Coca-Cola Foods, Colgate-Palmolive, Lever Brothers, Mobil Oil, Pace Foods, Pennzoil, Procter & Gamble, Quaker Oats and Quaker State. The Company often is the sole supplier of a customer's container requirements for specific product categories or for particular container sizes. The Company has long-standing relationships with most of its customers and has long-term contractual agreements with remaining terms of up to six years with customers who represent approximately $237 million, or 86%, of the Company's fiscal 1995 dollar sales volume. All of these contracts provide for changes in raw material prices to be passed through to the customer.

COMPETITIVE STRENGTHS

  Management believes that the Company possesses several attributes which contribute to its position as a leading manufacturer of plastic containers for food and juice, household chemicals, automotive products and other products, including:

  Strong Customer Relationships and Long-Term Production Contracts. Management believes that the Company's strong and long-standing customer relationships are due to its nationwide manufacturing facilities, proven ability to develop and manufacture innovative products, and competitive pricing. The Company's five largest customers (Procter & Gamble, Coca-Cola Foods, Mobil Oil, Pennzoil and Quaker State) have been customers of the Company for an average of approximately 15 years.

  Customer-Focused Product Development. PCI works closely with its customers in all phases of product design and production and, since 1992, has spent approximately $44 million on research, development and engineering activities. Examples of the Company's major product innovations include Conolene(TM) fluorine treated barrier bottles (for use in certain applications where the contents would otherwise damage an untreated plastic container) and Lamicon(TM) multi-layer oxygen barrier bottles (for use in certain applications where the contents would be harmed by prolonged exposure to oxygen). Other PCI innovations include the first plastic containers for numerous products, such as motor oil, anti-freeze, maple syrup, edible oil, gasoline additives and herbicides. These innovations were commercially developed at the Company's Elk Grove, Illinois technical center, where approximately 80 employees are engaged in research, development and engineering activities and which management believes provides the Company with a competitive advantage.

  State-of-the-Art Manufacturing Technologies. Management believes that PCI is among the container industry's technology leaders and as such is able to improve manufacturing efficiencies and lower unit costs. The Company was among the first to develop and utilize a "wheel" manufacturing process employing container molds mounted radially on a wheel. Many of PCI's current wheels include proprietary improvements which permit them to operate at higher speeds and to more efficiently manufacture containers with special features such as multiple layers and in-mold labeling (which allows a customer's label to be incorporated into the bottle at its formation rather than be attached with adhesive at a later stage of the manufacturing process, thereby enhancing the appearance of the label). As a result of these improvements, since 1991 the Company has achieved approximately a 28% increase in productivity, as measured by pounds of resin processed per employee. In addition, major production advances commercially developed by PCI include the dual parison blow-molding process, which allows up to four bottles to be made in a single mold, automatic on-line testing equipment, robotic product handling equipment, sonic welding (a proprietary technology to place insulated handles on microwavable bottles), custom color matching and advanced bottle trimming techniques.

  Strategically Located Facilities. The Company serves its customers through a network of 15 plants located in the continental United States and one plant located in Puerto Rico. In many cases, the Company's facilities are located adjacent to or in close proximity to its largest customers' manufacturing operations, thereby creating production and distribution efficiencies. Management believes that the Company's national network of manufacturing facilities is an important competitive advantage because of (i) customer requirements for nationwide production capabilities, (ii) the significance of transportation costs, and (iii) the importance of frequent, timely product deliveries to its customers, many of whom have implemented "just-in-time" inventory management techniques.

BUSINESS STRATEGY

  The Company's business strategy is to leverage its core competencies in the development, manufacture and marketing of extrusion blow-molded containers through: (i) continued cost reduction and increased productivity; (ii) new product development focused on the industry trend towards the conversion to plastic packaging from glass, metal and other materials; and (iii) the development of strategic partnerships with customers.

  Continue Cost Reduction and Increase Productivity. Management continually seeks opportunities to reduce costs and maintains several technology driven programs which are dedicated to productivity improvements. For example, the Company is expected to realize significant cost savings through the closing of two production facilities. One such facility was closed in October 1996, and the other facility is scheduled to close in the first quarter of 1997. The Company expects to incur a one-time plant rationalization and realignment charge of approximately $5.5 million in 1996 (of which $1.5 million was recognized as of September 30, 1996), and although there can be no assurance, management anticipates that the Company will realize annual savings of approximately $5.0 million as a result of such plant rationalization and realignment. Management further anticipates no material loss in unit volume or net sales from these closings, as substantially all related production volume is being transferred to other Company facilities. The Company has also focused on rigorous control of selling, general and administrative expenses resulting in a reduction of such expenses to 11.0% of net sales in the nine months ended September 30, 1996, from 14.5% in the year ended December 31, 1992.

  Capitalize on Conversion from Glass and Metal Containers. Management believes that PCI can capitalize on the continuing trend towards the substitution of plastic for glass and metal containers. This trend is primarily a function of the greater satisfaction with plastic bottles due to their (i) lighter weight, (ii) lower susceptibility to breakage, (iii) special spouts and built-in handles, which increase "pourability" for larger bottles, and (iv) superior on-shelf product presentation, which facilitates product differentiation. The Company has developed a number of products aimed at sectors traditionally served by glass or metal containers, including one gallon Lamicon(TM) juice containers, plastic replacements for large cans used in the food service industry, and juice concentrate bottles used in dispensing machines.

  Develop Customer Partnerships. In response to customers' increasing focus on outsourcing non-core activities, management intends to expand customer partnerships through vendor management programs. In 1995, the Company entered into a five-year vendor management agreement with Mobil Oil under which the Company supplies 100% of Mobil Oil's quart containers for motor oil and manages related packaging materials. This program provides comprehensive packaging services to Mobil Oil, including, in addition to bottle manufacture, the purchase and inventory management of labels, closures and cartons. The Company also provides technical support for all packaging components to insure a high level of quality. The Company is in discussions with other customers regarding similar alliances.

CUSTOMERS

  Substantially all of PCI's sales are made to major consumer products companies. PCI in many cases is the sole supplier of substantially all of its customers' container requirements for specific products or particular container sizes.

  In 1995, PCI's ten largest customers, which accounted for approximately 70% of sales, were (in alphabetical order):

    Clorox                                Pace Foods
    Coca-Cola Foods                       Pennzoil
    Colgate-Palmolive                     Procter & Gamble
    Lever Brothers                        Quaker Oats
    Mobil Oil                             Quaker State

  PCI often has more than one contract with a particular customer. PCI may have individual contracts for specific products or container sizes or, in certain instances, separate contracts with one or more operating divisions of a single customer. As a result, PCI currently has 15 contracts with the ten customers listed above (excluding Lever Brothers, which has been a Company customer for more than 15 years). PCI currently has eight contracts with its two largest customers, Procter & Gamble and Coca-Cola Foods (which were the only customers which accounted for more than 10% of PCI's revenues during
1995); the largest such contract accounted for $25.6 million in net sales in 1995 and expires in 1998. During the nine months ended September 30, 1996, Mobil Oil, Procter & Gamble and Coca-Cola Foods each accounted for more than 10% of PCI's revenues.

PRODUCTS

  PCI currently manufactures primarily HDPE containers and PP containers. In 1995, HDPE containers accounted for approximately 85% of the total number of containers manufactured by PCI and PP containers accounted for approximately 13% of such total. PCI also manufactures at its plant in Puerto Rico a small quantity of two-liter soda bottles made from polyethylene terephthalate ("PET").

  HDPE containers are utilized for products such as laundry detergents, dishwashing liquids, shampoo, automotive motor oil and some food products; they may consist of a single layer of plastic or up to six layers for specialized uses. Multi-layer containers may be required in order to include a layer with barrier properties, to permit the inclusion of recycled materials or to reduce cost by limiting the use of colorant to the single exterior layer. PCI's Conolene(TM) brand of HDPE container is a two-layer container; the inner layer has been exposed to fluorine/nitrogen gas which makes the container suitable for storing insecticides and chemicals which would otherwise cause a standard HDPE container to disintegrate. PP containers are typically utilized for food products, such as maple syrup, ketchup, salad dressing and salsa. PP containers are usually either single layer non-barrier containers or multi-layer containers which include a barrier layer.

  PCI's Lamicon(TM) brand of HDPE or PP container consists of six layers, including a barrier layer of ethyl vinyl alcohol which renders the container oxygen-tight and makes it suitable for use for food products which are subject to spoiling or deterioration if exposed to oxygen.

PRODUCT MARKETS

  Plastic containers manufactured by PCI are utilized for four main product categories. PCI's sales volume for 1995 in each of these product categories is as follows:

                                                                 1995
                                                       ------------------------
                                                           SALES       SALES
                                                          VOLUME       VOLUME
                                                       (IN MILLIONS) PERCENTAGE
        Food and juice................................    $114.3        41.3%
        Household chemicals...........................      83.6        30.2
        Automotive and motor oil......................      52.1        18.8
        Other.........................................      27.1         9.7
                                                          ------       -----
          Total.......................................    $277.1       100.0%
                                                          ======       =====

 FOOD AND JUICE

  The food and juice products for which PCI manufactures containers include ketchup, maple syrup, edible oil, salsa and fruit juices. Certain of these products (such as ketchup and salsa) require containers which include an oxygen resistant barrier layer to prevent spoiling or deterioration. PCI's food and juice products containers are approximately 64% single layer non-barrier containers and 36% multi-layer containers with a barrier layer. Because of the technical requirements involved in barrier packaging for food and juice, this market is generally characterized by fewer competitors and higher margins than PCI's other principal product markets.

  The packaged food industry has been slow to convert to plastic containers due to technical requirements relating to product quality, shelf-life and product handling, and plastic containers currently comprise only a small percentage of the food container market. However, multi-layer plastic containers are increasingly accepted for many food products, and management believes that the food product market presents a substantial opportunity for future sales of plastic containers.

  The Company's unit sales of containers for food and juice products have grown at an annual compounded rate of 10.4% since 1992. PCI's strategy for the food and juice market is to work with customers to convert them to plastic containers for products which are now packaged in glass, metal, paper or multi-material containers. PCI's marketing emphasizes its proprietary technology such as Lamicon(TM) barrier containers and its position as the industry's leading supplier of extrusion blow-molded food containers.

 HOUSEHOLD CHEMICALS

  The Company's containers for household chemicals consist almost entirely of HDPE containers for laundry detergent, dishwashing liquid, bleach and fabric softeners. The Company's unit sales of containers for household chemical products have grown at an annual compounded rate of 3.3% since 1992. PCI's strategy for the household chemicals market is to increase market share by stressing technological advantages permitting the production of more containers with custom features, and to lower production costs, thereby allowing the Company to be price competitive. PCI markets specialized product features such as in-mold labeling and "window stripe" bottles (with a see-through stripe permitting visual measurement of the contents). In order to reduce unit manufacturing costs, PCI employs dual parison production, a process which allows up to four bottles to be made in a single mold, and automated packing technology.

 AUTOMOTIVE AND MOTOR OIL

  Motor oil containers produced by PCI consist primarily of one-quart HDPE bottles. Virtually all containers for automotive motor oil currently sold at retail are plastic. The Company's unit sales of containers for automotive and motor oil products have grown at an annual compounded rate of 2.9% since 1992. As with the household chemicals market, PCI's strategy for the automotive and motor oil market is to continue to increase its market share through unit-cost advantages and by emphasizing product features such as "window stripes" and in-mold labeling.

 OTHER PRODUCTS

  Hair Care. The Company manufactures containers for shampoos and conditioners for Procter & Gamble. Management believes that such containers represent an attractive opportunity for the Company to utilize its advanced production techniques, as hair care product manufacturers typically have demanding container specifications. The Company's unit sales of containers for hair care products have grown at an annual compounded rate of 30.8% since 1992.

  Industrial and Agricultural. Containers manufactured for use by industrial and agricultural manufacturers consist of containers for insect repellents and high-strength cleaners packaged for commercial and industrial use. PCI's corrosion-resistant Conolene(TM) containers are a leading product for this market and PCI's marketing efforts stress the quality of containers produced with PCI's proprietary Conolene(TM) technology. The Company's unit sales of containers for industrial and agricultural products have grown at an annual compounded rate of 2.8% since 1992.

MANUFACTURING AND PRODUCTION PROCESS

  PCI serves its customers through a network of 15 plants located in the continental United States and one plant located in Puerto Rico. See "-- Properties" below. In many cases, the Company's facilities are located adjacent to or in close proximity to its largest customers' manufacturing operations, thereby creating production and distribution efficiencies. Most of PCI's products are shipped by common carrier to customers within a 250-300 mile radius of a given production site.

  Five of the Company's plants are dedicated to single customers with which PCI has long-standing relationships. The plants have between 2 and 13 production lines, and individual production lines within a plant are frequently dedicated to a single customer. Of the 124 production lines operated by PCI, 78 are currently dedicated to a particular customer's products. The dedication of production lines is an important factor in obtaining long-term contracts. PCI's plants (but not every production line within a plant) generally operate 24 hours a day five days a week.

  In the extrusion blow-molding production process, resin pellets are blended with colorants or other necessary additives and fed into an extrusion machine, which uses heat and pressure to form the resin into a round hollow tube of molten plastic called a parison. Bottle molds mounted radially on a wheel capture the parisons as they leave the extruder. Once inside the mold, air pressure is used to blow the parison into the bottle shape of the mold. Over 60% of PCI's production lines are set up so that multiple extruders each deposit a separate parison into a single mold, thus producing a multi-layered bottle. In addition, over 60% of the production lines include in-mold labeling equipment. The Company was among the first to develop and utilize a "wheel" manufacturing technology. While certain of PCI's competitors also use wheel technology in their production lines, PCI has developed a number of proprietary improvements which management believes permit the Company's wheels to operate at higher speeds and to manufacture more efficiently containers with one or more special features, such as multiple layers and in-mold labeling.

  Management believes that capital investment to maintain and upgrade property, plant and equipment is important to remain competitive. Total capital expenditures for 1993, 1994 and 1995 and the first nine months of 1996 were approximately $16.1 million, $15.0 million, $30.7 million and $18.4 million, respectively. Capital expenditure levels in both 1996 and 1995 were higher than normal due to the addition of the Company's Atlanta facility in 1996 and plant expansions in several locations in 1995. Management estimates that the minimum annual capital expenditure which would be required to maintain PCI's current facilities averages approximately $5.0 million.

SOURCES AND AVAILABILITY OF RAW MATERIALS

  All of the raw materials PCI uses have historically been available in adequate supply from multiple sources. PCI's principal raw materials are HDPE and PP resins, which are delivered to PCI in pellet form. During periods of tighter supply, PCI has been able to procure sufficient quantities of resins to supply all of its customers' needs. PCI's dollar gross profit is substantially unaffected by fluctuations in resin prices because industry practice and PCI's contractual arrangements with its customers permit changes in resin prices to be passed through to customers by means of corresponding changes in product pricing.

PROPERTIES

  PCI employs various owned and leased properties located throughout the United States for its production facilities, corporate headquarters, technical center and sales offices. Of the 22 domestic properties currently owned or leased, 5 are owned and 17 are leased.

  The following table sets forth the location and approximate current square footage of PCI's production facilities:

                                                                  SIZE IN
      LOCATION                                                  SQUARE FEET
      Lakeland, Florida........................................   218,000
      Elk Grove, Illinois......................................   183,000(1)
      Kansas City, Kansas......................................   173,000
      Baltimore, Maryland......................................   151,000(1)(2)
      Cincinnati, Ohio.........................................   130,000(1)
      Lima, Ohio...............................................   123,000
      New Market, New Jersey...................................   116,000(3)
      DuPage, Illinois.........................................   104,000(1)
      Santa Ana, California....................................   103,000
      Oil City, Pennsylvania...................................    96,000
      Atlanta, Georgia.........................................    85,000(4)
      Houston, Texas...........................................    80,000(1)
      Fairfield, California....................................    66,000
      West Memphis, Arkansas...................................    60,000
      Newell, West Virginia....................................    50,000
      Caguas, Puerto Rico......................................    47,000

---------------------
(1) The equipment located at this facility is included in the Sale/Leaseback. See "The Refinancing--The Sale/Leaseback."
(2) CPC's obligations as lessee are secured by a first mortgage on the real property at this facility. See "The Refinancing--The Sale/Leaseback."
(3) PCI's Cleveland, Ohio facility ceased production in October 1996. The lease on this facility expires on August 31, 1997. PCI's New Market, New Jersey facility is expected to cease production during the first quarter of 1997. The New Market lease expires on June 30, 1999.
(4) The equipment at this facility is leased, pursuant to a capital lease, under an industrial revenue bond financing. Upon the termination of such financing, the equipment at this facility will secure CPC's obligations under the Sale/Leaseback. See "The Refinancing--The Sale/Leaseback."

                               ----------------

  PCI owns the facilities in Santa Ana, Fairfield, Oil City, Baltimore and Puerto Rico; all others are leased.

  PCI also leases its technical center in Elk Grove, Illinois (79,000 sq. ft.), its corporate headquarters space in Norwalk, Connecticut (20,000 sq. ft.), its accounting office space in Omaha, Nebraska (6,000 sq. ft.) and sales offices in Cincinnati, Ohio (1,000 sq. ft.) and Houston, Texas (1,000 sq. ft.).

RESEARCH, DEVELOPMENT AND ENGINEERING

  Research, development and engineering constitute an important part of PCI's activities, both for development of new products and product enhancements and for development of manufacturing technology. These efforts are undertaken by approximately 80 Company employees principally at PCI's technical center located in Elk Grove, Illinois. While PCI to a limited extent engages the services of outside research and development consulting firms to assist on specific projects, it develops the vast majority of its technical expertise internally. Research, development and engineering expenditures were approximately $9.6 million, $9.0 million and $8.8 million for 1993, 1994 and 1995, respectively, and approximately $6.0 million for the nine months ended September 30, 1996. Management believes that continuing product and manufacturing innovations are of major importance to meeting customer's needs and lowering unit costs, thereby permitting the Company to remain competitive in the plastic container market.

  PCI has a large number of patents which relate to a variety of products and processes, has pending a number of patent applications, and is licensed under several patents owned by others. Management does not consider any patent or group of patents relating to any particular product or process to be of material importance to its business as a whole.

COMPETITION

  PCI faces substantial competition throughout its product lines from a number of well-established businesses operating nationally, and in certain limited circumstances, from firms operating regionally. In most instances regional competitors lack the technological capabilities to service national consumer product companies. PCI's primary national competitors are Owens-Brockway (a subsidiary of Owens-Illinois, Inc.), Graham Container Corporation, Plastipak, Inc. and American National Can, Inc. Management believes that PCI's long-term success is largely dependent on its ability to continue to develop product innovations and improve its production technology and expertise through its applied research and development capability. Other important competitive factors are rapid delivery of products, production quality, and price.

MARKETING AND DISTRIBUTION

  Substantially all of PCI's sales are made through the direct efforts of its approximately 16 sales personnel. Sales activities are conducted from PCI's corporate headquarters in Norwalk, Connecticut and from field sales offices located in Houston, Texas; Cincinnati, Ohio; Elk Grove, Illinois; Santa Ana, California; Fort Smith, Arkansas; Fairfield, California; and Lakeland, Florida.

  PCI's products are typically delivered to its customers by truck, at the expense of the customer. Deliveries are generally made on a daily basis to comply with its customers' "just-in-time" delivery requirements.

EMPLOYEES

  The Company employed approximately 1,850 persons at September 30, 1996. A majority of these employees are hourly workers covered by collective bargaining agreements. PCI has not had any material labor disputes in the past five years and considers its employee relations to be good.

  The Company is presently in negotiation with the union representing certain of the employees at its Lakeland, Florida production facility with respect to wages and benefits. In November 1996, the Company experienced a three-day strike at this facility, which did not disrupt or delay the shipment of containers to customers. The union has agreed that there will be no further strikes or work stoppages prior to January 17, 1997, and management expects that this negotiation will be satisfactorily concluded prior to that date.

ENVIRONMENTAL MATTERS

  PCI's operations, in common with those of the industry generally, are subject to numerous existing and proposed laws and governmental regulations designed to protect the environment, particularly regarding plant wastes and emissions and solid waste disposal. Although compliance with environmental laws and regulations requires ongoing expenditures and remediation activities, capital expenditures for property, plant and equipment for environmental control activities and other expenditures for compliance with environmental laws and regulations were not material in 1995 and are not expected to be material in 1996. Management believes that PCI is in material compliance with all federal, state and local environmental laws and regulations and is currently not engaged in any remediation activities required by governmental regulatory authorities.

  A number of states and the federal government have considered or are expected to consider legislation mandating certain rates of recycling and/or the use of recycled materials. Some consumer products companies (including certain customers of PCI), have responded to these governmental initiatives and to perceived environmental concerns of consumers by using bottles made in whole or in part of recycled plastic. Approximately 17% of the Company's resin needs for HDPE containers are currently supplied from recycled containers.

LITIGATION

  PCI is a party to various litigation matters arising in the ordinary course of its business. The ultimate legal and financial liability of PCI with respect to such litigation cannot be estimated with certainty but management of PCI believes, based on its examination of such matters, experience to date and discussions with counsel, that such ultimate liability will not be material to the financial statements of PCI.

                                  MANAGEMENT

  Set forth below are the names, ages and positions of the current directors and executive officers of PCI, CPC and Caribbean who will continue to serve after the Refinancing:

    NAME                 AGE                       OFFICE
 Donald J. Bainton......  65 Chairman of the Board and Director of PCI, CPC and
                             Caribbean; President and Chief Executive Officer
                             of PCI.
 Charles F. DiGiovanna..  55 President and Chief Executive Officer of CPC and
                             Caribbean; Director of PCI, CPC and Caribbean.
 Abdo Yazgi.............  44 Secretary, Director and Vice President of PCI, CPC
                             and Caribbean; Treasurer of PCI.
 Jay W. Hereford........  46 Vice President, Treasurer and Chief Financial
                             Officer of CPC and Caribbean; Assistant Treasurer
                             of PCI.
 Samuel A. Nutile.......  63 Vice President--Manufacturing and Engineering of
                             CPC and Caribbean.
 David M. Stulman.......  50 Vice President--Human Resources of CPC and
                             Caribbean.
 John S. Roesch.........  55 Vice President--Sales and Marketing of CPC and
                             Caribbean.
 J.A. Zubillaga.........  63 Vice President and General Manager of Caribbean.
 Jose Luis Zapata.......  36 Director of PCI, CPC and Caribbean.

  Donald J. Bainton has served since November 1991 as Chairman of the Board and a director of PCI, CPC and Caribbean, and as Chief Executive Officer of PCI. Since July 1983, he has been principally employed as Chairman of the Board and Chief Executive Officer of Continental Can. Prior thereto, Mr. Bainton was Executive Vice President and a director of The Continental Group, Inc. and President of Continental Packaging Co. Mr. Bainton devotes less than a majority of his time to PCI's affairs.

  Charles F. DiGiovanna was appointed President and Chief Executive Officer of CPC and Caribbean in March 1992 and was elected a director of PCI, CPC and Caribbean in May 1994. Mr. DiGiovanna served as Chairman of the Board and Chief Executive Officer of Darome Inc., an international telecommunications company, from 1985 through 1990, when he became an independent consultant. Commencing in June 1991, he rendered consulting services to Continental Can in connection with the Acquisition. Mr. DiGiovanna is also a director of Continental Can and Home Port Bancorp, Inc.

  Abdo Yazgi has served as Secretary and a director of PCI, CPC and Caribbean, and as Treasurer of PCI, since November 1991, and as Vice President of PCI, CPC and Caribbean since February 1992. He has been principally employed as Executive Vice President of Continental Can since May 1991, as a director of Continental Can since August 1991, and as its Secretary and General Counsel since 1979. Mr. Yazgi devotes less than a majority of his time to PCI's affairs.

  Jay W. Hereford has served as Treasurer of CPC and Caribbean since November 1991, and, since May 1992, also as Vice President and Chief Financial Officer of CPC and Caribbean and Assistant Treasurer of PCI. Mr. Hereford has been employed by the Company and its predecessors since 1974.

  Samuel A. Nutile served as General Manager--Manufacturing of CPC and Caribbean from September 1993 until his appointment as Vice President-- Manufacturing in January 1994. He was appointed Vice President--Manufacturing and Engineering in November 1994. He originally worked for CPC in various manufacturing positions during the period from April 1956 through March 1984. From March 1984 to September 1993, he served as President and Chief Operating Officer of Four M Manufacturing Corporation (a manufacturer of corrugate products) and as an independent consultant.

  David M. Stulman has served as Vice President-Human Resources of CPC since February 1996. He originally worked for Continental Can in various human resources positions from 1973-1987. Prior to joining CPC, he served as Corporate Director of Human Resources of Amphenol Corporation from 1988 to June 1993, and as Vice President-Human Resources of Pirelli Armstrong Tire Corporation from June 1993 to February 1996.

  John S. Roesch has served as General Manager--Sales of CPC and Caribbean from May 1992 until June 1993, as Vice President--Sales from June 1993 until July 1996, and thereafter as Vice President--Sales and Marketing. Prior to May 1992, he served in numerous sales positions since joining CPC in 1975.

  J.A. Zubillaga has served as Vice President and General Manager of Caribbean since October 1981.

  Jose Luis Zapata has served as a director of PCI since October 1991 and as a director of CPC and Caribbean since November 1991. He served as President of PCI from October 1991 through October 22, 1996. He has also served as director of Corporate Finance of Taenza, S.A. de C.V. since 1989. Mr. Zapata is also a Director of Continental Can. See "Ownership of PCI."

  All directors of PCI hold office until the next annual meeting of stockholders of PCI and until their successors are duly elected and qualified, and all executive officers of PCI, CPC and Caribbean hold office at the pleasure of the respective boards of directors.

                            MANAGEMENT COMPENSATION

  The table below shows the compensation paid or credited by the Company and its subsidiaries during the last three fiscal years to each executive officer of the Company whose cash compensation (paid or deferred) in 1996 exceeded $100,000 (the "named executive officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                       ANNUAL
                                                    COMPENSATION
                                                   ---------------
                                                                    ALL OTHER
                                                   SALARY   BONUS  COMPENSATION
         NAME AND PRINCIPAL POSITION          YEAR   ($)     ($)      ($)(2)
         ---------------------------          ---- ------- ------- ------------
Charles F. DiGiovanna........................ 1996 245,028            4,500
 President and Chief Executive                1995 245,028   --       4,500
 Officer of CPC and Caribbean                 1994 245,028 120,000    4,440
Jay W. Hereford.............................. 1996 152,000            4,500
 Vice President, Treasurer and                1995 152,000   --       4,500
 Chief Financial Officer of CPC and Caribbean 1994 145,000 106,314    4,500
Samuel A. Nutile............................. 1996 132,000            3,960
 Vice President--Manufacturing                1995 132,000   --       4,500
 and Engineering of CPC and Caribbean         1994 125,004 80,196     3,900
David M. Stulman............................. 1996 130,000   --       3,450
 Vice President--Human
 Resources of CPC and Caribbean since
 February 1996
John S. Roesch............................... 1996 123,500            3,375
 Vice President-Sales and                     1995 115,000   --       4,500
 Marketing of CPC and Caribbean               1994 110,004 70,573     3,140

----------
(1) All of the compensation paid to or earned by the named executive officers relates to performance for a single fiscal year. No long term compensation was paid to any of the named executive officers for any of the past three fiscal years.
(2) Comprised of contributions by the Company to the accounts of the named executive officers under the Continental Can Savings Plan, a defined contribution plan.

COMPENSATION OF DIRECTORS

  Each director of PCI receives an annual fee of $15,000 for his services as a director for the Company and is reimbursed for any out-of-pocket expenses incurred in attending meetings.

SALARIED PENSION PLAN

  The Continental Plastic Containers, Inc. Salaried Pension Plan (the "Pension Plan") is a defined-benefit pension plan available to all non-union salaried employees of the Company. All contributions to the Pension Plan are made by, and all costs of the Pension Plan are borne by, the Company.

  Plan benefits are based on all years of continuous service and the employee's average earnings during the highest five continuous years of the last ten years of employment, minus a profit-sharing annuity. Beginning January 1, 1994, the compensation amount used in the calculation is limited to $150,000 per year. The profit-sharing annuity is based on the amount of profit-sharing contributions received for 1988 through 1992.

  Payments of benefits under the Pension Plan commence on such date after a terminating employee's 55th birthday as the employee shall elect, and are made in the form of straight life or joint and survivor annuities.

  The following table sets forth estimated annual formula benefits payable upon retirement at age 65 to persons in specified earnings and years of service classifications, who have elected to receive payments in the form of straight life annuities. The amounts shown do not reflect reductions which would be made to offset the profit-sharing annuity.

  HIGHEST                YEARS OF CONTINUOUS SERVICE AT AGE 65(2)
  AVERAGE    -------------------------------------------------------------
EARNINGS(1)    10       15       20       25       30       35       40
-----------  ------- -------- -------- -------- -------- -------- --------
 $100,000    $15,470 $ 23,205 $ 30,940 $ 38,675 $ 46,410 $ 54,145 $ 61,880
  150,000     23,820   35,730   47,640   59,550   71,460   83,370   95,280
  200,000     32,170   48,255   64,340   80,425   96,510  112,595  128,680
  250,000     40,520   60,780   81,040  101,300  121,560  141,820  162,080
  300,000     48,870   73,305   97,740  122,175  146,610  171,045  195,480
  350,000     57,220   85,830  114,440  143,050  171,660  200,270  228,880
  400,000     65,570   98,355  131,140  163,925  196,710  229,495  262,280
  450,000     73,920  110,880  147,840  184,800  221,760  258,720  295,680
  500,000     82,270  123,405  164,540  205,675  246,810  287,945  329,080

----------
(1) Annual earnings are equal to the sum of salary and bonus shown in the Summary Compensation Table above.
(2) Messrs. DiGiovanna, Hereford, Nutile, Stulman and Roesch were credited with 4, 22, 31, 0 and 21 years of continuous service as of December 31, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There have been no transactions with management and others, business relationships, indebtedness of management or transactions with promoters that occurred during 1996, nor are any currently proposed for PCI and its subsidiaries, that are required to be reported under applicable regulations of the Commission.

                               OWNERSHIP OF PCI

  PCI has outstanding an aggregate of 100 shares of Common Stock (the "PCI Shares"); prior to December 1996, 50 PCI Shares were owned by Continental Can and 50 PCI Shares were owned by Merrywood. As part of the Refinancing, Continental Can purchased an additional 34 PCI Shares from Merrywood and agreed to purchase Merrywood's remaining 16 PCI Shares not later than December 31, 2000. Jose Luis Zapata (a director of PCI), Cayo Zapata (until October 22, 1996, a director of PCI), and Paulo Zapata are brothers and each beneficially owns one-third of Merrywood.

  The Company, Continental Can, Merrywood and Plaza Limited (the record holder of all of the outstanding Merrywood Stock) entered into an agreement dated September 10, 1992, which, among other matters, gave Merrywood the right to require Continental Can to purchase Merrywood's 50 PCI Shares for $30.0 million, plus interest from November 1991. On July 31, 1996, Merrywood exercised this right to require such purchase on December 2, 1996, for $30.0 million plus approximately $15.4 million of interest. Merrywood and Continental Can meanwhile entered into a new agreement dated as of October 22, 1996 (the "Stock Purchase Agreement"), pursuant to which, in lieu of the foregoing purchase, Continental Can (i) purchased 34 PCI Shares from Merrywood for $30.0 million and (ii) agreed to purchase Merrywood's remaining 16 PCI Shares on or before December 31, 2000, for $15.4 million plus interest at a rate of 0.75% above the nominal rate of the Senior Secured Notes (the "Remaining PCI Shares Purchase Price"). Pursuant to the Stock Purchase Agreement, Continental Can also issued to Plaza Limited a warrant to purchase, at any time prior to January 1, 2001, up to 150,000 shares of the common stock of Continental Can at a price per share equal to the lower of $20 and the per share book value of Continental Can common stock as of December 31, 1996.

  As security for the performance by Continental Can of its obligations under the Stock Purchase Agreement, Continental Can granted Merrywood a security interest in the 84 PCI Shares owned by Continental Can after the Refinancing. Also, if Continental Can fails to purchase Merrywood's remaining 16 PCI Shares on or before December 31, 2000, as an alternative to any other remedy available to it, Merrywood would have the right to exchange those PCI Shares for the number of shares of Continental Can common stock obtained by dividing
(x) the Remaining PCI Shares Purchase Price by (y) the lower of (i) $11.93 (the average closing price of Continental Can common stock for the 20 business days preceding October 22, 1996) and (ii) the average closing price of the Continental Can common stock for the 20 business days preceding December 31, 2000. If Continental Can fails to make such cash purchase, then, depending on the market price of the Continental Can common stock at that time, and on the number of shares of such stock then outstanding, the acquisition by Merrywood of these shares of Continental Can common stock could result in Merrywood's becoming the largest stockholder of Continental Can.

  PCI loaned to Continental Can, out of the proceeds of the Refinancing, the $30.0 million cash necessary to purchase the additional 34 PCI Shares from Merrywood. The note evidencing the Continental Can Loan has been pledged as part of the Collateral to secure the Senior Secured Notes.

                 DESCRIPTION OF THE REVOLVING CREDIT FACILITY

  On October 30, 1995, the Company entered into the Revolving Credit Facility with The CIT Group/Business Credit, Inc. ("CIT"), pursuant to which CIT agreed to make revolving loans to the Company and arrange for the issuance of up to $10.0 million of letters of credit for the benefit of the Company, up to an aggregate maximum at any time of the lesser of (i) $50.0 million and (ii) the sum of (x) 85% of the amount of Eligible Accounts (as defined) of CPC and (subject to the satisfaction of certain conditions precedent) Caribbean, plus
(y) 60% of the value of the Eligible Inventory (as defined) of CPC and (subject to the satisfaction of certain conditions precedent) Caribbean. As of December 18, 1996, after giving effect to the Refinancing, the total amount available to the Company under the Revolving Credit Facility was $36.0 million; as of that date the Company had no revolving loans outstanding and $3.5 million of letters of credit issued for its benefit.

  Interest on the revolving loans is payable at the Company's option, (i) at a specified percentage above the prime rate or (ii) a specified percentage above LIBOR. The specified percentages used in computing the interest payable on the Company's loan balance vary depending on the ratio of certain outstanding indebtedness of the Company to its earnings. The Company is also required to pay an annual line of credit fee in the amount of 0.25% of the unused portion of the Revolving Credit Facility up to $25.0 million and 0.50% of such unused portion in excess of $25.0 million and a collateral management fee in the amount of $75,000 per annum.

  The Company's obligations under the Revolving Credit Facility are unconditionally guaranteed by CPC and Caribbean. As security for their guarantees, each of CPC and Caribbean has granted to CIT a first security interest in its accounts receivable and inventory (including raw material, work-in-process, semi-finished goods and supplies), contract rights, documents and instruments arising from the sale or other disposition of inventory or rendition of services and related rights, and the bank accounts into which the proceeds on such accounts receivable are deposited.

  The Revolving Credit Facility requires that the Company comply with certain covenants, including, but not limited to, a restriction on the incurrence of additional indebtedness, a restriction on the creation of additional liens, compliance with certain financial covenants, certain restrictions on dividends, loans and investments, restrictions on mergers and sales of assets and certain restrictions on the amount of capital expenditures.

  The Revolving Credit Facility contains certain events of default, including, without limitation: (i) the failure of the Company to pay any of its obligations under the Revolving Credit Facility when due or within five business days thereafter; (ii) any breach by the Company of any warranty, representation or covenant of the Revolving Credit Facility or related agreements beyond any applicable cure period; (iii) the occurrence of an event of default under any other debt instrument of the Company, CPC or Caribbean relating to borrowings in excess of $0.25 million in principal amount; (iv) any prepayment of the Senior Secured Notes unless, at the time in question, the Company could borrow at least an additional $10.0 million under the Revolving Credit Facility and the Company, CPC and Caribbean are current in the payment of their debts and obligations, in accordance with their usual business practices; (v) certain events of bankruptcy or insolvency of the Company, CPC or Caribbean; or (vi) Continental Can's ceasing to have the ability to elect at least one-half of the members of the Company's board of directors.

  The term of the Revolving Credit Facility continues until October 30, 2002 and from year to year thereafter, provided that the Company or CIT may terminate the Revolving Credit Facility as of October 30, 2002 or any subsequent anniversary date on 60 days advance written notice.

  The Senior Secured Notes rank pari passu in right of payment with indebtedness under the Revolving Credit Facility.

  On December 17, 1996, the Company and CIT entered into an amendment to the Revolving Credit Facility permitting the consummation of the Refinancing and amending the Revolving Credit Facility in certain other respects.

                      DESCRIPTION OF SENIOR SECURED NOTES

  The Old Notes were issued, and the New Notes will be issued, under an indenture dated as of December 17, 1996 (the "Indenture") among the Company, each of CPC and Caribbean, as guarantors, and United States Trust Company of New York, as trustee (the "Trustee"). References below to the Senior Secured Notes include the New Notes and the Old Notes unless the context otherwise requires. Upon the issuance of the New Notes, if any, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture (a copy of which may be obtained upon request to the Company) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

  The Senior Secured Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium and Liquidated Damages, if any, and interest on the Senior Secured Notes will be payable, and the Senior Secured Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes at 114 West 47th Street, New York, New York. In addition, interest may be paid by wire transfer or check mailed to the Person entitled thereto as shown on the register for the Senior Secured Notes, provided that all payments with respect to Global Notes (as defined) and Certificated Securities (as defined), the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Senior Secured Notes are initially represented by one or more Global Notes (the "Global Notes") and are deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except as set forth in "--Book-Entry, Delivery and Form," owners of beneficial interests in such Global Notes are not entitled to have Senior Secured Notes registered in their names, will not receive or be entitled to receive physical delivery of Senior Secured Notes in definitive form and are not considered the owners or holders thereof under the Indenture. See "--Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of the Senior Secured Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

  Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

  The Senior Secured Notes are secured obligations of the Company, limited to $125,000,000 aggregate principal amount and will mature on December 15, 2006. Interest on the Senior Secured Notes accrues at the rate of 10% per annum and will be payable semi-annually on each June 15 and December 15, commencing June 15, 1997, to the holders of record of Senior Secured Notes at the close of business on June 1 and December 1 immediately preceding such interest payment date. Interest on the Senior Secured Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from December 17, 1996, the original date of issuance (the "Issue Date"). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to 11% per annum.

REDEMPTION

  Optional Redemption. The Senior Secured Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after December 15, 2001, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on December 15 of the years indicated below:

            YEAR                               PERCENTAGE
            2001..............................  105.000%
            2002..............................  103.333%
            2003..............................  101.667%
            2004 and thereafter...............  100.000%

  In addition, on or prior to December 15, 1999, the Company may, at its option, following a Public Equity Offering (as defined below) which yields gross proceeds (before discounts, commissions and expenses) of $15.0 million or more in the aggregate, redeem up to $40.0 million of Senior Secured Notes on a pro rata basis (or as nearly pro rata as practicable), at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least $85.0 million aggregate principal amount of Senior Secured Notes would remain outstanding immediately after giving effect to any such redemption. In order to effect the foregoing redemption with the net proceeds of a Public Equity Offering, the Company shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.

  As used in the preceding paragraph, a "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company made on a primary basis by the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act or an underwritten offering of Capital Stock (other than Disqualified Capital Stock) of the Company made on a primary basis by the Company pursuant to Rule 144A under the Securities Act.

  Mandatory Redemption. As described below, in the event of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Senior Secured Notes at a redemption price of 101% of the principal amount thereof, plus accrued interest. In addition, the Company is obligated to make offers to purchase Senior Secured Notes at a redemption price of 100% of the principal amount plus accrued interest with and in an amount equal to the net cash proceeds of certain sales or other dispositions of assets. See "--Change of Control" and "--Certain Covenants --Disposition of Proceeds of Asset Sales" below. The Company will comply with Rule 14e-1 promulgated under the Exchange Act in making any such offer to purchase Senior Secured Notes.

  Selection and Notice. In the event that less than all of the Senior Secured Notes are to be redeemed at any time, selection of Senior Secured Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Secured Notes are listed or, if the Senior Secured Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided, however, that no Senior Secured Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Secured Notes to be redeemed at its registered address. If any Senior Secured Note is to be redeemed in part only, the notice of redemption that relates to such Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Secured Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Secured Note. On and after the redemption date, interest will cease to accrue on Senior Secured Notes or portions thereof called for redemption.

CHANGE OF CONTROL

  In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the holders in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Senior Secured Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date. Notice of a Change of Control Offer shall be mailed by the Company to the holders not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date. For the definition of Change of Control, see "--Certain Definitions--Change of Control" below. The occurrence of the Company having to make a Change of Control Offer may cause a default under certain financial covenants of the Revolving Credit Facility.

RANKING AND GUARANTEES

  The indebtedness of the Company evidenced by the Senior Secured Notes ranks senior in right of payment to all subordinated indebtedness of the Company and ranks pari passu in right of payment with indebtedness under the Revolving Credit Facility and all other existing or future unsubordinated indebtedness of the Company.

  The Company's obligations under the Senior Secured Notes are jointly and severally guaranteed by CPC and Caribbean (the "Guarantees"). The Guarantees rank pari passu in right of payment with all existing or future unsubordinated indebtedness of each of CPC and Caribbean, respectively. CPC's Guarantee is secured, in the manner and to the extent summarized below under "--Security," by substantially all of CPC's assets and properties other than inventory and accounts receivable. Caribbean's Guarantee is secured, in the manner and to the extent summarized below under "--Security," by substantially all of Caribbean's assets and properties other than inventory, accounts receivable and certain equipment securing capital lease obligations. With respect to certain risks associated with the Guarantees, see "Risk Factors--Fraudulent Conveyance Statutes."

SECURITY

  Pursuant to the Security Documents, each of CPC and Caribbean has assigned and pledged as collateral to the Collateral Trustee for the benefit of the Collateral Trustee and the holders of the Senior Secured Notes a security interest in certain of its real and personal property summarized below, whether now owned or hereafter acquired, together with the proceeds therefrom and permanent additions and accessions thereto, but such security interest does not extend to (i) the inventory or accounts receivable of each of CPC and Caribbean, which are pledged to secure the obligations under the Revolving Credit Facility, (ii) the real or personal property sold in connection with, or pledged to secure, the obligations under the 1996 Sale/Leaseback (as defined under "--Certain Definitions") or to any permanent additions or accessions thereto or (iii) the Previously Leased/Financed Equipment. The Collateral for the Senior Secured Notes represents substantially all of the real and personal property (other than inventory, accounts receivable and certain equipment securing capital lease obligations) of each of CPC and Caribbean. The security interest in the Collateral is a first priority interest (to the extent attainable by filing or possession), subject to certain exceptions, which exceptions, in the judgment of the Company, CPC and Caribbean, do not adversely affect the value of the Collateral.

  The net book value of the Collateral (excluding the Continental Can Note and the stock of the Guarantors) as of September 30, 1996, after giving effect to the 1996 Sale/Leaseback, was approximately $91.1 million (the net book value, as of September 30, 1996, of the assets subject to the 1996 Sale/Leaseback, was approximately $40.6 million). There can be no assurance that the proceeds of any sale of the Collateral in whole pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the Senior Secured Notes. In addition, the ability of the Senior Secured Noteholders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "--Certain Bankruptcy Limitations" below.

  The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "--Possession, Use and Release of Collateral." For example, Collateral may be released in connection with Asset Sales and new collateral need not be substituted therefor. As described under "--Certain Covenants--Disposition of Proceeds of Asset Sales," the Net Cash Proceeds of such Asset Sales are required to be utilized to make an offer to purchase Senior Secured Notes, as hereafter described. To the extent an offer to purchase Senior Secured Notes is not subscribed to by holders thereof on the basis described under "--Certain Covenants--Disposition of Proceeds of Assets Sales," the unutilized Net Cash Proceeds may be retained by the Company, free of the Lien of the Indenture and the Security Documents.

  The Indenture permits the substitution of Collateral for collateral of equal value under certain circumstances. See "--Possession, Use and Release of Collateral."

  Pursuant to the Security Documents, (i) the Company has assigned and pledged to the Trustee, for its benefit and the benefit of the holders of the Senior Secured Notes, the Continental Can Note, the Capital Stock of each of CPC and Caribbean and (ii) each of CPC and Caribbean has assigned and pledged to the Trustee, for its benefit and the benefit of the holders of the Senior Secured Notes, each of the following assets of such entity owned by such entity on the date the Senior Secured Notes were originally issued or acquired by such entity thereafter (other than assets with respect to which a Lien has been granted to a third party pursuant to clause (c) of the covenant described under "--Limitation of Liens" below): (a) all contracts, together with all contract rights arising thereunder; (b) all machinery and equipment; (c) all trademarks and service marks, together with the registrations and rights to all renewals thereof; (d) all patents and copyrights; (e) all computer programs of such entity and all intellectual property rights therein and all other proprietary information of such entity, including, but not limited to, trade secrets; (f) the instruments deposited or required to be deposited in the Cash Collateral Account upon the sale or other disposition of Collateral;
(g) interests in real properties, which as of the date of this Prospectus consist of the owned facilities described under "Business--Properties" above, excluding the Company's Baltimore facility, which is pledged to secure the 1996 Sale/Leaseback (the "Real Property Collateral"); (h) the Continental Can Note; and (i) all proceeds and products of any and all of the foregoing. Notwithstanding the foregoing, the Senior Secured Notes are not secured by inventory and accounts receivable (which are pledged to secure the Revolving Credit Facility), certain contract rights, leasehold interests in real property, motor vehicles, cash (except in certain instances), the equipment, machinery and other property to be sold in connection with the 1996 Sale/Leaseback or any permanent additions or accessories to such equipment, machinery and other property and the Previously Leased/Financed Equipment; provided that the Previously Leased/Financed Equipment shall constitute Collateral at such time as the 1996 Sale/Leaseback terminates. In addition to securing the obligations of the Company under the Senior Secured Notes, the pledge of Collateral by CPC and Caribbean also secures the obligations of such guarantor under its Guarantee.

  The personal and intellectual property Collateral is pledged pursuant to pledge and security agreements among CPC, Caribbean and the Trustee and, with respect to Caribbean, pursuant to a personal property note pledge agreement, a personal property mortgage and affidavit and a personal property mortgage note between Caribbean and the Trustee (collectively, the "Security Agreements") and, in the case of the intellectual property Collateral, the pledge has been confirmed pursuant to a separate notice of security interest among the same parties (the "Notice of Security Interest"). The Real Property Collateral of CPC is pledged pursuant to mortgages or deeds of trust (the "U.S. Mortgages") and the Real Property Collateral of Caribbean is pledged pursuant to a real property mortgage note pledge agreement, a real property mortgage and affidavit and a real property mortgage note (collectively, the "Puerto Rico Mortgage"; together with the U.S. Mortgages, the "Mortgages"). The Capital Stock of CPC and Caribbean and the Continental Can Note are pledged pursuant to a stock pledge agreement among the Company and the Trustee (the "Stock Pledge Agreement"). The lessors under the 1996 Sale/Leaseback have a subordinated security interest in the Continental Can Note.

  If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the Senior Secured Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay the principal of, premium, if any, and interest on the Senior Secured Notes.

CERTAIN BANKRUPTCY LIMITATIONS

  The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company, CPC or Caribbean prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders of the Senior Secured Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CERTAIN COVENANTS

  Set forth below are certain covenants which are contained in the Indenture.

  Limitation on Additional Company Indebtedness. The Company shall not create, incur, assume, guarantee or in any manner become liable for the payment of ("incur"), any Indebtedness (including any Acquired Indebtedness) except for (each of which shall be given independent effect):

    (a) Indebtedness under the Senior Secured Notes and the Indenture;

    (b) Indebtedness which, when aggregated with any Indebtedness of CPC or Caribbean incurred pursuant to clause (g) of the covenant described under "--Limitation on Additional Subsidiary Indebtedness," does not exceed the greater of (i) Indebtedness outstanding from time to time pursuant to the commitments, advance rates and the definitions of "Eligible Receivables" and "Eligible Inventory" in effect from time to time under the Revolving Credit Facility and (ii) $25.0 million;

    (c) Indebtedness of the Company outstanding on the date on which the Senior Secured Notes were originally issued and included in the Company's consolidated financial statements contained elsewhere in this Prospectus;

    (d) Indebtedness if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Interest Coverage Ratio of the Company would be greater than or equal to 2.25:1.00 on or prior to December 31, 1999 and 2.50:1.00 thereafter;

    (e) Indebtedness incurred in connection with or arising out of Capitalized Lease Obligations or secured by Liens of the type permitted under clause (c) of the covenant described under "--Limitation of Liens" below in an aggregate amount at any time outstanding which, when aggregated with any Indebtedness incurred pursuant to clause (d) of the covenant described under "--Limitation on Additional Subsidiary Indebtedness" below, does not exceed $10.0 million, provided such Indebtedness arising out of Capitalized Lease Obligations is incurred in accordance with the covenant described under "--Limitation on Liens" below;

    (f) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

    (g) Indebtedness arising under any appeal and reimbursement obligation entered into with respect to any judgment;

    (h) Indebtedness in the nature of or in connection with (i) any Sale-Leaseback Transaction permitted under the covenant described under "-- Limitation on Sale-Leaseback Transactions" below, (ii) a guarantee of the 1996 Sale/Leaseback, or (iii) a refinancing or replacement of the 1996 Sale/Leaseback, so long as any such Indebtedness incurred pursuant to clause (i) or (iii) is incurred pursuant to the Consolidated Interest Coverage Ratio test set forth in paragraph (d) of this covenant;

    (i) any replacements, renewals, refinancings and extensions of Indebtedness incurred under clauses (a), (b), (c) and (d) above, provided that any such replacement, renewal, refinancing and extension (x) shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being replaced, renewed, refinanced or extended and (y) shall not exceed the principal amount (plus accrued interest) of the Indebtedness being replaced, renewed, refinanced or extended; and

    (j) Indebtedness under any guarantees by the Company of any obligations of CPC or Caribbean outstanding from time to time under the Revolving Credit Facility.

  Limitation on Additional Subsidiary Indebtedness. The Company shall not cause or permit any Subsidiary to incur any Indebtedness (including any Acquired Indebtedness) except for (each of which shall be given independent effect):

    (a) Indebtedness under the Guarantees;

    (b) Indebtedness issued to and held by the Company or a Wholly-Owned Subsidiary of the Company;

    (c) Indebtedness of Subsidiaries outstanding on the date on which the Senior Secured Notes were originally issued and included in the Company's consolidated financial statements included elsewhere in this Prospectus;

    (d) Indebtedness incurred in connection with or arising out of Capitalized Lease Obligations or secured by Liens of the type permitted under clause (c) of the covenant described under "--Limitation on Liens" below in an aggregate amount which, when aggregated with any Indebtedness incurred pursuant to clause (e) of the covenant described under "-- Limitation on Additional Company Indebtedness" above, does not exceed $10.0 million at any time outstanding, provided such Indebtedness arising out of Capitalized Lease Obligations is incurred in accordance with the covenant described under "--Limitation on Liens" below;

    (e) Indebtedness in the nature of or in connection with any Sale-Leaseback Transaction permitted under the covenant described under "-- Limitation on Sale-Leaseback Transactions" below or in connection with a refinancing or replacement of the 1996 Sale/Leaseback, so long as any such Indebtedness is incurred pursuant to the Consolidated Interest Coverage Ratio test set forth in paragraph (d) of the covenant entitled "-- Limitation on Additional Company Indebtedness";

    (f) Indebtedness under any guarantees by CPC and Caribbean of the obligations of the Company outstanding from time to time under the Revolving Credit Facility; and

    (g) Indebtedness which, when aggregated with any Indebtedness of the Company incurred pursuant to clause (b) of the covenant described under "-- Limitation on Additional Company Indebtedness," does not exceed the greater of (i) Indebtedness outstanding from time to time pursuant to the commitments, advance rates and the definitions of "Eligible Receivables" and "Eligible Inventory" in effect from time to time under the Revolving Credit Facility, and (ii) $25.0 million.

  Limitation on Investments, Loans and Advances. The Company shall not make and shall not permit any of its Subsidiaries to make any capital contributions, advances or loans to, or investments or purchases of Capital Stock in, any Person (collectively, "Investments"), except: (i) Investments by the Company in or to any Wholly-Owned Subsidiary and Investments or loans in or to the Company or a Wholly-Owned Subsidiary by any Subsidiary; (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business; (iii) advances to employees in the ordinary course of business; (iv) Investments under or pursuant to interest rate protection agreements; (v) Investments, not exceeding $5.0 million in the aggregate, in joint ventures, partnerships or Persons that are not Wholly-Owned Subsidiaries, provided that such Investments are made solely for the purpose of acquiring businesses related to the Company's business; (vi) Restricted Payments permitted by the covenant "--Limitation on Restricted Payments"; and (vii) Permitted Investments. Investments other than those permitted by the foregoing provisions are referred to herein as "Prohibited Investments."

  Limitation on Restricted Payments. The Company shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

    (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

    (b) the Company is able to incur at least $1.00 of additional
  Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in paragraph (d) of the covenant entitled "--Limitation on Additional Company Indebtedness"; and

    (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the date on which the Senior Secured Notes are originally issued does not exceed the sum of (1) 75% of the Company's Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) from January 1, 1997, (2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Company from the issue or sale, after the date on which the Senior Secured Notes are originally issued, of Capital Stock (other than Disqualified Stock) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted or exercised, as the case may be, plus (3) solely to the extent such Restricted Payment is made to provide Continental Can with the funds necessary to purchase PCI Shares pursuant to the Merrywood Agreement, $7.5 million, provided that at the time of such Restricted Payment made pursuant to this clause (3), the Consolidated Interest Coverage Ratio computed on a pro forma basis is greater than 2.75:1.00. For purposes of determining under clause (2) above the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

  The provisions of this covenant do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture,
(ii) the retirement of any shares of Capital Stock of the Company in exchange for, or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Stock) and, (iii) the redemption or retirement of subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent (x) sale or issuance of Capital Stock of the Company or (y) incurrence of subordinated Indebtedness of the Company that is contractually subordinated in right of payment to the Senior Secured Notes and that is permitted to be incurred in accordance with the covenant described under "--Limitation on Additional Company Indebtedness" above.

  In determining the amount of Restricted Payments permissible under clause
(c) above, amounts expended pursuant to clauses (i)-(iii) above shall be included as Restricted Payments.

  Limitation on Liens. The Company shall not, and shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired by it, except for:

    (a) Liens existing as of the Issue Date and disclosed in the Security Documents on the Issue Date and Liens created by the Senior Secured Notes, the Indenture and the Security Documents;

    (b) Permitted Liens on property and assets not constituting Collateral and certain Liens on the Collateral to the extent permitted by the Security Documents;

    (c) Liens to secure the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the Senior Secured Notes are originally issued, provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or Fair Market Value of the assets or property so acquired or constructed and shall not, in any event, exceed $15.0 million, provided, however, that for the purpose of calculating the amount of Indebtedness permitted under clause (i) of this paragraph (c), Indebtedness incurred to refinance or replace the 1996 Sale/Leaseback and secured by such Liens shall not be included, (ii) the Indebtedness secured by such Liens shall have otherwise been permitted to be incurred under the Indenture and (iii) such Liens shall not encumber any other assets or property of the Company or any of its Subsidiaries and shall attach to such assets or property within 60 days of the construction or acquisition of such assets or property;

    (d) Liens on the assets or property of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company, provided such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the property or assets so acquired);

    (e) Liens on the inventory and accounts receivable of the Company, CPC and Caribbean securing the obligations under the Revolving Credit Facility;

    (f) any Lien pursuant to Capitalized Lease Obligations not to exceed $10.0 million in the aggregate, provided such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the property or assets subject to such Capitalized Lease Obligations);

    (g) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

    (h) Liens securing (i) Indebtedness which is incurred to replace or refinance the 1996 Sale/Leaseback or (ii) Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced under the Indenture, provided that none of such Liens extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the 1996 Sale/Leaseback or Indebtedness so replaced or refinanced, as the case may be;

    (i) Liens securing the 1996 Sale/Leaseback and Previously Leased/Financed Equipment, including Liens on such assets which may in the future secure the 1996 Sale/Leaseback; and

    (j) in addition to Liens permitted under clauses (a)-(i) above, Liens securing an aggregate of $5.0 million of Indebtedness or other obligations.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or enter into any agreement with any Person that would cause, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Subsidiary of the Company, (b) make any loans or advances to the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of (i) restrictions imposed by applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Subsidiary of the Company, (iii) the Senior Secured Notes, the Indenture and the Security Documents, (iv) any restrictions existing under or contemplated by agreements in effect on the Issue Date, including, without limitation, restrictions under the Revolving Credit Facility and the 1996 Sale/Leaseback, as both are in effect on the Issue Date, (v) any restrictions, with respect to a Subsidiary of the Company that is not a Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Subsidiary of the Company (but not created in contemplation of such Person becoming a Subsidiary) and (vi) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i) through (v), above; provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Senior Secured Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced. Nothing contained in this covenant shall prevent the Company or any of its Subsidiaries from entering into any agreement (a) permitted under the covenant described under "--Limitation on Liens" above or (b) restricting the sale or other disposition of assets or property securing Indebtedness evidenced by such agreement so long as the Company complies with the covenant described under "--Disposition of Proceeds of Asset Sales" below.

  Limitation on Sale-Leaseback Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction other than the 1996 Sale/Leaseback. Notwithstanding the foregoing, the Company and its Subsidiaries may (a) enter into Sale-Leaseback Transactions if (i) after giving effect to any such Sale-Leaseback Transaction, the Company shall be in compliance with clause (d) of the covenant described under "--Limitation on Additional Company Indebtedness" above or in compliance with clause (e) of the covenant described under "-- Limitation on Additional Subsidiary Indebtedness," and (ii) the net proceeds of such Sale-Leaseback Transaction are at least equal to the Fair Market Value of such property (determined by the Company's Board of Directors), and the Company or such Subsidiary shall apply the Net Cash Proceeds of the sale as provided under "--Disposition of Proceeds of Asset Sales" below.

  Disposition of Proceeds of Asset Sales. The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless (i) such Asset Sale is for Fair Market Value, (ii) the proceeds therefrom consist of at least 85% cash and/or Cash Equivalents, (iii) if such Asset Sale involves Collateral it shall be in compliance with the provisions described under "--Possession, Use and Release of Collateral" below and (iv) the Company shall commit to apply the Net Cash Proceeds of such Asset Sale within 270 days of receipt thereof, and shall apply such Net Cash Proceeds within 360 days of receipt thereof, as follows:

    (i) first, to the extent such Net Cash Proceeds are received from an Asset Sale involving the sale, transfer or disposition of inventory or accounts receivable ("Working Capital Proceeds"), to satisfy all mandatory repayment obligations arising by reason of such Asset Sale, and

    (ii) second, any Working Capital Proceeds remaining after application pursuant to the preceding paragraph (i), together with any Net Cash Proceeds not involving the sale, transfer or disposition of inventory or accounts receivable (the "Available Amount"), the Company shall make an offer to purchase (the "Asset Sale Offer") from all holders of Senior Secured Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Senior Secured Notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, provided, however, that the Company will not be required to apply pursuant to this paragraph (ii) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are committed in writing to be applied to acquire property or assets in lines of business related to the Company's and its Subsidiaries' business at such time (a "Permitted Related Acquisition") within 270 days of such Asset Sale, and are so applied within 360 days of such Asset Sale, and the property and assets so acquired are made subject to the Lien of the Indenture and the applicable Security Documents pursuant to the provisions described under "--Possession, Use and Release of Collateral" below; and provided, further, that the Company may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). The Asset Sale Offer shall remain open for a period of at least 20 business days. To the extent the Asset Sale Offer is not fully subscribed to by the Senior Secured Noteholders, the Company may retain such unutilized portion of the Available Amount free and clear of the Lien of the Security Documents.

  Notwithstanding the foregoing, the sale or other disposition of assets subject to the 1996 Sale/Leaseback (including any Previously Leased/Financed Equipment which becomes subject to the 1996 Sale/Leaseback) in connection with a refinancing or replacement thereof shall not be deemed to be an Asset Sale so long as such sale or disposition is committed to in writing within 270 days of the termination of the 1996 Sale/Leaseback as originally executed and such proceeds are so applied within 360 days of the date of such termination.

  Whenever Net Cash Proceeds in excess of $1.0 million from any Asset Sale are received by the Company and such Net Cash Proceeds may, through the passage of time or otherwise, be required to be applied to the purchase of Senior Secured Notes pursuant to this covenant, the Company shall deposit such Net Cash Proceeds with the Trustee as Trust Moneys subject to disposition as provided in this covenant or as provided under the "--Possession, Use and Release of Collateral--Release of Collateral" and "--Use of Trust Moneys" provisions described below and such Net Cash Proceeds shall be set aside by the Trustee pending application to either the purchase of Senior Secured Notes or its other permitted applications. At the direction of the Company, such Net Cash Proceeds shall be required to be invested by the Trustee in Permitted Investments. The Company or its relevant Subsidiary, as applicable, shall be entitled to any interest or dividends accrued, earned or paid on such investments.

  Ownership of Stock of Wholly-Owned Subsidiaries. The Company shall at all times maintain, or cause each Subsidiary to maintain, ownership of 100% of each class of voting securities of, and all other equity securities in, each Subsidiary of the Company, except any Subsidiary that shall be disposed of in its entirety or consolidated or merged with or into the Company or another Subsidiary, in each case in accordance with the provisions described under "-- Consolidation, Merger, Conveyance, Transfer or Lease" below and "--Disposition of Proceeds of Asset Sales" above.

  Limitation on Transactions with Affiliates. The Company shall not, and the Company shall not permit, cause, or suffer any Subsidiary of the Company to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms' length basis from a Person not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other market value in excess of $500,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other market value in excess of $5.0 million, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between the Company and any of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company, (ii) Restricted Payments permitted by the Indenture and (iii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries (including the reimbursement of Continental Can for a pro rata portion of the salaries and fringe benefit expenses of Messrs. Bainton and Yazgi and other officers of Continental Can based on the actual time devoted by them to Company matters) and bonuses or legal fees.

  Impairment of Security Interest. The Company shall not, and shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission might or would have the result of materially impairing the security interest in favor of the Trustee and the holders of the Senior Secured Notes, with respect to the Collateral, and the Company shall not grant to any Person (other than the Trustee and the holders of the Senior Secured Notes) any interest whatsoever in the Collateral other than Liens permitted by the Indenture and the Security Documents.

  Conflicting Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or instrument that by its terms expressly (i) prohibits the Company from making any payments on or in respect of the Senior Secured Notes in accordance with the terms thereof and of the Indenture, as in effect from time to time or (ii) requires that the proceeds received from the sale of any Collateral be applied to repay, redeem or otherwise retire any Indebtedness of any Person other than the Indebtedness represented by the Senior Secured Notes, except as expressly permitted by the Indenture or the Security Documents (other than the Revolving Credit Facility, which may provide for repayment of obligations owing thereunder to the extent of any unutilized portion of any Available Amount in the event of an Asset Sale Offer that is not fully subscribed to by the Senior Secured Noteholders as provided in the covenant described under "--Disposition of Proceeds of Asset Sales" above).

  Special Covenants of the Guarantors. Each Guarantor has covenanted to comply with each of the covenants contained in the Indenture that impose restrictions or obligations on such Guarantor (by virtue of being a Guarantor or otherwise) notwithstanding that the text of such covenant is worded as a restriction on or obligation of the Company with respect to such Guarantor.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

  Neither the Company nor any Guarantor shall consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons in a single transaction or through a series of transactions, unless:
(a) the Company or the Guarantor, as the case may be, shall be the continuing Person or the resulting, surviving or transferee Person (the "surviving entity") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, in the case of a transaction involving the Company, all of the obligations of the Company under the Senior Secured Notes, the Indenture and the Security Documents, or in the case of a transaction involving a Guarantor, all of the obligations of such Guarantor under the Senior Secured Notes, the Indenture, such Guarantor's Guarantee and the Security Documents; (c) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity (if the transaction or series of transactions involves the Company) shall immediately before and after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the surviving entity (if the transaction or series of transactions involves the Company) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in paragraph (d) of the covenant entitled "--Limitation on Additional Company Indebtedness"; (f) the Company or the surviving entity shall have delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the respective Indenture relating to the transaction or series of transactions have been satisfied; (g) the Guarantors shall, by supplemental indenture, confirm that their Guarantee shall apply to the surviving entity's obligations under the Senior Secured Notes and the Indenture, as modified by such supplemental indenture, and confirm the due and punctual performance of the Guarantee and every covenant in the Indenture on the part of the Guarantors to be performed or observed; and (h) neither the Company nor any Subsidiary would thereupon become obligated with respect to any Indebtedness, nor any of its property subject to any Lien, unless the Company or such Subsidiary could incur such Indebtedness or create such Lien under the Indenture.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture:

    (i) the default in the payment of any interest on (or Liquidated Damages, if any, with respect to) the Senior Secured Notes when it becomes due and payable and continuance of any such default for a period of 30 days; or

    (ii) the default in the payment of the principal of (or premium, if any, on) the Senior Secured Notes when due and payable, at maturity, upon acceleration, redemption or otherwise (including the failure to make a payment to purchase Senior Secured Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); or

    (iii) default in the performance of or compliance with, or breach of, any term, covenant, condition, or provision of the Security Documents, which default or breach shall continue unremedied for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the outstanding Senior Secured Notes; or

    (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i) or (ii) above), and continuance of such default or breach for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Senior Secured Notes; or

    (v) failure by the Company or any Subsidiary (a) to make any payment when due with respect to any other Indebtedness in an aggregate principal amount of $2.5 million or more; or (b) to perform any term, covenant, condition, or provision of one or more classes or issues of other Indebtedness in an aggregate principal amount of $2.5 million or more, which failure, in the case of clause (b), results in an acceleration of the maturity thereof; or

    (vi) one or more judgments, orders or decrees for the payment of money in excess of $2.5 million, either individually or in an aggregate amount, shall be entered against the Company or any of its Subsidiaries or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

    (vii) certain events of bankruptcy or insolvency with respect to the Company, CPC or Caribbean shall have occurred; or

    (viii) either of the Guarantees or any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to give the Trustee, in any material respect, the Liens purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral to the extent provided for in the Indenture or in such Security Documents) in favor of the Trustee for the benefit of the Holders subject to no other Liens (in each case, except as permitted by the Indenture and by the Security Documents).

  If an Event of Default (other than an Event of Default specified in clause
(vii) above) occurs and is continuing, then the holders of at least 25% in principal amount of the outstanding Senior Secured Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding Senior Secured Notes shall, declare the principal of and accrued interest on, all the Senior Secured Notes to be due and payable immediately. Upon any such declaration such amounts shall become due and payable immediately. If an Event of Default specified in clause (vii) occurs and is continuing, then the principal of and accrued interest on, all the Senior Secured Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Senior Secured Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than nonpayment of principal of and accrued interest on the Senior Secured Notes that has become due solely as a result of such acceleration and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Senior Secured Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of or interest on any Senior Secured Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all holders.

  No holder of any of the Senior Secured Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Senior Secured Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Senior Secured Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Senior Secured Note for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Senior Secured Note on or after the respective due dates expressed in such Senior Secured Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Senior Secured Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

DEFEASANCE

  The Company may at any time terminate all of its obligations with respect to the Senior Secured Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Senior Secured Notes, to replace mutilated, destroyed, lost or stolen Senior Secured Notes and to maintain agencies in respect of Senior Secured Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Secured Notes issued under the Indenture ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust, for the benefit of the holders of the Senior Secured Notes, with the Trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and interest on the Senior Secured Notes to redemption or maturity and comply with certain other conditions, including the delivery of an opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Senior Secured Notes) as to all outstanding Senior Secured Notes when either
(a) all such Senior Secured Notes theretofore authenticated and delivered (except lost, stolen or destroyed

Senior Secured Notes which have been replaced or paid and Senior Secured Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such Senior Secured Notes not theretofore delivered to the Trustee for cancellation have or will (upon the mailing of a notice or notices deposited with the Trustee together with irrevocable instructions to mail such notice or notices to holders of the Senior Secured Notes) become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in the trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Senior Secured Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit; (ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Secured Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

  From time to time the Company and the Guarantors, when authorized by resolutions of their Boards of Directors, and the Trustee may, without the consent of the holders of the Senior Secured Notes, amend, waive or supplement the Indenture, the Security Documents or the Senior Secured Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, making any change that does not adversely affect the rights of any holder or mortgaging, pledging or granting a security interest in favor of the Trustee as additional security for the payment and performance of the obligations under the Indenture, in any property or assets, including any which is required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the Trustee pursuant to any Security Document or otherwise. Other amendments and modifications of the Indenture, the Senior Secured Notes or the Security Documents may be made by the Company, the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Senior Secured Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Secured Note affected thereby, (i) reduce the principal amount outstanding of, extend the maturity of, or alter the redemption provisions of, the Senior Secured Notes, (ii) change the currency in which any Senior Secured Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount outstanding of Senior Secured Notes, who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Senior Secured Notes or the Security Documents, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Senior Secured Notes, (v) waive a default in payment with respect to the Senior Secured Notes, (vi) reduce the rate or extend the time for payment of interest on the Senior Secured Notes, (vii) affect the ranking or security of the Senior Secured Notes or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture (other than, in the case of this clause (viii), a merger of one of the Guarantors with or into the other Guarantor or the Company or with another wholly-owned Subsidiary of the Company that assumes all of such Guarantor's obligations under the Guarantee and the Indenture and the Security Documents) unless in each case the holders of the particular Senior Secured Notes to be affected consent with respect thereto.

POSSESSION, USE AND RELEASE OF COLLATERAL

  Unless an Event of Default shall have occurred and be continuing, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Senior Secured Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

  Release of Collateral. The Company or the relevant Guarantor, as the case may be, will have the right to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Moneys constituting Net Cash Proceeds from an Asset Sale, which are subject to release from the Lien of the Security Documents as provided under "--Use of Trust Moneys" below) (a "Release Transaction"), upon compliance with the requirements and conditions of the provisions described below, and the Trustee shall release the same from the Lien of the Security Documents upon receipt by the Trustee (other than in the case of paragraph (d) below) of a notice requesting such release and describing the property to be so released, together with delivery of the following, among other matters:

    (a) If the property to be released has a book value of at least $5,000,000, a Board Resolution of the Company or the relevant Guarantor, as the case may be, requesting such release and authorizing an application to the Trustee therefor.

    (b) An officers' certificate of the Company or the relevant Guarantor, as the case may be, dated not more than 30 days prior to the date of the application for such release, and signed also, in the case of the following clauses (ii) and (iv), by an Independent Appraiser or, if such property consists of securities, by a Financial Advisor, in each case stating in substance as to certain matters, including the following:

      (i) that, in the opinion of the signers, the security afforded by the Security Documents will not be impaired by such release in contravention of the provisions of the Indenture, and that either (1) the Collateral to be released is not being replaced by comparable property, has a book value of less than $250,000 and is not necessary for the efficient operation of the Company's and its Subsidiaries' remaining property or in the conduct of the business of the Company and its Subsidiaries as conducted immediately prior thereto or (2) the Collateral to be released is being released in connection with an Asset Sale of such Collateral and the net proceeds (as defined in paragraph
    (d) below) from such Asset Sale are being delivered to the Trustee (if required by the covenant "--Disposition of Proceeds of Asset Sales") in accordance with, and to the extent required by, the provisions of paragraph (d) below;

      (ii) that the Company or the relevant Guarantor has either disposed of or will dispose of the Collateral so to be released in compliance with all applicable terms of the Indenture and for a consideration representing, in the opinion of the signers, its fair value, which consideration may, subject to any other provisions of the Indenture, consist of any one or more of the following: (A) cash or Cash Equivalents, (B) obligations secured by a purchase money Lien upon the property so to be released and (C) any other property or assets that, upon acquisition thereof by the Company or the relevant Guarantor would be subject to the Lien of the Security Documents (except as provided in paragraph (d) below), and subject to no Lien other than certain Liens which, under the applicable provisions of the Security Documents relating thereto, are permitted to be superior to the Lien of the Trustee therein, all of such consideration to be briefly described in the certificate;

      (iii) that no Event of Default has occurred and is continuing;

      (iv) the fair value, in the opinion of the signers, of the property to be released at the date of such application for release; provided that it shall not be necessary under this clause (iv) to state the fair value of any property whose fair value is certified in a certificate of an Independent Appraiser or Independent Financial Advisor under paragraph (c) below; and

      (v) that all conditions precedent in the Indenture and the Security Documents relating to the release of the Collateral in question have been complied with.

    (c) If (i) the fair value of the property to be released and of all other property released from the Lien of the Security Documents since the commencement of the then current calendar year is 10 percent or more of the aggregate principal amount of the Senior Secured Notes outstanding on the date of the application and (ii) the fair value of the Collateral to be so released is at least $25,000 and at least 1 percent of the aggregate principal amount of the Senior Secured Notes outstanding on the date of the application, a certificate of an Independent Appraiser, or if such property consists of securities, a certificate of an Independent Financial Advisor stating (1) the then fair value, in the opinion of the signer, of the property to be released; and (2) that such release, in the opinion of the signer, will not impair the security interests under any of the Security Documents in contravention of their terms.

    (d) The net proceeds (excluding any Net Cash Proceeds from any Asset Sale which are not required, or cannot be required through the passage of time or otherwise, to be used to purchase or redeem Senior Secured Notes under the covenant described under "--Disposition of Proceeds of Asset Sales" above) or if the Collateral so to be released is subject to a prior Lien permitted under the Security Documents, a certificate of the trustee, mortgagee or other holder of such prior Lien that it has received such net proceeds and has been irrevocably authorized by the Company or the relevant Guarantor to pay over to the Trustee any balance of such net proceeds remaining after the discharge of such Indebtedness secured by such prior Lien; and, if any property other than cash, Cash Equivalents or obligations is included in such net proceeds, such instruments of conveyance, assignment and transfer, if any, as may be necessary, in the Opinion of Counsel, to subject to the Lien of the Security Documents all the right, title and interest of the Company or the relevant Guarantor in and to such property. For purposes of this paragraph (d), "net proceeds" shall mean any cash, Cash Equivalents, obligations or other property received on the sale, transfer, exchange or other disposition of Collateral to be released, less a proportionate share of (i) brokerage commissions and other reasonable fees and expenses related to such transaction and (ii) any provision for Federal, state or local taxes payable as a result of such sale, transfer, exchange or other disposition.

    (e) One or more Opinions of Counsel which, when considered collectively, shall be substantially to the effect (i) that any obligation included in the consideration for any property so to be released and to be received by the Trustee pursuant to paragraph (d) above is a valid and binding obligation enforceable in accordance with its terms, subject to such customary exceptions regarding equitable principles, creditors' rights generally and bankruptcy as shall be reasonably acceptable to the Trustee in its sole judgment, and is effectively pledged under the Security Documents, (ii) that any Lien granted by a purchaser to secure a purchase money obligation is a fully perfected first priority Lien to the extent obtainable by filing or possession and such instrument granting such Lien is enforceable in accordance with its terms, (iii) either (x) that such instruments of conveyance, assignment and transfer as have been or are then delivered to the Trustee are sufficient to subject to the Lien of the Security Documents all the right, title and interest of the Company or the relevant Guarantor in and to any property, other than cash, Cash Equivalents and obligations, that is included in the consideration for the Collateral so to be released and to be received by the Trustee pursuant to paragraph (d) above, subject to no Lien other than Liens permitted on Collateral by the covenant described under "--Limitation on Liens" above, or (y) that no instruments of conveyance, assignment or transfer are necessary for such purpose, (iv) that the Company or the relevant Guarantor has corporate power to own all property included in the consideration for such release, (v) in case any part of the money or obligations referred to in paragraph (d) above has been deposited with a trustee or other holder of any prior Lien permitted by the Security Documents, that the Collateral to be released, or a specified portion thereof, is or immediately before such release was subject to such prior Lien and that such deposit is required by such prior Lien and (vi) that all conditions precedent provided in the Indenture and the Security Documents relating to the release of the Collateral have been complied with.

    Notwithstanding the foregoing, the Company or the Guarantors may obtain a release of Available Amounts required to purchase Senior Secured Notes pursuant to an Asset Sale Offer on an Asset Sale Payment Date by directing the Trustee in writing to cause to be applied such Available Amounts to such purchase in accordance with the covenant described under "-- Disposition of Proceeds of Asset Sales" above.

  In case an Event of Default shall have occurred and be continuing, the Company or the relevant Guarantor, while in possession of the Collateral (other than cash, Cash Equivalents and other personal property held by, or required to be deposited or pledged with, the Trustee under the Indenture or under any Security Document or with the trustee, mortgagee or other holder of a prior Lien permitted under the Security Documents), may do any of the things enumerated in these "--Release of Collateral" provisions only if the Trustee, in its discretion, or the holders of a majority in aggregate principal amount of the outstanding Senior Secured Notes shall consent to such action, in which event any certificate filed under these "--Release of Collateral" provisions, shall omit the statement to the effect that no Event of Default has occurred and is continuing.

  All cash or Cash Equivalents received by the Trustee pursuant to the provisions described under "Release of Collateral" will be held by the Trustee as Trust Moneys under the Indenture subject to application as provided in "-- Release of Collateral" (in the case of any Net Cash Proceeds from Asset Sales) or in "--Use of Trust Moneys" below. All purchase money and other obligations received by the Trustee pursuant to these "--Release of Collateral" provisions shall be held by the Trustee.

  Any releases of Collateral made in strict compliance with these "--Release of Collateral" provisions shall be deemed not to impair the security interests created by the Security Documents in favor of the Trustee for the benefit of the Senior Secured Noteholders, in contravention of the provisions of the Indenture.

  Disposition of Collateral Without Release. Notwithstanding the provisions of "--Release of Collateral" above, so long as no Event of Default shall have occurred and be continuing, the Company and the Guarantors may, without any release or consent by the Trustee, do any number of ordinary course activities, in limited dollar amounts specified by the Trust Indenture Act of 1939, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, the Company and the Guarantors would be permitted to sell or otherwise dispose of any machinery, equipment, furniture, tools, materials or supplies or other similar property subject to the Lien of any of the Security Documents, which may have become worn out or obsolete; grant rights-of-way and easements over or in respect of any Real Property; abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of any of the Security Documents; surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating; alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances; and demolish, dismantle, tear down or scrap any Collateral or abandon any thereof other than land or interests in land (other than leases); grant a non-exclusive license of any Intellectual Property (as defined in the Intellectual Property Security Document); and abandon Intellectual Property under certain circumstances and grant leases in respect of any Real Property under certain circumstances.

SUBSTITUTE COLLATERAL

  The Company or any Guarantor may, at its option, obtain a release of any of the Collateral constituting Equipment by subjecting to the Lien of any Security Document or a similar instrument, in exchange for the Collateral to be released, other Equipment used or to be used in the business of the Company or the relevant Guarantor and having a fair value equal to or greater than the Collateral to be released ("Substitute Collateral"), upon presentation to the Trustee of the following documents:

    (a) an application of the Company or the relevant Guarantor requesting such substitution of Substitute Collateral and describing the property to be so released and the property to be substituted therefor;

    (b) certain resolutions, certificates, opinions and other statements required by the Indenture in respect of any of the Collateral to be released;

    (c) a certificate, signed by an Independent Appraiser, stating in substance the Fair Market Value, in the opinion of the signers, of the Substitute Collateral and the Collateral to be released;

    (d) an officers' certificate of the Company or the relevant Guarantor stating that (i) any specific exceptions to such Lien are Liens of the character which were permitted to be Prior Liens under the Security Documents with respect to the Collateral being replaced by such Substitute Collateral and (ii) the Fair Market Value of all Collateral released pursuant to the provisions of this section during the then current calendar year does not exceed in the aggregate $10,000,000; and

    (e) evidence of payment or a closing statement indicating payments to be made by the Company or the relevant Guarantor of all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel) that may be incurred to validly and effectively subject such Substitute Collateral to the Lien of any applicable Security Document and to perfect such Liens.

USE OF TRUST MONEYS

  All Trust Moneys (including, without limitation, all Net Cash Proceeds required to be deposited with the Trustee) shall be held by the Trustee as a part of the Collateral securing the Senior Secured Notes and, so long as no Event of Default shall have occurred and be continuing, may either (i) be released in accordance with "--Possession, Use and Release of Collateral-- Release of Collateral" above if such Trust Moneys represent Net Cash Proceeds from an Asset Sale or (ii) at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Senior Secured Notes at maturity or upon redemption or to the purchase of Senior Secured Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in accordance with the terms of the Indenture. The Company may also withdraw Trust Moneys constituting the proceeds of insurance upon any part of the Collateral or an award for any Collateral taken by eminent domain to reimburse the Company for repair or replacement of such Collateral, subject to certain conditions.

REGARDING THE TRUSTEE

  United States Trust Company of New York serves as Trustee under the Indenture and acts as collateral agent or the mortgagee, as applicable, under the Security Documents.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "1996 Sale/Leaseback" means the Sale/Leaseback having substantially the terms described herein under "The Refinancing--The Sale/Leaseback," between General Electric Capital Corporation and certain other financial institutions, as lessors, CPC as lessee and the Company as guarantor, as the same may be amended or restated, and any Sale-Leaseback Transaction used to refinance or replace the 1996 Sale/Leaseback in an amount not to exceed the purchase price at the time of the termination thereof.

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with an Asset Acquisition by such Person, including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such Person becoming a Subsidiary of the Company or such acquisition.

  "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by the contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Appraiser" means a Person who is in the course of its business appraises property and, where Real Property is involved, who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable Real Property is situated, and who may be employed by the Company or a Guarantor.

  "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, by the Company or any of its Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person other than the Company or a Subsidiary of the Company, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or asset of the Company or any Subsidiary of the Company, in each case, other than inventory in the ordinary course of business and other than such isolated transactions which do not exceed $250,000 individually. For the purposes of this definition, the term "Asset Sale" shall not include sales of (i) receivables not a part of a sale of the business from which they arose or any disposition of properties and assets of the Company or any Subsidiary that is governed under and complies with the requirements set forth in "Consolidation, Merger, Conveyance, Transfer or Lease" above or (ii) the assets securing the Previously Leased/Financed Equipment so long as such assets do not constitute Collateral.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or a Guarantor, as appropriate, to have been duly adopted by the Board of Directors of the Company or a Guarantor, as appropriate, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, whether outstanding on the date on which the Senior Secured Notes are originally issued or issued after such date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc.; and (iv) repurchase obligations for a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above.

  "Change of Control" means (i) the direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than an Affiliate of the Company, (ii) the merger or consolidation of the Company with or into another corporation with the effect that the then existing shareholders of the Company hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors of the Company, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors as constituted at the beginning of such period or (iv) a Person or Group of Persons (other than Continental Can or any of its Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company or Continental Can representing 50% or more of the combined voting power of the then outstanding securities of the Company or Continental Can ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

  "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to the Pledge and Security Agreements, the Patent and Trademark Security Assignment, the Stock Pledge Agreement and the Mortgages.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of: (i) all income taxes of such Person paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) all interest expense of such Person paid or accrued in accordance with GAAP (net of any interest income) for such period (including amortization of original issue discount and the interest portion of deferred payment obligations); (iii) depreciation; (iv) amortization including, without limitation, amortization of capitalized debt issuance costs; and (v) any other non-cash charges to the extent deducted from Consolidated Net Income (including the non-cash portion of any rental expense and non-cash expenses recognized in accordance with Financial Accounting Standards Bulletin Number 106) except for non-cash charges which require an accrual of or a reserve for any future period, and decreased by the amount of any non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of (i) Consolidated Cash Flow of such Person for the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) all cash and non-cash interest expense (including capitalized interest) of such Person and its Subsidiaries determined in accordance with GAAP (net of any interest income to the extent received in cash by such Person and its Subsidiaries and exclusive of deferred financing fees of such Person and its Subsidiaries) and the product of (x) the amount of all dividends declared, paid or accrued on Capital Stock (other than Common Stock) of such Person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person during such period (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year). For purposes of this definition, if the Transaction Date occurs prior to the date on which the Company's consolidated financial statements for the four full fiscal quarters subsequent to the date on which the Senior Secured Notes are originally issued are first available, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated, in the case of the Company, after giving effect on a pro forma basis as if the Senior Secured Notes outstanding on the Transaction Date were issued on the first day of such four full fiscal quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Subsidiaries at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period; provided, that if such Person or any of its

Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Acquisitions, as if such Asset Sale or Asset Acquisition and/or retirement occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "Consolidated Interest Coverage Ratio," (1) subject to clause (3) below, interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate based upon a factor of a prime or similar rate shall be deemed to have been in effect; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (which, in the case of the Company, shall include any cash interest payment received by the Company in respect of the Continental Can Note); provided, however, that
(i) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid, in cash, to the Person in question or the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c)(i) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (ii) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person at any date of determination, the consolidated equity of the common stockholders of such Person and its subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP.

  "Continental Can Note" means the note having substantially the terms described herein under "The Refinancing--The Continental Can Loan," evidencing Indebtedness of Continental Can to the Company.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Senior Secured Notes.

  "Equipment" shall have the meaning assigned to such term in the Pledge and Security Agreement.

  "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee except (x) any determination of Fair Market Value made with respect to any parcel of Real Property shall be made by an Appraiser and (y) any determination of Fair Market Value of any asset or assets which would reasonably be expected to have a Fair Market Value of $5 million or more made with respect to the covenant "--Limitation on Transactions with Affiliates" shall be made by an Independent Financial Advisor or Independent Appraiser.

  "Financial Advisor" means an investment banking firm of national reputation which (except as otherwise expressly provided in the Indenture) may be employed by the Company.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of the Indenture.

  "Guarantee" means the guarantee of the Company's obligations under the Senior Secured Notes on a joint and several basis by the Guarantors.

  "Guarantor" means each of CPC and Caribbean and their respective successors.

  "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property; (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

  "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company, or in any Guarantor or in any Affiliate of the Company or any Guarantor and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions for the Company or any Guarantor. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

  "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Issue Date" means the date on which the Senior Secured Notes were initially issued (December 17, 1996).

  "Lien" means any mortgage, Lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

  "Liquidated Damages" means all liquidated damages owing pursuant to the Registration Rights Agreement. See "Registration Rights."

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

  "Maturity Date," when used with respect to any Senior Secured Note, means December 15, 2006, the date on which the principal of such Senior Secured Note is due and payable.

  "Merrywood Agreement" means the Stock Purchase Agreement dated as of October 22, 1996 by and among the Company, Continental Can, Merrywood, Inc. and Plaza Limited.

  "Mortgage" means (i) in the case of CPC, a mortgage instrument (or deed of trust) and assignment of leases and rents, substantially in the form attached to the Indenture (including such changes to such form as may be necessary or desirable to conform such form to local laws or customs applicable to property in the jurisdiction where such instrument is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Indenture and the terms of any other Security Document and (ii) in the case of Caribbean, (x) a Pledge Agreement substantially in the form attached to the Indenture, (y) a Deed of Mortgage substantially in the form attached to the Indenture and (z) a Mortgage Note substantially in the form attached to the Indenture, in each case including such changes to such forms as may be necessary or desirable to conform such form to local laws or customs applicable to property in the jurisdiction where such instrument is to be recorded, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

  "Net Cash Proceeds" means, with respect to any Asset Sale the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations with respect to Indebtedness are financed or sold with recourse to the Company or any of its Subsidiaries) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (ii) provisions for all taxes payable as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the current assets subject to such Asset Sale (including retirements of Indebtedness under the Revolving Credit Facility) to the extent required pursuant to the terms of such Indebtedness; and (iv) appropriate amounts to be provided by the Company or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

  "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the Fair Market Value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

  "Notice of Security Interest" means a Notice of Security Interest relating to intellectual property, substantially in the form attached to the Indenture, as such may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

  "Permitted Investments" means (i) obligations of the U.S. government due within one year; (ii) certificates of deposits or Eurodollar deposits due within one year with a commercial bank having capital funds of at least $500,000,000 or more; and (iii) A-1, P-1 commercial paper.

  "Permitted Liens" means, with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance; (d) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases; (e) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business; (f) Liens imposed by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (g) security for surety or appeal bonds; and (h) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries.

  "Previously Leased/Financed Equipment" means the equipment and machinery listed on a schedule attached to the Indenture representing certain equipment and machinery currently the subject of certain operating and capital leases and any additions or accessories thereto.

  "Prior Liens" has the meaning set forth in the Security Documents.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Senior Secured Notes (other than Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and (iv) the making of any Prohibited Investment or guarantee of any Prohibited Investment in any Person.

  "Revolving Credit Facility" means the credit agreement between the Company and The CIT Group/Business Credit, Inc. as lender, providing for working capital and other financing, as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof by the Company or the Guarantors with the same or any other lender or group of lenders.

  "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

  "Security Documents" means, collectively, (i) the Stock Pledge Agreement,
(ii) the Pledge and Security Agreements, (iii) the Mortgages and (iv) the Notice of Security Interest.

  "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such Person.

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

  "Trust Moneys" means all cash or Cash Equivalents received by the Trustee:
(a) upon the release of property from the Lien of any of the Security Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations; or (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to an order of, a governmental authority or otherwise disposed of; or (c) as proceeds of insurance upon any, all or part of the Collateral (other than any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it); or (d) pursuant to certain provisions of the Mortgages; or
(e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; or (f) for application under the Indenture as provided in the Indenture or any Security Document, or whose disposition is not otherwise specifically provided for in the Indenture or in any Security Document; provided, however, that Trust Moneys shall in no event include any property deposited with the Trustee for any Change of Control Offer or redemption or defeasance of any Senior Secured Notes.

BOOK-ENTRY, DELIVERY AND FORM

  The Old Notes were offered and sold to QIBs in reliance on Rule 144A ("Rule 144A Notes"), and to Institutional Accredited Investors (as defined) in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A or Regulation S ("Other Notes").

  Rule 144A Notes and Other Notes initially are represented by one or more temporary global certificates in registered form without interest coupons (collectively, the "Global Notes"). The Global Notes were deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Old Notes in certificated form ("Certificated Notes"), except in the limited circumstances described below.

  Global Notes (including beneficial interests therein) are subject to certain restrictions on transfer and bear a restrictive legend. In addition, transfer of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  A Global Note is exchangeable for definitive Senior Secured Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Old Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Senior Secured Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless the Company determines otherwise in compliance with applicable law.

                              REGISTRATION RIGHTS

  The Company, the Guarantors and the Initial Purchasers, for the benefit of the Noteholders, have entered into the Registration Rights Agreement, pursuant to which the Company filed with the Commission the Registration Statement with respect to the Exchange Offer. If any holder of Transfer Restricted Securities (as defined below) notifies the Company, within 20 business days following the consummation of the Exchange Offer, that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer, or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and this Prospectus is not appropriate or available for such resales by such holder, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Senior Secured Notes by the Noteholders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the Shelf Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Secured Note until the earliest to occur of (i) the date on which it is exchanged in the Exchange Offer for a New Note which may be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Senior Secured Note has been sold or otherwise disposed of in accordance with the Shelf Registration Statement, (iii) the date on which such Senior Secured Note is disposed of by a broker-dealer as contemplated by the Registration Statement (including delivery of this Prospectus) and (iv) the date on which such Senior Secured
Note is distributed to the public pursuant to Rule 144 under the Securities
Act.

  The Registration Rights Agreement provides that the Company will use its best efforts to issue New Notes in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer, and that, if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to 35 days after such filing obligation arises and use their respective best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 130 days after such obligation arises; provided that if the Company has not consummated the Exchange Offer on or prior to June 16, 1997, then the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to that date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until December 17, 1999, or such shorter period that will terminate when all the Senior Secured Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for sale under pursuant to Rule 144(k) under the Securities Act. If (a) the Company fails to file the Shelf Registration Statement on or before the date specified for such filing, (b) the Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified above for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer on or prior to June 9, 1997, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective for a period of one Business Day or (e) at any time when a prospectus is required by the Act to be delivered in connection with sales of Transfer Restricted Securities, the Company shall conclude, or the holders of a majority in principal amount of the affected Transfer Restricted Securities shall reasonably conclude, based on advice of their counsel, and shall give notice to the Company, that either (A) any event shall occur or fact exist as a result of which it is necessary to amend or supplement this Prospectus, or a prospectus included in the Shelf Registration Statement, in order that it will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (B) it shall be necessary to amend or supplement the Registration Statement, the Shelf Registration Statement, this Prospectus, or a prospectus included in the Shelf Registration Statement, in order to comply with the requirements of the Act or the rules of the Commission thereunder, and in the case of clause (A) or (B), such Registration Statement is not appropriately amended by an effective post-effective amendment, or the prospectus is not amended or supplemented, in a manner reasonably satisfactory to the holders of Transfer Restricted Securities within one Business Day after the Company shall so conclude or shall receive the above-mentioned notice from Holders of Transfer Restricted Securities (each such event referred to in clauses (a) through (e) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated

Damages") to each holder of Transfer Restricted Securities affected by the Registration Default, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company to the registered holders of the Global Notes by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Noteholders will be required to make certain representations to the Company (as described herein under the caption "The Exchange Offer--Procedures for Tendering") in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement, in order to have their Senior Secured Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The foregoing description of the Registration Rights Agreement is a summary only and does not purport to be complete. This summary is qualified in its entirety by reference to all provisions of the Registration Rights Agreement.

  A Noteholder who sells Senior Secured Notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectuses and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Noteholder (including certain indemnification obligations).

                           CERTAIN TAX CONSEQUENCES

  In the opinion of Carter, Ledyard & Milburn, counsel to the Company and the Guarantors, the exchange of an Old Note for a New Note pursuant to the Exchange Offer should not be treated as an exchange for United States federal income tax purposes. Therefore, a New Note should be treated as a continuation of the corresponding Old Note and, as a result, an exchanging beneficial owner should not recognize any gain or loss on the exchange, his holding period for the New Note would include his holding period for the Old Note and his basis in the New Note would be the same as his basis in the Old Note.

                             PLAN OF DISTRIBUTION

  Any broker-dealer that resells New Notes received by it in the Exchange Offer may be deemed to be an "underwriter" as defined in section 2(11) of the Securities Act and subject to restrictions thereunder as such. However, a broker-dealer which acquired Old Notes for its own account and as a result of market-making activities or other trading activities may, if it is able to make the representations set forth in the second paragraph under the caption "The Exchange Offer--Procedures for Tendering," obtain New Notes in the Exchange Offer and may resell such New Notes without registration under the Securities Act, provided that such broker-dealer delivers to the purchaser of such New Notes a copy of a prospectus relating to such resale, which may be this Prospectus as supplemented or amended from time to time, in reliance upon the policy of the staff of the Commission set forth in a "no-action" letter addressed to Shearman & Sterling (July 2, 1993). Such broker-dealer may offer the New Notes for sale from time to time in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Letter of Transmittal requires such broker-dealer to acknowledge that the broker-dealer will deliver such a prospectus, but states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to be admitting that it is an "underwriter" within the meaning of the Securities Act.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons.

                                 LEGAL MATTERS

  Certain legal matters regarding the Senior Secured Notes offered hereby will be passed upon for PCI and the Guarantors by Carter, Ledyard & Milburn, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company included in this Prospectus as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, and the related financial statement schedule included in the Registration Statement, have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP refers to a change in accounting for postemployment benefits in 1994.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report of KPMG Peat Marwick LLP.....................   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994..............   F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1994 and 1993......................................................   F-4
Consolidated Statements of Stockholders' Equity for the years ended Decem-
 ber 31, 1995,
 1994 and 1993............................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1994 and 1993......................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
Condensed and Consolidated Balance Sheets as of September 30, 1996 (unau-
 dited) and
 December 31, 1995........................................................  F-18
Condensed and Consolidated Statements of Operations for the three month periods and
 the nine month periods ended September 30, 1996 and 1995 (unaudited).....  F-19
Condensed and Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1996 and 1995 (unaudited)....................  F-20
Notes to Condensed and Consolidated Financial Statements..................  F-21

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
 Plastic Containers, Inc.:

  We have audited the accompanying consolidated balance sheets of Plastic Containers, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plastic Containers, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 11 to the consolidated financial statements, the company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No.112, "Employers' Accounting for Postemployment Benefits," in 1994.

                                          KPMG Peat Marwick LLP

Omaha, Nebraska
February 2, 1996

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)



                          ASSETS

                                                               1995      1994
Current assets:
  Cash and cash equivalents................................  $  1,428  $  2,745
  Investments..............................................       285       292
   Accounts receivable (note 5):
   Trade...................................................    30,463    31,642
   Other...................................................     4,107     4,828
                                                             --------  --------
                                                               34,570    36,470
  Less allowance for doubtful accounts and accrued re-
   bates...................................................     1,502     2,288
                                                             --------  --------
    Net accounts receivable................................    33,068    34,182
                                                             --------  --------
  Inventories (notes 2 and 5)..............................    19,987    23,461
  Deferred income taxes (note 10)..........................     2,152     2,141
  Prepaid expenses.........................................       804     1,471
                                                             --------  --------
    Total current assets...................................    57,724    64,292
                                                             --------  --------
Property, plant and equipment (note 7):
  Land, building and building improvements.................    20,430    19,917
  Manufacturing machinery and equipment....................   186,398   166,551
  Construction in progress.................................    18,322     6,520
                                                             --------  --------
                                                              225,150   192,988
  Less accumulated depreciation and amortization...........    83,936    64,828
                                                             --------  --------
    Net property, plant and equipment......................   141,214   128,160
                                                             --------  --------
Intangible assets (note 3).................................     9,976    14,486
Other assets (note 4)......................................    10,698     2,361
                                                             --------  --------
                                                             $219,612  $209,299
                                                             ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank (note 5)...........................  $ 17,018  $    --
  Accounts payable--trade..................................    24,898    22,878
  Current portion of long-term obligations (note 7)........       141       129
  Other current liabilities (note 6).......................    15,423    17,101
                                                             --------  --------
    Total current liabilities..............................    57,480    40,108
Long-term obligations, excluding current portion (note 7)..   105,212   105,354
Other liabilities (note 9).................................    19,450    26,142
                                                             --------  --------
    Total liabilities......................................   182,142   171,604
                                                             --------  --------
Stockholders' equity:
  Common stock, $l par value. Authorized 1,000 shares; 100
   shares issued and outstanding...........................       --        --
  Additional paid-in capital...............................    60,000    60,000
  Deficit..................................................   (22,530)  (22,305)
                                                             --------  --------
    Total stockholders' equity.............................    37,470    37,695
                                                             --------  --------
Commitments and contingencies (notes 5, 8, 11 and 15)......
                                                             --------  --------
                                                             $219,612  $209,299
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   THREE-YEAR PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                    1995      1994      1993
Net sales (note 12).............................. $277,061  $230,480  $207,035
Cost of goods sold...............................  238,669   193,518   176,425
                                                  --------  --------  --------
    Gross profit.................................   38,392    36,962    30,610
Selling, general and administrative expenses.....   28,960    28,397    26,716
                                                  --------  --------  --------
    Operating income.............................    9,432     8,565     3,894
                                                  --------  --------  --------
Other income (expenses):
  Interest income................................      221       202       321
  Interest expense...............................  (11,807)  (11,831)  (12,250)
  Loss on disposal of assets.....................     (346)     (350)     (147)
                                                  --------  --------  --------
                                                   (11,932)  (11,979)  (12,076)
                                                  --------  --------  --------
    Loss before income taxes, extraordinary item
     and
     cumulative effect of accounting change......   (2,500)   (3,414)   (8,182)
Income tax benefit (note 10).....................    2,505     1,631     1,473
                                                  --------  --------  --------
    Income (loss) before extraordinary item and
     cumulative
     effect of accounting change.................        5    (1,783)   (6,709)
Extraordinary loss (note 14).....................     (230)     (217)      --
                                                  --------  --------  --------
    Loss before cumulative effect of accounting
     change......................................     (225)   (2,000)   (6,709)
Cumulative effect of accounting change (note
 11).............................................      --       (525)      --
                                                  --------  --------  --------
    Net loss..................................... $   (225) $ (2,525) $ (6,709)
                                                  ========  ========  ========


          See accompanying notes to consolidated financial statements.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   THREE-YEAR PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                   PLASTIC
                                 CONTAINERS,
                                    INC.     ADDITIONAL               TOTAL
                                   COMMON     PAID-IN             STOCKHOLDERS'
                                    STOCK     CAPITAL   DEFICIT      EQUITY
Balances at December 31, 1992...    $ --      $60,000   $(13,071)    $46,929
Net loss........................      --          --      (6,709)     (6,709)
                                    -----     -------   --------     -------
Balances at December 31, 1993...      --       60,000    (19,780)     40,220
Net loss........................      --          --      (2,525)     (2,525)
                                    -----     -------   --------     -------
Balances at December 31, 1994...      --       60,000    (22,305)     37,695
Net loss........................      --          --        (225)       (225)
                                    -----     -------   --------     -------
Balances at December 31, 1995...    $ --      $60,000   $(22,530)    $37,470
                                    =====     =======   ========     =======


          See accompanying notes to consolidated financial statements.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   THREE-YEAR PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                    1995      1994      1993
Cash flows from operating activities:
  Net loss....................................... $   (225) $ (2,525) $ (6,709)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation and amortization.................   24,033    25,057    25,729
   Loss on disposal of assets....................      346       350       147
   Deferred income taxes.........................   (2,732)   (1,764)   (1,494)
   Extraordinary loss on write-off of capitalized
    financing costs..............................      230       217       --
   Changes in assets and liabilities:
    Accounts receivable, net.....................    1,114    (8,153)   (6,482)
    Inventories..................................    3,474    (6,228)      (26)
    Prepaid expenses.............................      667      (761)      277
    Intangible assets............................     (355)      --        (16)
    Other assets.................................     (463)     (207)      (15)
    Pension asset/liability......................  (11,377)   (2,740)   (1,778)
    Accounts payable.............................     (426)   10,313     2,385
    Other current liabilities....................   (1,678)    2,419    (3,358)
    Other liabilities............................     (468)    1,614       479
                                                  --------  --------  --------
      Net cash provided by operating activities..   12,140    17,592     9,139
                                                  --------  --------  --------
Cash flows from investing activities:
  Proceeds from investment maturities............        7        25        34
  Proceeds from disposal of assets...............      341        66       138
  Purchase of property, plant and equipment......  (30,693)  (14,989)  (16,075)
                                                  --------  --------  --------
      Net cash used in investing activities......  (30,345)  (14,898)  (15,903)
                                                  --------  --------  --------
Cash flows from financing activities:
  Net borrowings on notes payable to bank........   17,018       --        --
  Repayment of long-term obligations.............     (130)   (5,480)     (107)
                                                  --------  --------  --------
      Net cash provided by (used in) financing
       activities................................   16,888    (5,480)     (107)
                                                  --------  --------  --------
Net decrease in cash and cash equivalents........   (1,317)   (2,786)   (6,871)
Cash and cash equivalents--beginning.............    2,745     5,531    12,402
                                                  --------  --------  --------
Cash and cash equivalents--ending................ $  1,428  $  2,745  $  5,531
                                                  ========  ========  ========
Supplemental disclosures of cash flow informa-
 tion:
  Interest paid.................................. $ 11,683  $ 11,977  $ 12,289
  Income taxes paid..............................      210        36        42
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   THREE-YEAR PERIOD ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND BASIS OF PRESENTATION

  The accompanying financial statements include Plastic Containers, Inc. and its wholly-owned subsidiaries, Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc., on a consolidated basis. All significant intercompany transactions have been eliminated in the consolidated financial statements. The consolidated entities are referred to as Plastic Containers, Inc. ("PCI" or "the Company") in the notes to consolidated financial statements.

  PCI manufactures a wide range of blow-molded plastic containers for the food, automotive, personal care and household, industrial and agricultural chemical markets.

 INVESTMENTS

  Investments are accounted for under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments consist of held-to-maturity government agency securities stated at amortized cost, which approximates market value.

 INVENTORIES

  Continental Plastic Containers, Inc.'s manufacturing inventories are stated at cost using the last-in, first-out (LIFO) method, which is not in excess of market. All repair parts, supplies inventories and Continental Caribbean Containers, Inc.'s inventories are stated at the lower of cost, applied on the first-in, first-out (FIFO) method, or market.

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are recorded at cost. Depreciation is computed principally on a straight-line basis over estimated useful lives of the assets which range from three to thirty-five years. PCI has classified a leased building as a capital lease which is being amortized over the term of the lease agreement.

 INSURANCE

  PCI purchases commercial insurance policies, but remains self-insured in certain states for the purposes of providing workers' compensation, general liability and property and casualty insurance coverages up to varying deductible amounts. PCI's self-insurance reserves are included in other liabilities on the consolidated balance sheets. Costs charged to operations for self-insurance for the years ended December 31, 1995, 1994 and 1993 were $2,200, $2,066 and $2,268, respectively.

 RESEARCH, DEVELOPMENT AND ENGINEERING

  Expenditures for research, development and engineering are expensed as incurred. Costs charged to operations for research, development and engineering for the years ended December 31, 1995, 1994 and 1993 were $8,777, $9,013 and $9,613, respectively.

 INTANGIBLE ASSETS

  Provision for amortization of intangible assets is based upon the estimated useful lives of the related assets and is computed using the straight-line method. Noncompete agreement and acquisition costs are being amortized

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES over five years. Customer contracts are being amortized over ten years. Additionally, finance costs are being amortized over periods ranging from five to nine years.

  PCI assesses the recoverability of all intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the Company's operations.

 INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 USE OF ESTIMATES

  Management of PCI has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 CASH EQUIVALENTS

  For purposes of the consolidated statements of cash flows, PCI considers investments with a maturity of three months or less at date of purchase as cash equivalents.

(2) INVENTORIES

  Major classes of inventories at December 31 consist of the following:

                                                                1995     1994
      Raw materials........................................... $ 8,992  $15,296
      Finished goods..........................................  10,866   10,042
                                                               -------  -------
                                                                19,858   25,338
      LIFO reserve............................................  (2,025)  (3,924)
                                                               -------  -------
                                                                17,833   21,414
      Continental Caribbean Containers, Inc...................     670      580
      Repair parts and supplies...............................   1,484    1,467
                                                               -------  -------
                                                               $19,987  $23,461
                                                               =======  =======

  During 1995, LIFO inventory layers were reduced. This reduction resulted in charging lower inventory costs prevailing in previous years to cost of goods sold in 1995, thus reducing cost of goods sold by approximately $700 below the amount that would have resulted from liquidating inventory recorded at December 31, 1994 prices.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

(3) INTANGIBLE ASSETS

  Intangible assets at December 31 consist of the following:

                                                                 1995    1994
      Noncompete agreements.................................... $15,000 $15,000
      Customer contracts.......................................   7,630   7,630
      Financing and acquisition costs..........................   6,058   6,316
                                                                ------- -------
                                                                 28,688  28,946
      Less accumulated amortization............................  18,713  14,460
                                                                ------- -------
                                                                $ 9,976 $14,486
                                                                ======= =======

(4) OTHER ASSETS

  Other assets at December 31 consist of the following:

                                                                 1995    1994
      Deferred income taxes.................................... $ 4,826 $ 2,105
      Prefunded pension asset..................................   5,153     --
      Other....................................................     719     256
                                                                ------- -------
                                                                $10,698 $ 2,361
                                                                ======= =======

(5) NOTES PAYABLE TO BANK

  On October 30, 1995, PCI entered into a $50,000 revolving credit facility with a commercial bank, which replaced an existing $15,000 revolving credit facility. The new revolving credit facility is for a term of seven years with interest on individual borrowings based on the bank's prime rate or LIBOR, at the Company's option. Borrowings are secured by accounts receivable and inventories. At December 31, 1995, borrowings of $17,018 were outstanding at interest rates of 7.37 percent and 8.75 percent.

  The Company is required to pay an annual commitment fee of 1/4 percent on the unused facility up to $25,000 and 1/2 percent on the unused amount in excess of $25,000. Commitment fees for the year ended December 31, 1995 were $23.

  The facility contains certain restrictive covenants, including the maintenance of minimum levels of net worth, fixed charge coverage and interest coverage, limitations on capital expenditures and additional indebtedness, and restrictions on the payment of dividends. At December 31, 1995, the Company was in compliance with these covenants or had obtained waivers.

  The facility also provides for the issuance of letters of credit by the bank on the Company's behalf. At December 31, 1995, letters of credit amounting to $3,131 had been issued to guarantee obligations carried on the consolidated balance sheet.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

(6) OTHER CURRENT LIABILITIES

  Other current liabilities at December 31 consist of the following:

                                                                 1995    1994
      Accrual for open credits................................. $ 1,311 $ 1,439
      Employee compensation and benefits.......................   5,928   7,350
      Accrued interest.........................................   2,947   2,824
      Accrued real estate and personal property taxes..........   1,313   1,297
      Other....................................................   3,924   4,191
                                                                ------- -------
                                                                $15,423 $17,101
                                                                ======= =======

(7) LONG-TERM OBLIGATIONS

  Long-term obligations at December 31 consist of the following:

                                                               1995     1994
      Senior secured notes, due 2001, interest at 10.75%,
       payable semiannually on April 1 and October 1,
       secured by all the issued and outstanding stock of
       Continental Plastic Container Companies and
       substantially all of the assets and properties owned
       by PCI and subsidiaries other than inventories and
       accounts receivable.................................. $104,700 $104,700
      Capital lease obligation..............................      653      783
                                                             -------- --------
        Total long-term obligations.........................  105,353  105,483
      Less current portion..................................      141      129
                                                             -------- --------
        Long-term obligations, excluding current portion.... $105,212 $105,354
                                                             ======== ========

  PCI is required to make four annual sinking fund payments of $22,000 each, commencing April 1, 1997 and continuing through April 1, 2000, and a final principal payment of $22,000 is due April 1, 2001. The first sinking fund payment may be reduced by an amount equal to any early repurchases made before the payment date ($5,300 at December 31, 1995). The notes are redeemable, in whole or in part, at the option of PCI at prices decreasing from 105 percent of par at April 1, 1997, to par on April 1, 2000.

  In the event of a change of control as defined in the indenture, PCI is obligated to offer to purchase all outstanding Senior Secured Notes at a redemption price of 101 percent of the principal amount thereof plus accrued interest. In addition, PCI is obligated in certain instances to offer to purchase Senior Secured Notes at a redemption price of 100 percent of the principal amount thereof plus accrued interest with the net cash proceeds of certain sales or dispositions of assets.

  The indenture places certain restrictions on payment of dividends, additional liens, disposition of the proceeds from asset sales, sale-leaseback transactions and additional borrowings. At December 31, 1995, PCI is in compliance with these restrictions.

  PCI leases a manufacturing facility with a cost of $1,152 and accumulated amortization of $535 and $411 at December 31, 1995 and 1994, respectively, under a capital lease arrangement at 9.364 percent interest which expires on December 31, 1999. Future minimum lease payments under the capital lease are as follows:

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

        YEARS ENDING
        DECEMBER 31,
        1996.............................................................. $205
        1997..............................................................  205
        1998..............................................................  205
        1999..............................................................  205
                                                                           ----
          Total future minimum lease payments.............................  820
        Less portion representing interest................................  167
                                                                           ----
          Net minimum lease payments...................................... $653
                                                                           ====

(8) LEASES

  PCI rents certain property and equipment used in connection with its operations. Rental expense under these operating leases was approximately $6,152, $4,802 and $4,472 for the years ended December 31, 1995, 1994 and
1993, respectively. Substantially all operating leases require PCI to pay taxes, maintenance, insurance and certain operating expenses applicable to the lease. The Company plans to renew or replace many of these leases as they expire. PCI subleases a warehouse facility for $144 annually through June 1999.

  Future minimum lease payments under noncancellable operating leases are as follows:

        YEARS ENDING
        DECEMBER 31,
        1996........................................................ $ 7,543
        1997........................................................   6,572
        1998........................................................   4,342
        1999........................................................   3,480
        2000........................................................   2,963
        Thereafter..................................................   3,243
                                                                     -------
          Total future minimum lease payments....................... $28,143
                                                                     =======

(9) OTHER LIABILITIES

  Other liabilities at December 31 consist of the following:

                                                                 1995    1994
      Pension liability........................................ $   --  $ 6,224
      Insurance reserves.......................................   8,956   8,805
      Postretirement benefits accrued..........................   5,972   5,904
      Other....................................................   4,522   5,209
                                                                ------- -------
                                                                $19,450 $26,142
                                                                ======= =======

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

(10) INCOME TAXES

  Total income tax benefit (expense) for the years ended December 31, 1995, 1994 and 1993 consists of the following:

                      1995                    1994                   1993
              ----------------------  ---------------------  ---------------------
              FEDERAL  STATE  TOTAL   FEDERAL  STATE TOTAL   FEDERAL STATE  TOTAL
Current...... $ (145)  $(82)  $ (227) $ (145)  $ 12  $ (133) $  --   $(21)  $  (21)
Deferred.....  2,569    163    2,732   1,559    205   1,764   1,004   490    1,494
              ------   ----   ------  ------   ----  ------  ------  ----   ------
              $2,424   $ 81   $2,505  $1,414   $217  $1,631  $1,004  $469   $1,473
              ======   ====   ======  ======   ====  ======  ======  ====   ======

  The income tax benefit for the years ended December 31, 1995, 1994 and 1993 differed from the "expected" income tax benefit computed by applying the Federal income tax rate to loss before income taxes, extraordinary item and cumulative effect of accounting changes as a result of the following:

                                                        1995   1994    1993
  Computed "expected" income tax benefit.............. $  850 $1,161  $ 2,782
  Increase (reduction) in benefit resulting from:
    Change in valuation allowance.....................  1,303    (80)  (1,671)
    State and local income taxes, net of Federal in-
     come tax benefit.................................     53    143      310
    Other.............................................    299    407       52
                                                       ------ ------  -------
      Income tax benefit.............................. $2,505 $1,631  $ 1,473
                                                       ====== ======  =======

  The significant components of deferred income tax benefit attributable to loss from continuing operations for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                      1995     1994    1993
  Deferred tax expense (exclusive of the effects of
   other components listed below)..................  $(4,168) $  840  $(4,330)
  Benefit of operating loss carry forward..........    5,087     859    7,495
  Benefit of research and experimentation credits..      365     --       --
  Benefit of alternative minimum tax credit carry
   forward.........................................      145     145      --
  Decrease (increase) in valuation allowance for
   deferred tax assets.............................    1,303     (80)  (1,671)
                                                     -------  ------  -------
                                                     $ 2,732  $1,764  $ 1,494
                                                     =======  ======  =======

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                 1995    1994
   Deferred tax assets:
     Net operating loss carry forwards......................... $23,073 $17,986
     Vacation and incentive pay reserves.......................   1,004   1,548
     Self-insurance reserves...................................   3,753   3,696
     Pension reserve...........................................     --    2,306
     Postretirement benefit reserves...........................   2,472   2,404
     Other.....................................................   3,401   3,158
                                                                ------- -------
       Total gross deferred tax assets.........................  33,703  31,098
     Less valuation allowance..................................   5,068   6,371
                                                                ------- -------
       Net deferred tax assets.................................  28,635  24,727
                                                                ------- -------
   Deferred tax liabilities:
     Book over tax basis of principally fixed assets...........  19,598  20,028
     Prefunded pension.........................................   1,958     --
     Other.....................................................     101     453
                                                                ------- -------
       Total gross deferred tax liabilities....................  21,657  20,481
                                                                ------- -------
       Net deferred tax assets................................. $ 6,978 $ 4,246
                                                                ======= =======

  Net deferred tax assets are classified in the accompanying consolidated balance sheets as follows:

                                                                 1995    1994
   Current--deferred income taxes.............................. $ 2,152 $ 2,141
   Long-term--other assets.....................................   4,826   2,105
                                                                ------- -------
                                                                $ 6,978 $ 4,246
                                                                ======= =======

  The valuation allowance for deferred tax assets as of January 1, 1994 was $6,291. The net change in the total valuation allowance for the years ended December 31, 1995 and 1994 was a decrease of $1,303 and an increase of $80, respectively. At December 31, 1995, PCI has operating loss carry forwards for Federal income tax purposes of approximately $61,000 which are available to offset future Federal taxable income through 2010. In addition, the Company has alternative minimum tax credit carry forwards of approximately $139 which are available to reduce future Federal regular income taxes over an indefinite period and research and experimentation credits of approximately $365 available to reduce future Federal income taxes through 2010.

  Based upon the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1995.

(11) EMPLOYEE BENEFITS

 PENSION PLANS

  PCI maintains a defined benefit pension plan for substantially all salaried employees. In 1993, the plan was amended for eligible employees at work on or after August 31, 1993. Plan benefits are based on all years of continuous service and the employee's compensation during the highest five continuous years of the last ten years of employment, minus a profit-sharing annuity. The profit-sharing annuity is based on the amount of profit-sharing contributions received for 1988 through 1992. Any employee who terminated employment prior to August 31, 1993 is governed by the terms of the plan in effect at the time the termination occurred.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

  PCI maintains a noncontributory defined benefit pension plan for substantially all hourly workers who have attained 21 years of age. Plan benefits are variable by location/contract but are based primarily on years of service and the employee's highest wage classification for twelve consecutive months in the five years prior to retirement. "Normal" retirement is at age 65, with at least five years of continuous service. However, employees may retire as early as age 55 and receive reduced benefits.

  Subject to the limitation on deductibility imposed by Federal income tax laws, PCI's policy has been to contribute funds to the plans annually in amounts required to maintain sufficient plan assets to provide for accrued benefits. Plan assets are held in a master trust and are comprised primarily of common stock, corporate bonds and U.S. Government and government agency obligations.

  The following table sets forth the plans' funded status at December 31, 1995 and 1994 based primarily on January 1, 1995 participant data and plan assets:

                                     1995                          1994
                          ----------------------------  ----------------------------
                          SALARIED   HOURLY    TOTAL    SALARIED   HOURLY    TOTAL
Actuarial present value
 of benefit obligation,
 including vested
 benefits of $29,078 and
 $18,644 in 1995 and
 $25,464 and $14,700 in
 1994 for the salaried
 and hourly plans,
 respectively............ $(30,921) $(21,877) $(52,798) $(26,794) $(16,718) $(43,512)
                          ========  ========  ========  ========  ========  ========
Projected benefit
 obligation (PBO)........  (33,110)  (21,877)  (54,987)  (27,799)  (16,758)  (44,557)
Plan assets, at fair
 value...................   31,082    22,068    53,150    23,806    14,277    38,083
Unrecognized net (gain)
 loss....................    5,206     1,926     7,132     1,800    (1,301)      499
Adjustment to recognize
 minimum liability.......      --        --        --       (171)      --       (171)
Prior service cost not
 yet recognized in net
 periodic pension cost...     (556)      414      (142)     (624)      546       (78)
                          --------  --------  --------  --------  --------  --------
  Prefunded pension asset
   (accrued pension
   liability)............ $  2,622  $  2,531  $  5,153  $ (2,988) $ (3,236) $ (6,224)
                          ========  ========  ========  ========  ========  ========

  Net periodic pension costs included the following components for the years ended December 31, 1995, 1994 and 1993:

                                                         1995     1994    1993
Service cost........................................... $   992  $1,161  $  818
Interest cost..........................................   4,002   3,715   3,713
Return on plan assets..................................  (6,292)  1,916  (4,198)
Net amortization and deferral..........................   2,922  (5,613)    781
Effect of window plan..................................     --      --    2,725
                                                        -------  ------  ------
    Net periodic pension costs......................... $ 1,624  $1,179  $3,839
                                                        =======  ======  ======

  PCI contributions to the plans for the years ended December 31, 1995, 1994 and 1993 were $12,800, $2,585 and $2,075, respectively.

  During 1992, negotiated benefit increases were made for certain hourly plan participants and early retirement (window plan) was accepted by certain salaried plan participants. The effects of these changes were to increase total periodic pension costs by $2,725 in 1993.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

  Assumptions used in the accounting were:

                                                       AS OF DECEMBER 31,
                                                      ------------------------
                                                       1995     1994     1993
   Discount rates....................................    7.5%     9.0%     7.5%
   Rates of increase in compensation levels..........    5.0%     5.0%     5.0%
   Expected long-term rate of return on assets.......    9.5%     9.5%     9.5%

 RETIREMENT THRIFT PLAN

  PCI maintains a defined contribution plan which covers substantially all hourly employees who meet eligibility requirements. Provisions regarding employee and employer contributions and the benefits provided under the plan vary between PCI's manufacturing facilities. PCI's defined contribution plan's expense was $292, $272 and $232 for the years ended December 31, 1995, 1994 and 1993, respectively.

 SAVINGS PLAN

  PCI maintains a contributory defined contribution 401(k) savings plan which covers substantially all nonorganized salaried employees. Employees may contribute up to 12 and 8 percent of pay on a pretax and after-tax basis, respectively. However, the total employee contribution rate may not exceed 15 percent of pay. PCI matches up to 3 percent of employees' pretax contributions. Employees vest in PCI's contributions at 25 percent per year, becoming fully vested after four years of employment. Employees may make withdrawals from the plan prior to attaining age 59 1/2, subject to certain penalties. PCI's savings plan expense was $518, $450 and $445 for the years ended December 31, 1995, 1994 and 1993, respectively.

 UNION BENEFIT PLANS

  PCI contributes to various union pension plans pursuant to its labor agreements. Union benefit plan expense was $1,080, $896 and $783 for the years ended December 31, 1995, 1994 and 1993, respectively.

 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   PCI provides certain health care and life insurance benefits for retired PCI employees. Certain of PCI's hourly and salaried employees became eligible for these benefits when they became eligible for an immediate pension under a formal company pension plan. In 1993, the plan was amended to eliminate health care benefits for employees hired after January 1, 1993.

   PCI's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. Summary information on PCI's plan at December 31, 1995 and 1994 is as follows:

                                                                1995    1994
   Accumulated postretirement benefit obligation:
     Retirees................................................. $3,449  $3,146
     Fully eligible, active plan participants.................  1,219   1,097
     Other active plan participants...........................  1,486   1,197
                                                               ------  ------
                                                                6,154   5,440
   Unrecognized net loss from experience and changes in as-
    sumptions.................................................   (614)    (99)
   Prior service cost in net periodic postretirement benefit
    cost......................................................    432     563
                                                               ------  ------
       Accrued postretirement benefit obligation.............. $5,972  $5,904
                                                               ======  ======

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

  The components of net periodic postretirement benefit cost at December 31, 1995, 1994 and 1993 are as follows:

                                                               1995  1994  1993
   Service cost............................................... $ 52  $ 73  $ 55
   Interest cost..............................................  480   431   588
   Net amortization and deferral..............................  (34)  (57)   67
                                                               ----  ----  ----
   Net periodic postretirement benefit cost................... $498  $447  $710
                                                               ====  ====  ====

  As of December 31, 1995, the discount rate used in determining the APBO was
7.5 percent. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.7 percent for 1995, declining gradually with each succeeding year to an ultimate rate of 5.0 percent beginning in calendar year 2001.

  As of December 31, 1994, the discount rate used in determining the APBO was
9.0 percent. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10.4 percent for 1994, declining gradually with each succeeding year to an ultimate rate of 6.0 percent beginning in calendar year 2001.

  The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $720 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $61.

 POSTEMPLOYMENT BENEFITS

  PCI provides certain postemployment benefits to former and inactive employees, their beneficiaries and covered dependents. These benefits include disability related benefits, continuation of health care benefits and life insurance coverage.

  In 1994, PCI adopted the provisions of the Financial Accounting Standards Board's Statement No. 112, "Employers' Accounting for Postemployment Benefits," which requires employers to recognize the obligation to provide postemployment benefits and an allocation of the cost of those benefits to the periods the employees render service. The cumulative effect of this change in accounting principle of $525 was determined as of January 1, 1994 and is reported separately in the consolidated statement of operations for the year ended December 31, 1994. Additional costs charged to operations for postemployment benefits in 1995 and 1994 were $24 and $29, respectively.

(12) MAJOR CUSTOMERS

  Sales to one customer represented approximately 27 percent, 23 percent and 23 percent of net sales for the years ended December 31, 1995, 1994 and 1993, respectively. Included in accounts receivable are receivables from this customer of $6,947 and $6,521 at December 31, 1995 and 1994, respectively. Another customer represented approximately 11 percent, 12 percent and 12 percent of net sales for each of the years ended December 31, 1995, 1994 and 1993, respectively, and $4,293 and $3,977 of receivables from this customer are included in accounts receivable at December 31, 1995 and 1994, respectively.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

(13) RELATED PARTY TRANSACTIONS

  PCI is charged for services provided to it by Continental Can Company, Inc., the parent corporation of PCI. These costs amounted to $600, $490 and $400 for the years ended December 31, 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, the amount payable to Continental Can Company, Inc. for these costs was $352 and $350, respectively, and is included in other current liabilities in the accompanying consolidated balance sheets.

(14) EXTRAORDINARY ITEM

  In 1995, PCI incurred an extraordinary loss of $230 related to the early extinguishment of a revolving credit facility.

  In 1994, PCI incurred an extraordinary loss of $217 related to the early extinguishment of a portion of the senior secured notes.

(15) CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Financial Accounting Standards Board's Statement No. 107, "Disclosures about Fair Value of Financial Instruments," defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 1995 and 1994, the carrying amount approximates fair value for cash and cash equivalents, investment securities, accounts receivable, accounts payable--trade, notes payable to bank, long-term debt and other current liabilities.

  The carrying amounts of cash, accounts receivable, accounts payable and other current liabilities approximate fair value because of the short maturity of those instruments. The fair value of held-to-maturity investments are based on the quoted market prices at the reporting date for those or similar investments. The fair value of long-term debt is estimated based on rates currently offered to PCI for debt of the same remaining maturities, as advised by PCI's bankers.

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                   CONDENSED AND CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $  1,178      $  1,428
  Accounts receivable, net..........................     31,034        33,068
  Inventories (note 3)..............................     22,395        19,987
  Other current assets..............................      3,396         3,241
                                                       --------      --------
    Total current assets............................     58,003        57,724
Property, plant and equipment, net..................    142,480       141,214
Intangible assets, net..............................      6,652         9,976
Other assets........................................     13,398        10,698
                                                       --------      --------
                                                       $220,533      $219,612
                                                       ========      ========
         LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank.............................   $  9,820      $ 17,018
  Accounts payable--trade...........................     22,567        24,898
  Current portion of long-term obligations..........     17,667           141
  Other current liabilities.........................     21,220        15,423
                                                       --------      --------
    Total current liabilities.......................     71,274        57,480
Long-term obligations...............................     92,363       105,212
Other liabilities...................................     19,919        19,450
                                                       --------      --------
    Total liabilities...............................    183,556       182,142
Stockholders' equity:
  Common stock, $1 par value. Authorized 1,000
   shares; 100 shares issued and outstanding........        --            --
  Additional paid-in capital........................     60,000        60,000
  Retained earnings.................................    (23,023)      (22,530)
                                                       --------      --------
    Total stockholders' equity......................     36,977        37,470
                                                       --------      --------
                                                       $220,533      $219,612
                                                       ========      ========

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

              CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        THREE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1996          1995
Net sales..........................................    $69,214       $68,847
Cost of goods sold.................................     57,592        60,511
                                                       -------       -------
    Gross profit...................................     11,622         8,336
Selling, general and administrative expense........      6,929         7,697
Plant rationalization and realignment (note 4).....        400           --
                                                       -------       -------
    Operating income...............................      4,293           639
Other income (expense):
  Interest income..................................         20            51
  Interest expense.................................     (3,155)       (2,893)
  Loss on disposal of assets.......................       (126)          (41)
                                                       -------       -------
    Total other income (expense)...................     (3,261)       (2,883)
                                                       -------       -------
      Earnings (loss) before income taxes..........      1,032        (2,244)
Income tax benefit.................................        625           206
                                                       -------       -------
      Net earnings (loss)..........................    $ 1,657       $(2,038)
                                                       =======       =======

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1996          1995
Net sales..........................................   $196,232      $213,810
Cost of goods sold.................................    165,777       184,782
                                                      --------      --------
    Gross profit...................................     30,455        29,028
Selling, general and administrative expense........     21,670        22,457
Plant rationalization and realignment (note 4).....      1,500           --
                                                      --------      --------
    Operating income...............................      7,285         6,571
Other income (expense):
  Interest income..................................         74           165
  Interest expense.................................     (9,618)       (8,769)
  Loss on disposal of assets.......................       (125)          (81)
                                                      --------      --------
   Total other income (expense)....................     (9,669)       (8,685)
                                                      --------      --------
    Loss before income taxes.......................     (2,384)       (2,114)
Income tax benefit.................................      1,891           298
                                                      --------      --------
  Net loss.........................................   $   (493)     $ (1,816)
                                                      ========      ========

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

              CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        NINE MONTHS ENDED
                                                   ---------------------------
                                                   SEPTEMBER 30, SEPTEMBER 30,
                                                       1996          1995
Cash flows from operating activities:
  Net loss........................................   $   (493)     $ (1,816)
  Adjustments:
   Depreciation and amortization..................     17,878        18,165
   Loss on disposal of assets.....................        125            81
   Changes in assets and liabilities..............      2,986        11,570
                                                     --------      --------
    Net cash provided by operating activities.....     20,496        28,000
                                                     --------      --------
Cash flows from investing activities:
  Change in investments, net......................         71             5
  Proceeds from disposal of assets................        146           341
  Purchases of property, plant and equipment......    (18,442)      (24,002)
                                                     --------      --------
    Net cash used in investing activities.........    (18,225)      (23,656)
                                                     --------      --------
Cash flows from financing activities:
  Repayments of notes payable.....................     (7,198)          --
  Additions to long-term obligations..............      5,100           --
  Repayments of long-term obligations.............       (423)          --
                                                     --------      --------
    Net cash used in financing activities.........     (2,521)          --
                                                     --------      --------
Net increase (decrease) in cash and cash equiva-
 lents............................................       (250)        4,344
Cash and cash equivalents--beginning..............      1,428         2,745
                                                     --------      --------
Cash and cash equivalents--ending.................   $  1,178      $  7,089
                                                     ========      ========
Supplemental disclosure of cash flow information:
  Interest paid...................................   $  6,620      $  5,868
  Income taxes paid...............................          8           285
                                                     ========      ========

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

           NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                (IN THOUSANDS)

(1) BASIS OF PRESENTATION

  The accompanying condensed and consolidated financial statements include Plastic Containers, Inc. (the "Company" or "PCI") and its wholly-owned subsidiaries, Continental Plastic Containers, Inc. ("CPC") and Continental Caribbean Containers, Inc. ("Caribbean") (collectively, the "Continental Plastic Container Companies"). All significant intercompany transactions have been eliminated in the consolidated financial statements.

  The condensed and consolidated financial statements are unaudited and reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed and consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Form 10-K for the year ended December 31, 1995.

  Separate financial statements of CPC and Caribbean are not included because both such companies are fully and unconditionally liable as well as jointly and severally liable with respect to the senior secured notes issued by PCI, and because aggregate assets, liabilities, earnings and equity of CPC and Caribbean are substantially equivalent to the assets, liabilities, earnings and equity of PCI on a consolidated basis.

(2) RECLASSIFICATIONS

  Certain 1995 balances have been reclassified to conform to the 1996 presentation.

(3) INVENTORIES

  Major classes of inventories at September 30, 1996 and December 31, 1995 consist of the following:

                                                    SEPT. 30, 1996 DEC. 31, 1995
      Raw materials................................    $10,583        $ 9,339
      Finished goods...............................     12,307         10,882
                                                       -------        -------
                                                        22,890         20,221
      LIFO reserve.................................     (2,025)        (2,025)
                                                       -------        -------
                                                        20,865         18,196
      Repair parts and supplies....................      1,530          1,791
                                                       -------        -------
                                                       $22,395        $19,987
                                                       =======        =======

(4) PLANT RATIONALIZATION AND REALIGNMENT

  The Company recorded charges of $1,100 and $400 in the second and third quarters of 1996, respectively, in connection with plans to consolidate certain manufacturing operations, reduce operating costs and better position itself to achieve its corporate objectives. The charges reflect primarily severance costs from workforce reductions. The Company expects to incur additional charges in the fourth quarter resulting from the write-down of excess equipment, employee relocation costs, and other incremental cost of transferring production from closing to continuing plants. Such additional accruals are expected to be approximately $5,000.

  As of September 30, 1996, approximately $700 has been paid in connection with these actions. The actions are expected to be completed by the end of the first quarter of 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PLASTIC CONTAINERS, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Available Information....................................................   2
Summary..................................................................   3
Risk Factors.............................................................  10
The Refinancing..........................................................  12
Use of Proceeds..........................................................  13
The Exchange Offer.......................................................  14
Capitalization...........................................................  20
Unaudited Pro Forma Data.................................................  21
Selected Historical and Pro Forma Financial Data.........................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  32
Management...............................................................  40
Management Compensation..................................................  41
Ownership of PCI.........................................................  43
Description of the Revolving Credit Facility.............................  44
Description of Senior Secured Notes......................................  45
Registration Rights......................................................  70
Certain Tax Consequences.................................................  71
Plan of Distribution.....................................................  71
Legal Matters............................................................  72
Experts..................................................................  72
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $125,000,000

                                    [LOGO]

                           PLASTIC CONTAINERS, INC.


                  10% SENIOR SECURED NOTES DUE 2006, SERIES B


                         -----------------------------

                                EXCHANGE OFFER

                         -----------------------------


                                         , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subsection 145(a) of the General Corporation Law of the State of Delaware (the "Law") provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Subsection 145(b) of the Law provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Any indemnification under subsections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  The indemnification provided by, or granted pursuant to, Section 145 of the Law is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  Subsection 145(g) of the Law provides, in general, that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Law.

  Section 7 of the Amended and Restated Certificate of Incorporation of Plastic Containers, Inc. ("PCI") and Article VIII of the Amended and Restated By-Laws of each of PCI, Continental Plastic Containers, Inc. ("CPC") and Continental Caribbean Containers, Inc. ("Caribbean") provide that each of them will indemnify its directors and officers to the fullest extent permitted by law, except in the case of willful misconduct.

  Under insurance policies the premiums of which are paid by PCI, directors and officers of PCI, CPC and Caribbean are insured against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

  The index to exhibits appears immediately following the signature pages of this Registration Statement.

  (B) FINANCIAL STATEMENT SCHEDULES

  The report of KPMG Peat Marwick LLP on the following financial statement schedule is included in its consent being filed as Exhibit 23.1 to this Registration Statement.

                                  SCHEDULE II

                   PLASTIC CONTAINERS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                (000'S OMITTED)

                                    BALANCE AT                          BALANCE
                                    BEGINNING                           AT END
  DESCRIPTION                       OF PERIOD  ADDITIONS   DEDUCTIONS  OF PERIOD
  -----------                       ---------- ---------   ----------  ---------
December 31, 1993:
  LIFO reserve.....................   $ (112)      (63)(2)     --         (175)
                                      ======     =====       =====       =====
                                                               381(3)
  Allowance for doubtful accounts
   and accrued rebates.............   $  451       486 (5)      34(4)      522
                                      ======     =====       =====       =====
December 31, 1994:
  LIFO reserve.....................   $ (175)    4,099 (2)     --        3,924
                                      ======     =====       =====       =====
                                                               492(3)
  Allowance for doubtful accounts
   and accrued rebates.............   $  522     2,288 (5)      30(4)    2,288
                                      ======     =====       =====       =====
December 31, 1995:                                             704(1)
  LIFO reserve.....................   $3,924       --        1,195(2)    2,025
                                      ======     =====       =====       =====
                                                               771(3)
  Allowance for doubtful accounts
   and accrued rebates.............   $2,288       213 (5)     228(4)    1,502
                                      ======     =====       =====       =====

---------------------
(1) Credited to cost of sales--reduction in inventory quantities.
(2) Charged/credited to costs--inventory repricing.
(3) Payments to customers.
(4) Specific write-off of receivable or recovery of previously doubtful receivable.
(5) Charged to expense--accruals for customer rebates and doubtful receivables.

  (C) REPORT, OPINION OR APPRAISAL

  None.

ITEM 22. UNDERTAKINGS.

  (1) The undersigned Registrants hereby undertake:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrants undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (3) The Registrants undertake that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (6) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Syosset, State of New York, on the 17th day of January, 1997.

                                          Plastic Containers, Inc.

                                                      /s/ Abdo Yazgi
                                          By:__________________________________
                                                        ABDO YAZGI
                                               VICE PRESIDENT, SECRETARY AND
                                                         TREASURER

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes Abdo Yazgi, Jay
W. Hereford and Vincent Monte-Sano, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

                               ----------------

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed on January 17, 1997, by the following persons in the capacities indicated.

                  SIGNATURES                            TITLE

             /s/ Donald J. Bainton              Chairman of the Board,
     -------------------------------------       President and Chief
               DONALD J. BAINTON                 Executive Officer
                                                 (Principal Executive
                                                 Officer) and Director

                /s/ Abdo Yazgi                  Vice President,
     -------------------------------------       Secretary and
                  ABDO YAZGI                     Treasurer (Principal
                                                 Financial and
                                                 Accounting Officer)
                                                 and Director

                                                Director
     -------------------------------------
               JOSE LUIS ZAPATA

           /s/ Charles F. DiGiovanna            Director
     -------------------------------------
             CHARLES F. DIGIOVANNA

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwalk, State of Connecticut, on the 17th day of January, 1997.

                                          CONTINENTAL PLASTIC CONTAINERS, INC.

                                                      /s/ Abdo Yazgi
                                          By: _________________________________
                                               ABDO YAZGI VICE PRESIDENT AND
                                                         SECRETARY

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes Abdo Yazgi, Jay
W. Hereford and Vincent Monte-Sano, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

                               ----------------

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed on January 17, 1997, by the following persons in the capacities indicated.

               SIGNATURES                             TITLE

        /s/ Charles F. DiGiovanna           President and Chief
  -------------------------------------      Executive Officer
          CHARLES F. DIGIOVANNA              (Principal Executive
                                             Officer) and Director

           /s/ Jay W. Hereford              Vice President, Treasurer
  -------------------------------------      and Chief Financial Officer
             JAY W. HEREFORD                 (Principal Financial and
                                             Accounting Officer)

          /s/ Donald J. Bainton             Chairman of the Board and
  -------------------------------------      Director
            DONALD J. BAINTON

             /s/ Abdo Yazgi                 Director
  -------------------------------------
               ABDO YAZGI

                                            Director
  -------------------------------------
            JOSE LUIS ZAPATA

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwalk, State of Connecticut, on the 17th day of January, 1997.

                                       CONTINENTAL CARIBBEAN CONTAINERS, INC.

                                                     /s/ Abdo Yazgi
                                       By___________________________________
                                              ABDO YAZGI VICE PRESIDENT AND
                                                        SECRETARY

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes Abdo Yazgi, Jay
W. Hereford and Vincent Monte-Sano, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

                               ----------------

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed on January 17, 1997, by the following persons in the capacities indicated.

             SIGNATURES                        TITLE

      /s/ Charles F. DiGiovanna        President and Chief
-------------------------------------   Executive Officer
        CHARLES F. DIGIOVANNA           (Principal Executive
                                        Officer) and Director

         /s/ Jay W. Hereford           Vice President,
-------------------------------------   Treasurer and Chief
           JAY W. HEREFORD              Financial Officer
                                        (Principal Financial
                                        and Accounting Officer)

        /s/ Donald J. Bainton          Chairman of the Board
-------------------------------------   and Director
          DONALD J. BAINTON

           /s/ Abdo Yazgi              Director
-------------------------------------
             ABDO YAZGI

                                       Director
-------------------------------------
          JOSE LUIS ZAPATA

                               INDEX TO EXHIBITS

  EXHIBIT
   NUMBER                                 EXHIBIT
  -------                                 -------
   3.1(a)   --Amended and Restated Certificate of Incorporation of PCI, filed as Exhibit 3.1 to the Registrant's Registration Statement on Form
             S-1, Registration No. 33-45879 (the "S-1 Registration Statement"),
             and incorporated herein by reference.
   3.1(b)   --Certificate of Incorporation of CPC, filed as Exhibit 3.3 to the
             S-1 Registration Statement and incorporated herein by reference.
   3.1(c)   --Certificate of Incorporation of Caribbean, filed as Exhibit 3.5 to the S-1 Registration Statement and incorporated herein by reference.
   3.2(a)   --Amended and Restated By-Laws of PCI, filed as Exhibit 3.2 to the
             S-1 Registration Statement and incorporated herein by reference.
   3.2(b)   --Amended and Restated By-Laws of CPC, filed as Exhibit 3.4 to the
             S-1 Registration Statement and incorporated herein by reference.
   3.2(c)   --Amended and Restated By-Laws of Caribbean, filed as Exhibit 3.6 to the S-1 Registration Statement and incorporated herein by reference.
   4.1      --Indenture dated as of December 17, 1996, among PCI, as Issuer,
             CPC and Caribbean, as Guarantors, and United States Trust Company
             of New York, as Trustee, providing for 10%
             Senior Secured Notes due 2006, Series A and Series B (including the definitive forms of the Notes).
   4.2      --Registration Rights Agreement dated as of December 17, 1996, by and among PCI, CPC and Caribbean, and Donaldson, Lufkin & Jenrette
             Securities Corporation, Lehman Brothers Inc. and Societe Generale
             Securities Corporation.
            --Note: The Registrants hereby agree to provide the Commission, upon request, copies of such instruments defining the rights of holders of long-term debt of the Registrants and their
             subsidiaries as are specified in Item 601(b)(4)(iii)(A) of
             Regulation S-K.
   5        --Opinion of Carter, Ledyard & Milburn with respect to the securities being registered hereunder.
   8        --Opinion of Carter, Ledyard & Milburn with respect to the description of certain Federal income tax matters in the
             Prospectus included herein.
  10.1      --Amended and Restated Financing Agreement dated December 17, 1996, between The CIT Group/Business Credit, Inc. (as Lender) and PCI
             (as Borrower).
  10.2      --Master Lease Agreement, dated as of May 20, 1994, between General
             Electric Capital Corporation and CPC.
  10.3      --Schedules A-1 through A-6, each dated December 17, 1986, to the
             Master Lease Agreement (Exhibit 10.2).
  10.4      --Corporate Guaranty dated May 20, 1994, from PCI to General
             Electric Capital Corporation, and Amendments Nos. 1 and 2 thereto, both made as of December 17, 1996.
  10.5      --Stock Purchase Agreement dated September 10, 1992, among
             Continental Can Company, Inc., PCI, Merrywood, Inc. and Plaza
             Limited.
  12        --Statement regarding computation of ratios of earnings to fixed charges.
  21        --Subsidiaries of the Registrants.
  23.1      --Consent of KPMG Peat Marwick LLP.
  23.2      --Consent of Carter, Ledyard & Milburn (included in Exhibits 5 and
             8).
  24        --Powers of Attorney (included in the signature pages of this
             Registration Statement).
  25        --Form T-1 Statement of Eligibility of United States Trust Company
             of New York under the Trust Indenture Act of 1939.

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

   EXHIBIT
    NUMBER                                EXHIBIT
   -------                                -------
   99.1       --Form of Letter of Transmittal.
   99.2       --Form of Letter to Securities Brokers and Dealers, Commercial
               Banks, Trust Companies and Other Nominees.
   99.3       --Form of Letter to Clients.

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